EXHIBIT 4.28

U.S.$437,500,000

MXP4,773,282,950

CREDIT AGREEMENT

among

CEMEX, S.A.B. de C.V.,

as Borrower

and

CEMEX MÉXICO, S.A. de C.V.,

as Guarantor

and

CEMEX CONCRETOS, S.A. de C.V.,

as Guarantor

and

The Several Lenders Party Hereto,

as Lenders

and

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA

BANCOMER,

as Administrative Agent

and

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA

BANCOMER,

CITIGROUP GLOBAL MARKETS INC.,

HSBC SECURITIES (USA) INC.,

SANTANDER INVESTMENT SECURITIES INC., AND

THE ROYAL BANK OF SCOTLAND PLC

as Joint Arrangers and Joint Bookrunners

Dated as of January 27, 2009

- i -

Continued

5.18.	Aggregate Exposure	40
5.19.	Pension and Welfare Plans	40
5.20.	Environmental Matters	41
5.21.	Margin Regulations	42
5.22.	No Material Adverse Change	42
5.23.	Solvency	42

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS	42

6.01.	Corporate Existence and Power	42
6.02.	Power and Authority; Enforceable Obligations	42
6.03.	Compliance with Law and Other Instruments	43
6.04.	Consents/Approvals	43
6.05.	Litigation; Material Adverse Effect	43
6.06.	No Immunity	43
6.07.	Governmental Regulations	43
6.08.	Direct Obligations; Pari Passu	43
6.09.	No Recordation Necessary	44
6.10.	Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity	44

ARTICLE VII	AFFIRMATIVE COVENANTS	44

7.01.	Financial Reports and Other Information	44
7.02.	Notice of Default and Litigation	45
7.03.	Compliance with Laws and Contractual Obligations, Etc.	45
7.04.	Payment of Obligations	45
7.05.	Maintenance of Insurance	46
7.06.	Conduct of Business and Preservation of Corporate Existence	46
7.07.	Books and Records	46
7.08.	Maintenance of Properties, Etc	46
7.09.	Use of Proceeds	46
7.10.	Pari Passu Ranking	46
7.11.	Transactions with Affiliates	47
7.12.	Maintenance of Governmental Approvals	47
7.13.	Inspection of Property	47

ARTICLE VIII	NEGATIVE COVENANTS	47

8.01.	Financial Conditions	47
8.02.	Liens	48
8.03.	Consolidations and Mergers	50
8.04.	Sales of Assets, Etc	50
8.05.	Change in Nature of Business	51
8.06.	Margin Regulations	51
8.07.	Limitation on Indebtedness	51

ARTICLE IX	OBLIGATIONS OF GUARANTORS	52

9.01.	The Guaranty	52
9.02.	Nature of Liability	52
9.03.	Unconditional Obligations	52
9.04.	Independent Obligation	52
9.05.	Waiver of Notices	53
9.06.	Waiver of Defenses	53
9.07.	Bankruptcy and Related Matters	54

- ii -

Continued

9.08.	No Subrogation	55
9.09.	Right of Contribution	55
9.10.	General Limitation on Guaranty	55
9.11.	Covenants of the Guarantors	55

ARTICLE X	EVENTS OF DEFAULT	56

10.01.	Events of Default	56
10.02.	Remedies	58
10.03.	Notice of Default	58
10.04.	Default Interest	58
10.05.	Remedies Independent	58

ARTICLE XI	THE ADMINISTRATIVE AGENT	58

11.01.	Appointment and Authorization	58
11.02.	Delegation of Duties	59
11.03.	Liability of Administrative Agent	59
11.04.	Reliance by Administrative Agent	59
11.05.	Notice of Default	60
11.06.	Credit Decision	60
11.07.	Indemnification	60
11.08.	Administrative Agent in Individual Capacity	61
11.09.	Successor Administrative Agent	61

ARTICLE XII	THE JOINT ARRANGERS	62

12.01.	The Joint Arrangers	62
12.02.	Liability of Joint Arrangers	62
12.03.	Joint Arrangers in their respective Individual Capacities	62
12.04.	Credit Decision	62

ARTICLE XIII	MISCELLANEOUS	63

13.01.	Notices	63
13.02.	Amendments and Waivers	63
13.03.	No Waiver; Cumulative Remedies	64
13.04.	Payment of Expenses, Etc.	64
13.05.	Indemnification	64
13.06.	Successors and Assigns	65
13.07.	Right of Set-off	67
13.08.	Confidentiality	67
13.09.	Use of English Language	67
13.10.	GOVERNING LAW	67
13.11.	Submission to Jurisdiction	67
13.12.	Appointment of Agent for Service of Process.	68
13.13.	Waiver of Sovereign Immunity	69
13.14.	Judgment Currency	69
13.15.	Counterparts	69
13.16.	USA PATRIOT Act	69
13.17.	Severability	70
13.18.	Survival of Agreements and Representations	70

- iii -

Continued

SCHEDULES

Schedule 1.01(a)	—	Commitments

Schedule 1.01(b)	—	Lending Offices

Schedule 1.01(c)	—	Notice Details

Schedule 1.01(d)	—	Existing Qualified Receivables Transactions

Schedule 1.01(e)	—	Existing Bilateral Facilities

Schedule 2.01(h)(i)	—	Specified Financings

Schedule 4.01(l)	—	Derivatives Agreements

Schedule 5.06	—	Litigation

Schedule 5.10	—	Material Subsidiaries

Schedule 8.02(e)	—	Liens

EXHIBITS

Exhibit A1	—	Form of Tranche A Note

Exhibit A2	—	Form of Tranche B Note

Exhibit B	—	Notice of Borrowing

Exhibit C	—	Form of Notice of Extension/Conversion

Exhibit D	—	Form of Assignment and Assumption Agreement

Exhibit E	—	Form of Opinion of New York Counsel to the Borrower and the Guarantors

Exhibit F	—	Form of Opinion of Mexican Counsel to the Borrower and the Guarantors

- iv -

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of January 27, 2009 among CEMEX, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing pursuant to the laws of the United Mexican States (the “Borrower”), CEMEX MÉXICO, S.A. de C.V., a sociedad anónima de capital variable organized and existing pursuant to the laws of the United Mexican States, CEMEX CONCRETOS, S.A. de C.V., a sociedad anónima de capital variable organized and existing pursuant to the laws of the United Mexican States (each a “Guarantor” and together, the “Guarantors”), the several Lenders party hereto, BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER, as Administrative Agent, and BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER, CITIGROUP GLOBAL MARKETS INC., HSBC SECURITIES (USA) INC., SANTANDER INVESTMENT SECURITIES INC., AND THE ROYAL BANK OF SCOTLAND PLC, each a Joint Arranger and Joint Bookrunner.

RECITALS

WHEREAS, the Borrower desires that the Lenders extend an unsecured multi-currency term loan facility to the Borrower to fund the repayment of certain indebtedness of the Borrower with the Lenders;

WHEREAS, the Guarantors are willing to guaranty all of the Obligations of the Borrower.

NOW, THEREFORE, each of the Parties hereto hereby agrees as follows:

ARTICLE I

DEFINITIONS

1.01. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2009 Amortization” has the meaning specified in Section 2.01(f)(i).

“2010 Amortization” has the meaning specified in Section 2.01(f)(i).

“Acquired Debt” means, with respect to any specified Person, Debt of any other Person existing at the time such Person becomes a Subsidiary of such specified Person or assumed in connection with the acquisition of assets from such Person.

“Acquired Subsidiary” means any Subsidiary acquired by the Borrower or any other Subsidiary after the date hereof in an Acquisition, and any Subsidiaries of such Acquired Subsidiary on the date of such Acquisition.

“Acquiring Subsidiary” means any Subsidiary of the Borrower or any one of its Subsidiaries solely for the purpose of participating as the acquiring party in any Acquisition, and any Subsidiaries of such Acquiring Subsidiary acquired in such Acquisition.

“Acquisition” means any merger, consolidation, acquisition or lease of assets, acquisition of securities or business combination or acquisition, or any two or more of such transactions, if upon the completion of such transaction or transactions, the Borrower or any Subsidiary thereof has acquired an interest in assets comprising all or substantially all of an operating unit, division or line of business or in any Person who is deemed to be a Subsidiary under this Agreement and was not a Subsidiary prior thereto.

“Adjusted Consolidated Net Tangible Assets” means, with respect to any Person, the total assets of such Person and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves), including any write-ups or restatements required under Mexican FRS (other than with respect to items referred to in clause (ii) below), after deducting therefrom (i) all current liabilities of such Person and its Subsidiaries (excluding the current portion of long-term debt) and (ii) all goodwill, trade names, trademarks, licenses, concessions, patents, unamortized debt discount and expense and other intangibles, all as determined on a consolidated basis in accordance with Mexican FRS.

“Administrative Agency Fee Letter” means the fee letter entered into by the Administrative Agent and the Borrower dated December 17, 2008.

“Administrative Agent” means BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, in its capacity as administrative agent for the Lenders, and its successors in such capacity.

“Administrative Agent’s Mexico Account” means account number: 2277-00007-9, held with Banco de México, with BBVA Bancomer, S.A. as beneficiary, or such other account as the Administrative Agent may designate.

“Administrative Agent’s New York Account” means account number: 400001942, account name: BBVA Bancomer, S.A. Mexico D.F., ABA number: 021 000 021, held with JP Morgan Chase, New York, 270 Park Avenue, New York 10017, USA, Attn: Concepción Zúñiga, or such other account as the Administrative Agent may designate.

“Affected Lender” has the meaning specified in Section 3.09(a).

“Affiliate” means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.

“Aggregate Committed Amount” means the Aggregate Tranche A Committed Amount, and the Aggregate Tranche B Committed Amount.

“Aggregate Exposure” means the Tranche A Aggregate Exposure and the Tranche B Aggregate Exposure.

“Aggregate Tranche A Committed Amount” means the aggregate amount of all of the Tranche A Commitments.

“Aggregate Tranche B Committed Amount” means the aggregate amount of all of the Tranche B Commitments.

“Agreement” means this Credit Agreement, as the same may hereafter be amended, supplemented or otherwise modified from time to time.

“Applicable GAAP” means, with respect to any Person, Mexican FRS or other generally accepted accounting principles required to be applied to such Person in the jurisdiction of its incorporation or organization, and used in preparing such Person’s financial statements.

“Applicable Margin” means at any date, the applicable margin set forth below:

Applicable Margin
Base Rate Loans	LIBOR Loans	Mexican-Rate Loans
3.00%	3.00%	2.50%

“Asset Sales” means the Disposition by the Borrower or any of its Subsidiaries of any asset or property of the Borrower or any Subsidiary.

“Asset Swap Transaction” means a Disposition by the Borrower or any of its Subsidiaries of any asset, property or cash consideration in exchange for assets, property or cash consideration which relate to the business of the CEMEX Group.

“Assignee” has the meaning specified in Section 13.06(b).

“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form of Exhibit D.

“Base Rate” means, for any day, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1/2% per annum, in each case as in effect for such day. Any change in the Prime Rate announced by the Reference Banks shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan made or maintained at a rate of interest calculated with reference to the Base Rate.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means the aggregate amount of Loans hereunder to be made to the Borrower pursuant to Article II on the Disbursement Date by the Lenders.

“Borrowing Request” means a Notice of Borrowing.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City or Mexico City are authorized or required by law to close and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market, and, if such day relates to any Mexican-Rate Loan or the Exchange Rate, means any such day on which dealings in Pesos deposits are conducted by and between banks in the Mexican interbank market.

“Capital Expenditure” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with Mexican FRS and (b) any Capital Leases incurred by the Borrower and its Subsidiaries during such period.

“Capital Lease” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under Mexican FRS and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with Mexican FRS.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designed) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“CCP” has the meaning specified in Section 3.07(b).

“CEMEX España 2009 Facility” means that certain loan facility to be dated on or about the date of this Agreement, among CEMEX España S.A. as borrower, CEMEX Inc. and CEMEX Australia Holdings Pty Ltd. as guarantors, the several lenders party thereto and The Royal Bank of Scotland plc as administrative agent.

“CEMEX España Tranche B Extension” means that on or before January 31, 2009, lenders under the CEMEX España Tranche B Facility agree to extend, to a maturity date on or after December 5, 2010, the loans outstanding under such facility.

“CEMEX España Tranche B Facility” means tranche B of that certain U.S.$9,000,000,000 acquisition facilities agreement dated 6 December 2006, as amended from time to time, between CEMEX España, S.A., as borrower, Citigroup Global Markets Limited, The Royal Bank of Scotland PLC and Banco Bilbao Vizcaya Argentaria, S.A. as mandated lead arrangers and joint bookrunners, the lenders party thereto and The Royal Bank of Scotland PLC as agent.

“CEMEX España Group” means CEMEX España, S.A. and its consolidated subsidiaries.

“CEMEX Group” means the Borrower and its consolidated Subsidiaries.

“Cetes Rate” has the meaning specified in Section 3.07(b).

“Commitment” means a Tranche A Commitment and, as the case may be, a Tranche B Commitment.

“Commitment Percentage” means a Tranche A Commitment Percentage and, as the case may be, a Tranche B Commitment Percentage.

“Commitment Period” means the period from and including the Effective Date to but excluding the earlier of (i) January 31, 2009, or (ii) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

“Confidential Information” means information that the Borrower or a Guarantor furnishes to the Administrative Agent, the Joint Arrangers or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or the Joint Arrangers or such Lender from a source other than the Borrower or a Guarantor that is not, to the best of the Administrative Agent’s, the Joint Arrangers’ or such Lender’s knowledge, acting in violation of a confidentiality agreement with the Borrower or Guarantor or any other Person.

“Consolidated” refers to the consolidation of accounts in accordance with Mexican FRS.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period and (b) to the extent not included in (a) above, payments during such period in respect of the financing costs of financial derivatives in the form of equity swaps.

“Consolidated Fixed Charge Coverage Ratio” means, for any Reference Period, the ratio of (a) EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Interest Expense” means, for any period, the total gross interest expense of the Borrower and its consolidated Subsidiaries allocable to such period in accordance with Mexican FRS.

“Consolidated Net Debt” means, at any date, the sum (without duplication) of (a) the aggregate amount of all Debt of the Borrower and its Subsidiaries at such date, plus (b) to the extent not included in Debt, the aggregate amount of all derivative financing in the form of equity swaps outstanding at such date (except to the extent such exposure is cash collateralized) minus (c) all Temporary Investments (for the avoidance of doubt, net of any amounts pledged as cash collateral) of the Borrower and its Subsidiaries at such date.

“Consolidated Net Debt / EBITDA Ratio” means, on any date of determination, the ratio of (a) Consolidated Net Debt on such date to (b) EBITDA for the one (1) year period ending on such date (subject to adjustment as set forth in the definition of “EBITDA”).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any indenture, mortgage, deed of trust, loan agreement or other agreement to which such Person is a party or by which it or any of its property or assets is bound.

“Credit Party” means any of the Borrower or the Guarantors.

“Debt” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all Debt of others secured by a Lien on any asset of such Person, up to the value of such asset, as recorded in such Person’s most recent balance sheet, (vi) all obligations of such Person with respect to product invoices incurred in connection with export financing, (vii) all obligations of such Person under repurchase agreements for the stock issued by such Person or another Person and (viii) all Guarantees of such Person in respect of any of the foregoing. For the avoidance of doubt, Debt does not include Derivatives or Qualified Receivables Transactions. With respect to the Borrower and its Subsidiaries, the aggregate amount of Debt outstanding shall be adjusted by the Value of Debt Currency Derivatives solely for the purposes of calculating the Consolidated Net Debt / EBITDA Ratio. If the Value of Debt Currency Derivatives is a positive mark-to-market valuation for the Borrower and its Subsidiaries, then Debt shall decrease accordingly, and if the Value of Debt Currency Derivatives is a negative mark-to-market valuation for the Borrower and its Subsidiaries, then Debt shall increase by the absolute value thereof.

“Debt Currency Derivatives” means derivatives of the Borrower and its subsidiaries related to currency entered into for the purposes of hedging exposures under outstanding Debt of the Borrower and its subsidiaries, including but not limited to cross-currency swaps and currency forwards.

“Default” means any condition, event or circumstance which, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” has the meaning specified in Section 2.01(d).

“Derivatives” means any type of derivative obligations, including but not limited to equity forwards, capital hedges, cross-currency swaps, currency forwards, interest rate swaps and swaptions.

“Disbursement Date” means a single Business Day during the Commitment Period on which the Loans are made by the Lenders pursuant to Section 2.01(a).

“Discontinued EBITDA” means, for any period, the sum for Discontinued Operations of (a) operating income (utilidad de operación), (b) cash interest income and (c) depreciation and amortization expense, in each case determined in accordance with Mexican FRS consistently applied for such period.

“Discontinued Operations” means operations that are accounted for as discontinued operations pursuant to Mexican FRS for which the Disposition of such assets has not yet occurred.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Amount” shall mean, at any time with respect to any Loan, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount of Pesos or an amount denominated in Pesos, the equivalent amount thereof in Dollars as determined by the Administrative Agent on the basis of the Exchange Rate as of the most recent Revaluation Date for the purchase of Dollars with Pesos.

“Dollars”, “$” and “U.S.$” each means the lawful currency of the United States.

“EBITDA” means, for any period, the sum for the Borrower and its Subsidiaries, determined on a consolidated basis of (a) operating income (utilidad de operación), (b) cash interest income and (c) depreciation and amortization expense, in each case determined in accordance with Mexican FRS, subject to the adjustments herein, consistently applied for such period and adjusted for Discontinued EBITDA as follows: if the amount of Discontinued EBITDA is a positive amount, then EBITDA shall increase by such amount, and if the amount of Discontinued EBITDA is a negative amount, then EBITDA shall decrease by the absolute value of such amount. For the purposes of calculating EBITDA for any applicable period pursuant to any determination of the Consolidated Net Debt / EBITDA Ratio (but not the Consolidated Fixed Charge Coverage Ratio): (A) (i) if at any time during such applicable period the Borrower or any of its Subsidiaries shall have made any Material Disposition, the EBITDA for such applicable period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such applicable period (but when the Material Disposition is by way of lease, income received by the Borrower or any of its Subsidiaries under such lease shall be included in EBITDA) and (ii) if at any time during such applicable period the Borrower or any of its Subsidiaries shall have made any Material Acquisition, EBITDA for such applicable period shall be calculated after giving pro forma effect thereto (including the incurrence or assumption of any Debt) as if such Material Acquisition had occurred on the first day of such applicable period. Additionally, if since the beginning of such applicable period any Person that subsequently shall have become a Subsidiary or was merged or consolidated with the Borrower or any of its Subsidiaries as a result of a Material Acquisition occurring during such applicable period shall have made any Disposition or Acquisition of property that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Borrower or any of its Subsidiaries during such applicable period, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Disposition or Acquisition had occurred on the first day of such applicable period; and (B) all EBITDA for each applicable period ending on or after December 31, 2008 will be recalculated by multiplying each month’s EBITDA by the Ending Exchange Rate and dividing the amount obtained thereto by the exchange rate used by the Borrower in preparation of its monthly financial statements in accordance with Mexican FRS to convert U.S.$ into Pesos (such recalculated EBITDA being the “Recalculated EBITDA”), provided that, the Required Lenders shall have the option, with respect to any Reference Period ending after December 31, 2009, to discontinue the incorporation of Recalculated EBITDA into the Consolidated Net Debt/EBITDA Ratio (the “Discontinue Option”). The Required Lenders may exercise the Discontinue Option upon notice to the Administrative Agent, who shall, acting upon the instructions of the Required Lenders, notify the Borrower of such exercise in writing (the “Notice of Discontinuance”) at least thirty (30) days prior to the end of the Reference Period. Subject to the foregoing notice requirements, such Discontinue Option shall be effective for each Reference Period ending after the date of such Notice of Discontinuance to the Borrower as set forth herein.

“Effective Date” has the meaning specified in Section 4.01.

“Ending Exchange Rate” means the exchange rate at the end of a Reference Period for converting U.S.$ into Pesos, used by the Borrower and its auditors in preparation of the Borrower’s financial statements in accordance with Mexican FRS.

“Environmental Action” means any audit procedure, action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, technical standard (norma técnica or norma oficial Mexicana), code, order, judgment, decree or judicial agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group that includes the Borrower and that is treated as a single employer under Sections 414(b) or (c) of the U.S. Internal Revenue Code.

“Event of Default” has the meaning specified in Section 10.01.

“Exchange Rate” shall mean as of any date, the Peso/Dollar exchange rate published by Banco de México in the Diario Oficial de la Federación as the rate “para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana” on the Business Day immediately prior to the relevant calculation date to be in effect on such calculation date; provided that if Banco de México ceases to publish such exchange rate, the Exchange Rate shall equal the Peso/Dollar average exchange rates published by Banco Nacional de México, S.A., BBVA Bancomer, S.A., and Banco Santander (México), S.A. at the close of business on the Business Day immediately prior to the relevant calculation date (i.e., twenty-four (24) hours forward), to be in effect on such calculation date.

“Excluded Asset Sales” means, the Disposition of (a) inventory, trade receivables and assets no longer required for the business of the relevant CEMEX Group company; (b) assets in the ordinary course of trading (including, but not limited to, the Disposition of cash equivalents, Dispositions resulting from lawsuits or similar proceedings, Disposition of leases in the ordinary course of business and the Disposition of inventory); (c) assets located in Hungary or Austria or owned or operated by companies within the CEMEX España Group who are located in Hungary or Austria; (d) any assets pursuant to a Qualified Receivables Transaction up to an aggregate amount equal to the aggregate amount, in U.S.$, set forth in Schedule 1.01(d); (e) assets of one CEMEX Group company to another CEMEX Group company; (f) assets by way of an Asset Swap Transaction or other similar arrangement, provided that, if any Asset Swap Transaction is made for partial cash consideration, the amount of such cash consideration shall not form part of the Excluded Asset Sales, and shall be applied as cash proceeds in prepayment of the Loans in accordance with Section 2.01(h); (g) marketable securities; and (h) any assets or shares where the proceeds from such Disposition are equal to or less than an aggregate principal amount of US$20,000,000 (or the equivalent in other currencies) in any fiscal year.

“Existing Bilateral Facilities” means those certain bilateral facilities entered into with the Borrower as set forth in Schedule 1.01(e).

“Extended Termination Date” has the meaning specified in Section 3.13.

“Extension Consent” has the meaning specified in Section 3.13.

“Extension Consent Date” has the meaning specified in Section 3.13.

“Extension Request Date” has the meaning specified in Section 3.13.

“Federal Funds Rate” means, for any relevant day, the overnight Federal funds rate as published for such day in the Federal Reserve Statistical Release H.15 (519) or any successor publication, or, if such rate is not published for any day, the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotation for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation” for such day under the caption “Federal Funds Effective Rate”). If on any relevant day the appropriate rate for such previous day is not yet published in either H.15 (519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of recognized standing of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letters” means the Administrative Agency Fee Letter and the mandate letter dated December 23, 2008 by and between the Borrower and the Joint Arrangers.

“Foreign Financial Institution” means an institution registered as a foreign financial institution with the Ministry of Finance in the Mexican Banking and Financial Institutions, Pensions, Retirement and Foreign Investment Funds Registry for purposes of Article 195, Section I of the Mexican Income Tax Law.

“Funding Default” means a default by a Lender pursuant to Section 2.01(d).

“Funding Losses” has the meaning specified in Section 3.06.

“Governmental Authority” means any branch of power or government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including any central bank or taxing or environmental authority), any entity or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory, administrative or investigative functions of or pertaining to government.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee, direct or indirect, in any manner, of any part or all of such Debt and (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” has the meaning specified in the preamble hereto.

“Hazardous Materials” means (a) radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any applicable Environmental Law.

“Holding Company” means, in relation to a company or a corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Incur” means, with respect to any Debt of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or the recording, as required pursuant to Mexican FRS or otherwise, of any such Debt on the balance sheet of such Person. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Borrower shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Borrower. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing.

“Indemnified Party” has the meaning specified in Section 13.05.

“Interest Payment Date” means (i) with respect to a Base Rate Loan or a LIBOR Loan, the last Business Day of each February, May, August and November, the date of repayment of such Loan, in the case of a conversion of a Base Rate Loan into a LIBOR Loan, or vice versa, the date of such conversion and the Termination Date and (ii) with respect to a Mexican-Rate Loan, the last Business Day of each month, the date of repayment of such Loan and the Termination Date, provided that the first Interest Payment Date for Mexican-Rate Loans shall be the last Business Day in February 2009.

“Interest Period” means, with respect to a LIBOR Loan or Mexican-Rate Loan, (i) the period commencing on the date such Loan is made (or, in the case of a conversion of a Base Rate Loan into a LIBOR Loan, the date of conversion) and ending on the next succeeding Interest Payment Date for such Loan and (ii) each successive period thereafter commencing on the immediately preceding Interest Payment Date for such Loan and ending on the next succeeding Interest Payment Date for such Loan.

“Investment” by the Borrower or its Subsidiaries means, any direct or indirect capital contribution (by means of any transfer of cash) to another Person which is not the Borrower or its Subsidiaries, not constituting an Acquisition.

“Joint Arrangers” means each of BBVA Bancomer, S.A. Institucíon de Banca Múltiple, Grupo Financiero BBVA Bancomer, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Santander Investment Securities Inc., and The Royal Bank of Scotland PLC, in their capacity as joint arrangers hereunder, and each of their successors in such capacity.

“Lender” means each Tranche A Lender and/or, as the case may be, each Tranche B Lender.

“Lending Office” means, with respect to any Lender, (a) the office or offices of such Lender specified as its “Lending Office” or “Lending Offices” in Schedule 1.01(b) or (b) such other office or offices of such Lender as it may designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“LIBOR” means, in relation to any Loan denominated in Dollars:

(a) the applicable Screen Rate; or

(b) (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four (4) decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of approximately 11:00 a.m. (New York City time) on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LIBOR Loan” means any Loan made or maintained at a rate of interest calculated with reference to LIBOR.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. The Borrower or any Subsidiary of the Borrower shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention lease relating to such asset, or any account receivable transferred by it with recourse (including any such transfer subject to a holdback or similar arrangement that effectively imposes the risk of collectability on the transferor).

“Loans” means Tranche A Loans and Tranche B Loans.

“Material Acquisition” any (a) acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit, division or line of business or (b) acquisition of or other investment in the Capital Stock of any Subsidiary or any Person which becomes a Subsidiary or is merged or consolidated with the Borrower or any of its Subsidiaries, in each case, which involves the payment of consideration by the Borrower and its Subsidiaries in excess of U.S.$25,000,000 (or the equivalent in other currencies).

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the Notes or the rights and remedies of the Administrative Agent or any Lender under this Agreement or any of the Notes or (c) the ability of the Borrower and/or the Guarantors to perform their Obligations under this Agreement, the Notes, the Fee Letters, any Notice of Borrowings, any certificates, waivers, or any other agreement delivered pursuant to this Agreement.

“Material Debt” means Debt (other than the Loans) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount outstanding exceeding U.S.$50,000,000 (or the equivalent thereof in other currencies).

“Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of U.S.$25,000,000 (or the equivalent in other currencies).

“Material Subsidiary” means, at any date, (a) each Subsidiary of the Borrower (if any) (i) the assets of which, together with those of its Subsidiaries, on a consolidated basis, without duplication, constitute five percent (5%) or more of the consolidated assets of the Borrower and its Subsidiaries as of the end of the then most recently ended Quarterly Period for which quarterly financial statements have been prepared or (ii) the operating profit of which, together with that of its Subsidiaries, on a consolidated basis, without duplication, constitutes five percent (5%) or more of the consolidated operating profit of the Borrower and its Subsidiaries for the then most recently ended Quarterly Period for which quarterly financial statements have been prepared and (b) each Guarantor.

“Mexican FRS” means, Mexican Financial Reporting Standards (Normas de Información Financiera) as in effect from time to time and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 7.01; provided, however that for purposes of Section 8.01, Mexican FRS means Mexican Financial Reporting Standards as in effect on December 31, 2008. In the event that any change in Mexican FRS shall occur, or the Borrower shall decide to or be required to change to IFRS, and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such change in Mexican FRS with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such change in Mexican FRS had not occurred.

“Mexican-Rate Loan” means any Loan made or maintained at a rate of interest calculated with reference to TIIE.

“Mexico” means the United Mexican States.

“Ministry of Finance” means the Ministry of Finance and Public Credit of Mexico.

“Net Cash Proceeds” means, (a) with respect to any Asset Sale, the cash proceeds received by the Borrower or any Subsidiary (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) the direct costs relating to such Asset Sale (including, without limitation, broker’s fees or commissions, legal fees, accounting and investment banking fees, relocation expenses and transfer and similar taxes), (ii) income taxes paid, and the Borrower’s good faith estimate of income taxes payable in connection with such sale, (iii) any deduction of appropriate amounts to be provided by the Borrower or a Subsidiary as a reserve in accordance with Applicable GAAP against liabilities associated with the asset disposed of and retained by the Borrower or such Subsidiary after such sale, and (iv) reasonable holdbacks with respect to indemnification obligations or purchase price adjustments pending receipt thereof; and (b) with respect to any Securities Issuance, the cash proceeds thereof, net of the direct costs of such Securities Issuance, including without limitation, all customary accounting, legal and investment banking fees, commissions, costs and other expenses incurred in connection therewith.

“Note” means a promissory note of the Borrower in substantially the form of Exhibit A-1 or A-2, as applicable, evidencing the obligation of the Borrower to repay the Loans made by a Lender.

“Notice of Borrowing” has the meaning specified in Section 2.01(c).

“Notice of Extension/Conversion” has the meaning specified in Section 2.01(e).

“Obligations” means, (a) with respect to the Borrower, all of its indebtedness, obligations and liabilities to the Lenders, the Joint Arrangers and the Administrative Agent now or in the future existing under or in connection with the Transaction Documents, whether direct or indirect, absolute or contingent, due or to become due, and (b) with respect to each Guarantor, all of its indebtedness, obligations and liabilities to the Lenders, the Joint Arrangers and the Administrative Agent now or in the future existing under or in connection with the Transaction Documents, in each case whether direct or indirect, absolute or contingent, due or to become due.

“Obligors” means the Borrower and each Guarantor.

“Ordinary Course Loans” means a loan or advance: (i) made by the Borrower or any of its Subsidiaries to a supplier, vendor, customer or other similar counterparty; (ii) which is due and payable not more than eighteen (18) months after being made (and where the Debt being Incurred to fund such loan or advance has a weighted average life to maturity that is greater than such loan or advance); (iii) made on terms and under circumstances consistent with past practices of the Borrower or such Subsidiary; and (iv) the aggregate principal amount of which, when added to all other such loans and advances, does not exceed at any time $75,000,000 (or the equivalent in other currencies).

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges, imposts, duties, fees, or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery, registration, performance or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document and which are imposed, levied, collected or withheld by any Governmental Authority.

“Participant” has the meaning specified in Section 13.06(d).

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which any Credit Party or any of its ERISA Affiliates has any liability.

“Permitted Debt” means, any Debt:

(a) the net proceeds of which are applied to repay, prepay or discharge the Loans or other Debt existing as at the date of such Incurrence and associated costs and expenses, so long as either: (i) the weighted average life to maturity of such new Debt is not less than the remaining weighted average life to maturity of the Debt being repaid, prepaid or otherwise discharged and the proceeds of such new Debt are applied towards such repayment, prepayment or other discharge within fifteen (15) days of such Incurrence; or (ii) such new Debt is incurred under a liquidity facility or facilities in an aggregate principal amount not exceeding U.S.$600,000,000 outstanding at any time, provided that the proceeds of such new Debt are used to repay, prepay or otherwise discharge Debt outstanding on the Effective Date (including any such Debt that has been refinanced) within fifteen (15) days of the Incurrence of such new Debt;

(b) the net proceeds of which are applied to pay obligations of the Borrower and/or its Subsidiaries arising under written agreements existing on the Effective Date, excluding obligations in respect of Capital Expenditures, Restricted Payments and Investments;

(c) the net proceeds of which are applied for Capital Expenditures (i)(A) made from January 1, 2009 until December 31, 2009 in an aggregate amount per annum not to exceed U.S.$60,000,000 (or the equivalent in other currencies) if such Permitted Debt is Incurred in an export credit financing and (B) U.S.$40,000,000 (or the equivalent in other currencies) in all other cases; and (ii)(A) made from January 1, 2010 until December 31, 2010 and from January 1, 2011 until December 31, 2011, in each case in an aggregate amount per annum not to exceed

U.S.$40,000,000 (or the equivalent in other currencies) if such Permitted Debt is Incurred in an export credit financing and (B) U.S.$60,000,000 (or the equivalent in other currencies) in all other cases; provided that any Debt Incurred pursuant to this clause has a weighted average life to maturity that is greater than the remaining weighted average life to maturity of the Debt under this Agreement;

(d) the net proceeds of which are applied to satisfy obligations of the Borrower or any of its Subsidiaries arising in the ordinary course of business of such Person, excluding obligations in respect of (i) Capital Expenditures, (ii) Restricted Payments, (iii) Acquisitions, (iv) Investments, and (v) loans and advances made or to be made by such Person, other than Ordinary Course Loans;

(e) owed to the Borrower or any of its consolidated Subsidiaries;

(f) which has become Debt solely due to a change in Mexican FRS;

(g) to the extent resulting from the closing of, or funding under the CEMEX España 2009 Facility, in an aggregate amount of up to U.S.$2,000,000,000 (or the equivalent thereof in other currencies) so long as the net proceeds of which are applied to repay, repay or discharge existing Debt arising under bilateral loan agreements; or

(h) any Guarantee Incurred by the Borrower or any of its Subsidiaries for any of the Debt referred to in paragraphs (a) to (g) above.

“Permitted Liens” has the meaning specified in Section 8.02.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture or other business entity or Governmental Authority, whether or not having a separate legal personality.

“Pesos” or “MXP” means the lawful money of Mexico.

“Prime Rate” means the average of the rate of interest publicly announced by each of the Reference Banks from time to time as its Prime Rate in New York City, the Prime Rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent or any Lender in connection with extensions of credit to debtors of any class, or generally.

“Process Agent” has the meaning specified in Section 13.12(a).

“Qualified Receivables Transaction” means a sale, transfer, or securitization of receivables and related assets by the Borrower or its Subsidiaries, including a sale at a discount, provided that (i) such receivables have been sold, transferred or otherwise conveyed, directly or indirectly, by the originator thereof in a manner that satisfies the requirements for a sale, transfer or other conveyance under the laws and regulations of the jurisdiction in which such originator is organized; (ii) at the time of the sale, transfer or securitization of receivables is put in place, the receivables are derecognized from the balance sheet of the Borrower or its Subsidiary in accordance with the generally accepted accounting principles applicable to such Person in effect as at the date of such sale, transfer or securitization; and (iii) except for customary representations, warranties, covenants and indemnities, such sale, transfer or securitization is carried out on a non-recourse basis or on a basis where recovery is limited to the collection of receivables.

“Quarterly Period” means a fiscal quarter of each year, as follows: January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31.

“Quotation Day” means, in relation to any period in which an interest rate for Dollars is to be determined, two (2) Business Days before the first day of that period.

“Reference Banks” means two banks in the London interbank market, initially Citibank, N.A., and JPMorgan Chase Bank.

“Reference Period” means a period of four consecutive Quarterly Periods.

“Regulation T, U, or X” means Regulation T, U, or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) whose Aggregate Exposures, when aggregated, equal or exceed 50.01% of the Aggregate Committed Amount (or, if the Commitments shall have terminated, the Aggregate Exposures of all Lenders) minus the Aggregate Exposure of any Defaulting Lender at such time.

“Requirement of Law” means, as to any Person, any law, ordinance, rule, regulation or requirement of any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the Chief Financial Officer, the Corporate Planning and Finance Director, the Corporate Financing Director or the Comptroller of such Person.

“Restricted Payment” means any cash dividend or other cash distribution with respect to any Capital Stock of the Borrower, or any cash payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the Borrower’s stockholders.

“Revaluation Date” means each of the following: (a) in connection with the making of any Loan, the Business Day which is the earliest of the date such Loan is made or the date the rate is set, as applicable; (b) in connection with any extension or conversion or continuation of an existing Loan, the Business Day that is the earlier of the date such Loan is extended, converted or continued, or the date the rate is set, as applicable, in connection with any extension, conversion or continuation; (c) the date of any reduction of the Aggregate Committed Amount; and (d) such additional dates as the Administrative Agent or the Required Lenders shall deem necessary.

“Screen Rate” means in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Securities Issuance” means any issuance or sale by the Borrower or any of its subsidiaries of unsecured long-term debt securities of the Borrower or any such Subsidiary.

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its debts and liabilities, subordinated, contingent or otherwise; and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts, as such debts become absolute and matured and considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted and as proposed to be conducted following the Effective Date; (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due; and (d) is not, or is not deemed to be, in general default of its obligations pursuant to the Mexican Ley de Concursos Mercantiles. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. For the purposes of this definition “fair saleable value” means the aggregate amount of net consideration (giving effect to reasonable and customary costs of sale and taxes) that could be expected to be realized if the aggregate assets of the applicable entity are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of assets of comparable business enterprises.

“Subsidiary” means with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other entity of which (or in which) more than fifty percent (50%) of (a) in the case of a corporation, the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency not in the control of such Person), (b) in the case of a limited liability company, partnership or joint venture, the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) in the case of a trust or estate, the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by (X) such Person, (Y) such Person and one or more of its other Subsidiaries or (Z) one or more of such Person’s other Subsidiaries.

“Substitute Lender” means a commercial bank or other financial institution, acceptable to the Borrower, the Lenders and the Administrative Agent, each in its sole discretion, and approved by the Joint Arrangers (including such a bank or financial institution that is already a Lender hereunder), which assumes all or a portion of the Commitment of a Lender pursuant to the terms of this Agreement.

“Taxes” means any and all present or future income, stamp, sales or other taxes, levies, imposts, duties, deductions, fees, charges or withholdings, and all liabilities with respect thereto collected, withheld or assessed by any Governmental Authority, excluding, (a) in the case of each Lender the Administrative Agent, and any Tax Related Persons, such taxes (including income taxes or franchise taxes) as are imposed on or measured by its net income or capital by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or maintains a Lending Office or its principal office or performs its functions as Administrative Agent or as are imposed on such Lender or the Administrative Agent or any of their Tax Related Persons (as the case may be) as a result of a present or former connection between the Lender, the Administrative Agent, or such Tax Related Person and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender or such Administrative Agent having executed, delivered or performed its obligations or received a payment under, or enforced, the Transaction Documents) and (b) any taxes, levies, imposts, deductions, charges or withholdings to the extent imposed by reason of any Lender’s or Administrative Agent’s failure to (i) register as a Foreign Financial Institution with the Ministry of Finance and (ii) be a resident (or have a principal office which is a resident, if such Lender lends through a branch or agency) for tax purposes of a jurisdiction with which Mexico has in effect a treaty for the avoidance of double taxation (but only in respect of those taxes payable in excess of taxes that would have been payable had such Lender complied with those conditions).

“Tax Related Person” means any Person whose income is realized through, or determined by reference to, the Administrative Agent or a Lender; provided that no Lender shall be deemed a Tax Related Person of the Administrative Agent, and the Administrative Agent shall not be deemed a Tax Related Person of any Lender.

“Temporary Investments” means, at any date, all amounts that would, in conformity with Mexican FRS consistently applied, be set forth opposite the caption “cash and cash equivalent” (“efectivo y equivalentes de efectivo”) or “temporary investments” (“inversiones temporales”) on a consolidated balance sheet of the Borrower at such date.

“Tender Offer” means any offer made by the Borrower or any of its Subsidiaries to acquire at least 50.1% of the issued and outstanding shares of a target company or a controlling interest in such target company.

“Termination Date” means the earlier of (a) February 28, 2011 (or, if the Termination Date has been extended pursuant to Section 3.13, the “Extended Termination Date”) and (b) if no Loans are outstanding, the date the Commitments are terminated in accordance with this Agreement.

“TIIE” means, in relation to any Mexican-Rate Loan, a periodic rate equal to the Mexican Benchmark Interbank Rate (Tasa de Interés Interbancaria de Equilibrio) (TIIE) for a period of 28 days, as quoted by the Mexican Central Bank (Banco de México) and published in the Federal Official Gazette (Diario Oficial de la Federación) on the first day of the applicable 28-day Interest Period or if such day is not a Business Day, on the immediately preceding Business Day. Interest shall be calculated on the basis of a year of 360 days for actual days elapsed.

“Tranche A Aggregate Exposure” means the Dollar Amount of the aggregate principal amount of all Tranche A Loans outstanding.

“Tranche A Commitment” means, with respect to each Tranche A Lender, the commitment of such Tranche A Lender to make a Tranche A Loan hereunder as set forth under the heading “Tranche A Commitment” in Schedule 1.01(a) or in any Assignment and Assumption Agreement, as such amount may be reduced or increased from time to time in accordance with the provisions hereof.

“Tranche A Commitment Percentage” means, with respect to each Tranche A Lender, a fraction (expressed as a decimal) the numerator of which is the Tranche A Commitment of such Tranche A Lender at such time and the denominator of which is the Aggregate Tranche A Committed Amount at such time or, if the Tranche A Commitments have terminated, the numerator of which is such Tranche A Lender’s portion of the Tranche A Aggregate Exposure at such time and the denominator of which is the Tranche A Aggregate Exposure at such time.

“Tranche A Lender” means each financial institution designated as a Tranche A Lender on the signature pages hereof, each Assignee which becomes a Tranche A Lender pursuant to Section 13.06(b), each Substitute Lender and each of their respective successors or assigns.

“Tranche A Loans” shall mean Base Rate Loans or LIBOR Loans made by the Tranche A Lenders to the Borrower pursuant to Section 2.01(a).

“Tranche B Aggregate Exposure” means the Dollar Amount of the aggregate principal amount of all Tranche B Loans outstanding.

“Tranche B Commitment” means, with respect to each Tranche B Lender, the commitment of such Tranche B Lender to make a Tranche B Loan hereunder, as set forth under the heading “Tranche B Commitment” in Schedule 1.01(a) or in any Assignment and Assumption Agreement, as such amount may be reduced or increased from time to time in accordance with the provisions hereof.

“Tranche B Commitment Percentage” means, with respect to each Tranche B Lender, a fraction (expressed as a decimal) the numerator of which is the Tranche B Commitment of such Tranche B Lender at such time and the denominator of which is the Aggregate Tranche B Committed Amount at such time or, if the Tranche B Commitments have terminated, the numerator of which is such Tranche B Lender’s portion of the Tranche B Aggregate Exposure at such time and the denominator of which is the Tranche B Aggregate Exposure at such time.

“Tranche B Lender” means each financial institution designated as a Tranche B Lender on the signature pages hereof, each Assignee which becomes a Tranche B Lender pursuant to Section 13.06(b), each Substitute Lender and each of their respective successors or assigns.

“Tranche B Loans” shall mean Mexican-Rate Loans made by the Tranche B Lenders to the Borrower pursuant to Section 2.01(a).

“Transaction Documents” means a collective reference to this Credit Agreement, the Notes, any Assignment and Assumption Agreement, the Fee Letters and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Value of Debt Currency Derivatives” means, on any given date, the aggregate mark-to-market value of Debt Currency Derivatives, expressed as a positive number (if, on a mark-to-market basis, such aggregate amount reflects a net amount owed to the Borrower and its Subsidiaries) or as a negative number (if, on a mark-to-market basis, such aggregate amount reflects a net amount owed by the Borrower and its Subsidiaries). For the avoidance of doubt, Value of Debt Currency Derivatives is net of any amounts pledged as cash collateral.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

1.02. Other Definitional Provisions.

(a) The terms “including” and “include” are not limiting and mean “including but not limited to” and “include but are not limited to”.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms.

(d) In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

(e) Unless the context requires otherwise, or as otherwise set forth herein, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified and (ii) any reference to any law shall refer to such law as amended, modified or supplemented from time to time.

(f) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.03. Accounting Terms and Determinations.

(a) All accounting and financing terms not specifically defined herein shall be construed in accordance with Mexican FRS or, if the context shall require, Applicable GAAP.

(b) Calculations with respect to the Consolidated Net Debt/EBITDA Ratio and the Adjusted Consolidated Net Tangible Assets and the defined terms used in such calculations, when made in relation to dates other than the last day of a Quarterly Period, shall be made by the Borrower acting in good faith by reference to (i) the most recently available financial statements of the Borrower and its Subsidiaries (including, to the extent available, unaudited monthly financial information) as of such date and (ii) events, conditions and circumstances occurring or existing subsequent to such financial statements.

ARTICLE II

THE LOAN FACILITIES

2.01. Loans.

(a) Commitment. On the terms and subject to the conditions hereof, (i) each Tranche A Lender, severally and not jointly with any other Tranche A Lender, agrees to make a Tranche A Loan to the Borrower on a single date during the Commitment Period (the “Disbursement Date”) in Dollars in a principal Dollar Amount not to exceed such Tranche A Lender’s Tranche A Commitment; and (ii) each Tranche B Lender, severally and not jointly with any other Tranche B Lender, agrees to make a Tranche B Loan to the Borrower on the

Disbursement Date in Pesos in a principal amount not to exceed such Tranche B Lender’s Tranche B Commitment. Tranche A Loans shall consist of Base Rate Loans or LIBOR Loans or a combination thereof and Tranche B Loans shall consist of Mexican-Rate Loans.

(b) Loans and Borrowings. Each Tranche A Loan shall be made ratably in accordance with the Tranche A Commitment Percentage of each Tranche A Lender. Each Tranche B Loan shall be made ratably in accordance with the Tranche B Commitment Percentage of each Tranche B Lender. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(c) Request for Borrowings.

(i) To request the Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, not later than 11:00 a.m., New York City time, two (2) Business Days prior to the day the Borrower designates as the Disbursement Date. The telephonic Borrowing request shall be irrevocable and shall be confirmed promptly, on the same day as the making of the telephonic Borrowing Request, by hand delivery or facsimile to the Administrative Agent of a written notice (the “Notice of Borrowing”) in the form attached as Exhibit B approved by the Administrative Agent and signed by a duly authorized representative of the Borrower. The telephonic request and written Notice of Borrowing shall specify the following information in compliance with this Section 2.01:

(A) that the Loans are requested;

(B) the requested Disbursement Date, which shall be a Business Day;

(C) the currency and the aggregate principal amount to be borrowed; and

(D) whether the Borrowing shall be composed of Base Rate Loans, LIBOR Loans, Mexican-Rate Loans, or a combination thereof.

(ii) Not later than 12:00 p.m. New York City time on the Business Day on which the Notice of Borrowing is received, the Administrative Agent shall promptly advise each Lender of the details thereof and shall advise each Lender of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Funding of Borrowing. Each Lender shall make each Loan to be made by it hereunder on the Disbursement Date by 11:00 a.m., New York City time, (x) in the case of Tranche A Loans, in Federal or other funds immediately available in New York City to the Administrative Agent at the Agent’s New York Account, and (y) in the case of Tranche B Loans, in funds immediately available in Mexico City to the Administrative Agent at the Administrative Agent’s Mexico Account. The Administrative Agent shall use such funds on behalf of the Borrower to prepay the Existing Bilateral Facilities. Unless the Administrative Agent shall have received notice from a Lender, prior to the time of the Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may, but shall not be required to, assume that such Lender has made such share available on such date in accordance with Section 2.01(c) and may in its sole discretion, but shall not be required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender either does not make its share of the Borrowing available to the Administrative Agent or delays in doing so past 4:00 p.m., New York City time, on the Disbursement Date (such Lender (until it makes such share available) hereinafter referred to as a “Defaulting Lender”), then the Administrative Agent shall immediately notify the Borrower of such default. If the Administrative Agent has, in its sole discretion, made available to the Borrower an amount corresponding to such Defaulting Lender’s share of the Borrowing, then the Defaulting Lender and the Borrower jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, on each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at:

(i) in the case of the Defaulting Lender, (A) for a Tranche A Loan, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) for a Tranche B Loan, TIIE; or

(ii) in the case of the Borrower, (A) for a Tranche A Loan, the interest rate applicable to Base Rate Loans and (B) for a Tranche B Loan, TIIE times plus the Applicable Margin.

If, with respect to the immediately preceding sentence, the Borrower pays such amount to the Administrative Agent, then the Defaulting Lender shall indemnify and hold harmless the Borrower from and against such amount, and if such Defaulting Lender pays such amount to the Administrative Agent, then such amount shall constitute such Defaulting Lender’s Loan included in such Borrowing. If the Administrative Agent, in its discretion, does not make available to the Borrower an amount corresponding to the Defaulting Lender’s share of the Borrowing then the Defaulting Lender shall indemnify and hold harmless the Borrower from and against such amount as well as any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs, and expenses (including reasonable fees and disbursements for counsel including allocated cost of internal counsel) resulting from any failure on the part of the Defaulting Lender to provide, or from any delay in providing, the Administrative Agent with such Defaulting Lender’s pro rata share of the Borrowing, but no Lender shall be so liable for any such failure on the part of or caused by any other Lender or the Administrative Agent or the Borrower.

(e) Extension and Conversion. The Borrower shall have the option, on any Business Day, to extend existing LIBOR Loans into a subsequent permissible Interest Period or to convert LIBOR Loans into Base Rate Loans or to convert Base Rate Loans into LIBOR Loans; provided, however, that (i) except as provided in Section 3.06, LIBOR Loans may only be converted into Base Rate Loans on the last day of the Interest Period applicable thereto unless the Borrower agrees to pay all Funding Losses; (ii) Loans extended as LIBOR Loans, or converted into LIBOR Loans, shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.01; and (iii) Base Rate Loans may not be converted into, and LIBOR Loans may not be continued as, LIBOR Loans, if a Default or Event of Default has occurred and is continuing. Each such extension or conversion shall be effected by the Borrower by giving a written notice (or telephone notice promptly confirmed in writing) (a “Notice of Extension/Conversion”) to the Administrative Agent prior to 10:00 a.m., New York City time, on the Business Day of, in the case of the conversion of a LIBOR Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a LIBOR Loan as, or conversion of a Base Rate Loan into, a LIBOR Loan, the date of the proposed extension or conversion, substantially in the form of Exhibit C hereto, specifying (A) the date of the proposed extension or conversion and (B) the Loans to be so extended or converted. Each Notice of Extension/Conversion shall be irrevocable. If the Borrower does not request extension or conversion of any LIBOR Loan in accordance with this Section, then such LIBOR Loan shall be continued as a Base Rate Loan at the end of the Interest Period applicable thereto, until the Borrower converts such Loan to a LIBOR Loan. In the event any LIBOR Loans are not permitted to be continued as a LIBOR Loan hereunder, such LIBOR Loans shall automatically be converted to Base Rate Loans at the end of the applicable Interest Period with respect thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan. The Borrower agrees that, if so requested by the Administrative Agent or any Lender, it will exchange and deliver to the Administrative Agent or Lender, as the case may be, any Notes outstanding for new Notes signed by the Credit Parties (through their duly empowered representatives) that reflect any election made by the Borrower under this Section 2.01(e) any change in the applicable interest rate, and prepayment or any other circumstance as may be necessary to accurately reflect the terms of each outstanding loan promptly after such request and upon its receipt of the Notes to be exchanged.

(f) Amortization; Repayment. The Borrower shall repay the Loans in such amounts as follows:

(i) Subject to any adjustment pursuant to subsection (ii) below and Section 2.01(g), the Borrower shall repay the Loans: (1) on or prior to November 13, 2009, in an aggregate principal amount equal to U.S.$225,000,000 (the “2009 Amortization”); and (2) on the last Business Day of each of February, May, August and November 2010, in a principal amount equal to U.S.$50,000,000 (collectively referred to as the “2010 Amortization”); provided that the 2010 Amortization installments shall be ratably reduced by the amount of Loans prepaid in excess of the 2009 Amortization and on or before December 31, 2009.

(ii) Notwithstanding the provision in paragraph (i)(2) above, if the CEMEX España Tranche B Extension occurs, in an amount greater than U.S.$1,500,000,000, the Borrower shall, on or prior to December 31, 2009, repay Loans in an aggregate principal amount equal to the lesser of (A) one-third of the amount of loans, in excess of U.S.$1,500,000,000, for which the CEMEX España Tranche B Extension has occurred and (B) U.S.$200,000,000; provided that, such amount shall be applied to ratably reduce the 2010 Amortization installments.

(iii) Notwithstanding any other provision herein, the Borrower shall repay the outstanding principal amount of the Loans on the Termination Date.

(g) Voluntary Prepayment. Loans may be prepaid in whole or in part, without premium or penalty, provided that any partial prepayment of Loans shall be in a principal Dollar Amount of U.S.$5,000,000 in the case of Tranche A Loans and MXN50,000,000 in the case of Tranche B Loans or, if less, the entire principal amount thereof then outstanding. Any prepayment of the Loans under this paragraph (g) will be applied, if made on or prior to November 13, 2009, to reduce the amount of the 2009 Amortization, and if made after November 13, 2009, firstly, to ratably reduce the 2010 Amortization installments, and secondly, to ratably reduce the Loans then outstanding.

(h) Mandatory Prepayment.

(i) Until the earlier of November 13, 2009 and the repayment in full of the 2009 Amortization, the Borrower and its Subsidiaries shall apply one hundred percent (100%) of the Net Cash Proceeds in respect of any Asset Sale (but excluding Excluded Asset Sales) as follows: (1) with respect to the initial U.S.$1,500,000,000 of aggregate Net Cash Proceeds, a portion of up to U.S.$450,000,000 may be applied to prepay principal amounts outstanding (including interest) under the CEMEX España 2009 Facility, in accordance with the terms thereof; (2) the total or a portion of any Net Cash Proceeds may be applied towards the payment or voluntary prepayment of principal amounts outstanding, together with any mandatory make-whole or similar payments and, to the extent required, payment of interest, under those certain Debt facilities, notes, bonds, other Debt instruments and derivative agreements listed on

Schedule 2.01(h)(i) hereto and/or to the repurchase of receivables transferred in a Qualified Receivables Transaction listed on Schedule 2.01(h)(i) hereto; (3) any Net Cash Proceeds remaining after the payments, prepayments or repurchases contemplated by clauses (1) and (2) above shall be applied to prepay the Loans outstanding under this Agreement in an aggregate amount equal to the lesser of (A) U.S.$225,000,000 and (B) the then unpaid amount of the 2009 Amortization; and (4) any Net Cash Proceeds remaining after the payments or prepayments contemplated by clauses (1), (2) and (3) above may be applied as the Borrower may select (subject to Section 8.04).

(ii) If the aggregate Net Cash Proceeds from Asset Sales used to prepay Loans pursuant to clause (h)(i) above on or before June 30, 2009 equal less than U.S.$1,000,000,000, the Borrower shall, or shall procure that a Subsidiary shall, subject to the conditions below, use commercially reasonable efforts to complete a Securities Issuance as soon as practicable and in any event on or before November 13, 2009, the Net Cash Proceeds of which shall be sufficient to repay the Loans in a principal amount equal to the lesser of (A) U.S.$225,000,000 and (B) the then unpaid amount of the 2009 Amortization. The Borrower shall apply such portion of the Net Cash Proceeds of a Securities Issuance as is sufficient to prepay outstanding Loans in accordance with the preceding sentence. Any Securities Issuance shall be subject to the following conditions: (1) such Securities Issuance (after application of the Net Cash Proceeds therefrom) shall be consistent with the Borrower’s or the relevant Subsidiary’s contractual obligations (including its obligations hereunder) and the fiduciary duties of its board of directors or similar governing body; (2) such issuance if in the U.S. markets shall be structured so as to be exempt from registration under United States federal and state securities laws or otherwise comply with such laws; (3) the economic terms and conditions of the securities issued shall be reasonably acceptable to the Borrower or the relevant Subsidiary, including being on similar terms to securities issued in the period of ninety (90) days prior to the date of issuance by corporate issuers that are comparable in the sector and which have a comparable rating to that of the Borrower or the relevant Subsidiary (or if no such securities have been issued, on similar terms to securities issued by US corporate issuers with a comparable rating to the Borrower or the relevant Subsidiary); and (4) the covenant terms, as to the Borrower or the relevant Subsidiary, shall be substantially similar to the terms of the Borrower’s or the relevant Subsidiary’s (as the case may be) other outstanding long term debt securities and shall not conflict with, or be more onerous than, the terms of the Borrower’s or such Subsidiary’s other bank financing arrangements at that time.

(i) Payments Generally. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of each prepayment or repayment of Loans not later than 11:00 a.m. New York City time, three (3) Business Days before the scheduled date of such repayment, which notice shall specify the Section of this Agreement pursuant to which such payment is being made and include reasonable detail as to the determination of the amount to be paid. Each repayment of Loans contemplated by Section 2.01(f) above shall be made on the dates specified therein. Each payment, prepayment or repurchase of Loans or other Debt required pursuant to Sections 2.01(h)(i) and (ii) above shall be made no later than: (i) where the next occurring date required for payment or, in the case of the Loans, Interest Payment Date falls more than thirty (30) days from the date of receipt of the relevant Net Cash Proceeds by the relevant member of the CEMEX Group, such next occurring date required for payment or, in the case of the Loans, Interest Payment Date; and (ii) where such next occurring date required for payment or, in the case of the Loans, Interest Payment Date falls fewer than thirty (30) days from the date of receipt of the relevant Net Cash Proceeds by the relevant member of the CEMEX Group, the date falling not later than thirty (30) days after such next occurring date required for payment or, in the case of the Loans, Interest Payment Date (or, in the case of the Loans, if earlier,

November 13, 2009). Each prepayment and repayment of Loans shall: (i) be applied ratably to each Lender in accordance with the Dollar Amount each Lender’s Loan constitutes of the Aggregate Exposure on such date; (ii) be accompanied by the payment of all accrued interest thereon, together with, if such prepayment is made on any date other than a scheduled Interest Payment Date, any Funding Losses required pursuant to Section 3.06; (iii) be made in the same currency denomination as the Loan being prepaid or repaid; and (iv) be made without penalty or premium (but without limitation of Section 3.06). Amounts prepaid or repaid may not be reborrowed.

(j) Notes. Subject to Section 2.01(e), the Tranche A Loans of each Tranche A Lender shall be evidenced by a duly executed note in favor of such Tranche A Lender in the form of Exhibit A-1 attached hereto, and the Tranche B Loans of each Tranche B Lender shall be evidenced by a duly executed note in favor of such Tranche B Lender in the form of Exhibit A-2 attached hereto. Each Note shall be executed by the Borrower, be guaranteed (por aval) by the Guarantors and, in the case of the Tranche B Loans, qualify as a pagaré, and specify the Applicable Margin applicable to such Loans.

2.02. Interest.

(a) Base Rate Loans. Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) LIBOR Loans. Each LIBOR Loan shall bear interest for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Margin.

(c) Mexican-Rate Loans. Each Mexican-Rate Loan shall bear interest for each Interest Period at a rate per annum equal to TIIE for such Interest Period plus the Applicable Margin.

(d) Default Interest. Notwithstanding the foregoing, if any principal of, or interest on, any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2.00%) plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, two percent (2.00%) plus the rate applicable to Base Rate Loans as provided in Section 2.02(a).

(e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any LIBOR Loan prior to the end of the Interest Period therefore, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest with respect to each Loan shall be paid in the currency in which such Loan is denominated.

(f) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, LIBOR or Mexican-Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

ARTICLE III

TERMINATION AND REDUCTION OF

COMMITMENTS; FEES, TAXES, PAYMENT PROVISIONS

3.01. Termination or Reduction of Commitments.

(a) Mandatory Termination. The Commitments shall terminate on the last day of the Commitment Period.

(b) Voluntary Termination. Upon at least three (3) Business Days’ notice to the Administrative Agent and the Joint Arrangers, the Borrower may terminate the existing Commitments.

3.02. Fees.

(a) Facility Fee. The Borrower agrees to pay to the Administrative Agent, one (1) Business Day after the Effective Date, for the account of the Lenders ratably in accordance with their Commitment Percentage, a facility fee in an amount equal to 0.5% of the Aggregate Committed Amount on such date;

(b) The Borrower agrees to pay to the Administrative Agent, one (1) Business Day after the first anniversary of the Effective Date, for the account of the Lenders on such date ratably in accordance with the Dollar Amount each Lender’s Loans constitute of the Aggregate Exposure on such date, an additional facility fee in an amount equal to 0.5% of the Aggregate Exposures of all the Lenders on such date (after all amortizations and prepayments prior to such date); and

(c) Administrative Agent’s Fees. The Borrower will pay to the Administrative Agent for the sole account of the Administrative Agent, an agency fee in an amount and at the times agreed to by the Administrative Agent and the Borrower in the Administrative Agency Fee Letter.

3.03. Computation of Fees. All fees calculated on a per annum basis shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

3.04. Taxes.

(a) Any and all payments by the Borrower or a Guarantor, as the case may be, to any Lender, the Joint Arrangers or the Administrative Agent under this Agreement and the other Transaction Documents shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes unless required by law. In addition, the Borrower shall promptly pay all Other Taxes.

(b) Except as otherwise provided in Section 3.04(c), the Borrower and the Guarantors jointly and severally agree to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (without duplication) excluding in each case United States backup withholding Taxes imposed because of payee underreporting (including any Taxes or Other Taxes (without duplication) imposed by any jurisdiction on amounts payable under this Section 3.04) paid by or assessed against any Lender or the Administrative Agent in respect of any sum payable hereunder and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, except to the extent that such penalties, interest, additions to tax or expenses are incurred solely as a result of any gross negligence or willful misconduct of such Lender or Administrative Agent, as the case may be. Payment under this indemnification shall be made within thirty (30) days after the date any Lender or the Administrative Agent makes written demand therefor, setting forth in reasonable detail the basis and calculation of such amounts (such written demand shall be presumed correct, absent significant error).

(c) If the Borrower or the Guarantors, as the case may be, shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.04, but excluding in each case United States backup withholding Taxes imposed because of payee underreporting) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made; provided that, the Borrower shall not be required to increase any amounts payable to such Lender or the Administrative Agent to the extent such increased amounts would be in excess of the amounts that would have been payable to such Lender or the Administrative Agent had such Lender or Administrative Agent complied with the requirements of Section 3.04(f) or to the extent provided in Section 3.04(g);

(ii) the Borrower or the Guarantors, as the case may be, shall make such deductions and withholdings; and

(iii) the Borrower or the Guarantors, as the case may be, shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(d) Within thirty (30) days after the date of any payment by the Borrower or the Guarantors, as the case may be, of Taxes or Other Taxes, the Borrower or the Guarantors, as the case may be, shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent or the relevant Lender.

(e) If the Borrower or the Guarantors, as the case may be, is required to pay additional amounts to the Administrative Agent or any Lender pursuant to Section 3.04(c) other than amounts related to the withholding of Mexican tax at the rate applicable to interest payments received by foreign financial institutions registered with the Secretaría de Hacienda y Crédito Público as a Foreign Financial Institution for the purposes of Article 195, Section I of the Mexican Income Tax law, then the Administrative Agent or such Lender shall, upon reasonable request by the Borrower or the Guarantors, use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office, issuing office, or office for receipt of payments by the Borrower and Guarantors hereunder, as the case may be, so as to eliminate or reduce the obligation of the Borrower or the Guarantors, as the case may be, to pay any such additional amounts which may thereafter accrue or to indemnify the Administrative Agent or such Lender in the future, if such change in the reasonable judgment of the Administrative Agent or such Lender is not otherwise disadvantageous to such Lender.

(f) Each Lender and the Administrative Agent shall, from time to time at the request of the Borrower or the Administrative Agent (as the case may be), promptly furnish to the Borrower and the Administrative Agent (as the case may be), such forms, documents or other information (which shall be accurate and complete) as may be required by law or regulation to establish any available exemption from, or reduction in the amount of, applicable Taxes, including, but not limited to, evidence of tax residence of each Lender given by the applicable tax authority within one year from the date of the deduction or withholding by the Borrower of any Taxes or Other Taxes; provided, however, that none of any Lender or the Administrative Agent shall be obliged to disclose information regarding its tax affairs or computations to the Borrower in connection with this paragraph (f), it being understood that the identity of any Person shall not be considered for these purposes as information regarding its tax affairs or computations. Each of the Borrower and the Administrative Agent shall be entitled to rely on the accuracy of any such forms, documents or other information furnished to it by any Person and shall have no obligation to make any additional payment or indemnify any Person for any Taxes, interest or penalties that would not have became payable by such Person had such documentation been accurate.

(g) In the case of an assignment, transfer, grant of a participation, designation of a new Lending Office or Administrative Agent’s New York Account or Administrative Agent’s Mexico Account or appointment of a successor Administrative Agent, the Borrower and Guarantors shall not be required to pay or increase any amounts, pursuant to this Section 3.04 following such event, in excess of the amounts the Borrower and Guarantors were required to pay or increase immediately prior to such an event, except to the extent such event occurs pursuant to Section 3.11 or to the extent of increases in such amounts resulting from a change in applicable law occurring after such event.

(h) If the Administrative Agent or any Lender receives a refund or credit in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower or a Guarantor, as the case may be, pursuant to Section 3.04(b) and such refund or credit is directly and clearly attributable to this Agreement, it shall notify the Borrower or such Guarantor, as the case may be, of the amount of such refund or credit and shall return to the Borrower or such Guarantor, as the case may be, such refund or the benefit of such credit; provided, however, that (A) the Administrative Agent or such Lender, as the case may be, shall not be obligated to make any effort to obtain such refund or credit or to provide the Borrower or the Guarantors with any information on or justification for the arrangement of its tax affairs or otherwise disclose to the Borrower, the Guarantors or any other Person any information that it considers to be proprietary or confidential, and (B) the Borrower or such Guarantor, as the case may be, upon the request of the Administrative Agent or such Lender, as the case may be, shall return the amount of such refund or the benefit of such credit (together with any interest or such other amounts (actualizaciones) accrued thereon) to the Administrative Agent or such Lender, as the case may be, if the Administrative Agent or such Lender, as the case may be, is required to repay the amount of such refund or the benefit of such credit to the relevant authorities within six (6) years of the date the Borrower or such Guarantor, as the case may be, is paid such amount by the Administrative Agent or such Lender, as the case may be.

(i) The agreements in this Section 3.04 shall survive the termination of this Credit Agreement and the payment of the Borrower’s Obligations.

3.05. General Provisions as to Payments.

(a) All payments to be made by the Borrower or the Guarantors, as the case may be, shall be made without set-off, counterclaim or other defense. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s New York Account, in the case of Tranche A Loans, or the Administrative Agent’s Mexico Account, in the case of Tranche B Loans, and shall be made in Dollars for Tranche A Loans and Pesos for Tranche B Loans and in immediately available funds, no later than 3:30 p.m. (New York City time) on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as expressly provided herein) of each payment in like funds as received. Any payment received by the Administrative Agent later than 3:30 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b) Except and to the extent otherwise specifically provided herein, whenever any payment to be made hereunder is due on a day which is not a Business Day, the date for payment thereof shall be extended to the immediately following Business Day and, if interest is stated to be payable in respect thereof, interest shall continue to accrue to such immediately following Business Day.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender, as the case may be, on such due date an amount equal to the amount then due to such Lender. If and to the extent that the Borrower shall not have made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with accrued interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate; provided, however, that if any amount remains unpaid by any Lender for more than five (5) Business Days after the Administrative Agent has made a demand for such amount, such Lender shall, commencing on the day next following such fifth Business Day, pay interest to the Administrative Agent at a rate per annum equal to the Federal Funds Rate plus one percent (1.00%), and, provided further, that if any such amount remains unpaid by any Lender for more than ten (10) Business Days, such Lender shall, commencing on the day next following such tenth Business Day, pay interest to the Administrative Agent at a rate per annum equal to the Federal Funds Rate plus two percent (2.00%).

(d) Currency of account.

(i) Subject to paragraphs (ii) through (v) below, Dollars are the currency of account and payment for any sum due from parties under any Transaction Document.

(ii) A repayment of an Obligation or a part of an Obligation shall be made in the currency in which that Obligation is denominated on its due date.

(iii) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(iv) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(v) Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

(e) Change of currency.

Unless otherwise prohibited by law or regulation, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(A)	any reference in the Transaction Documents to, and any Obligations arising under the Transaction Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country as agreed by the Administrative Agent and the Borrower; and

(B)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent (acting reasonably).

If a change in any currency of a country occurs, this Agreement will, to the extent the Administrative Agent and the Borrower deem necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

3.06. Funding Losses. If the Borrower makes any payment of principal with respect to any LIBOR Loan or Mexican-Rate Loan on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any LIBOR Loans or Mexican-Rate Loans after notice has been given to any Lender in accordance with Section 2.01 or to convert a Base Rate Loan to a LIBOR Loan or to continue a Loan as a LIBOR Loan after a Notice of Extension/Conversion has been delivered by the Borrower pursuant to Section 2.01(e), or if the Borrower fails to prepay any LIBOR Loans or Mexican-Rate Loans after notice has been given pursuant to Section 2.01, the Borrower shall reimburse each Lender within fifteen (15) days after demand for any resulting loss or expense incurred by it, including any loss incurred in obtaining, liquidating or reemploying deposits bearing interest by reference to LIBOR or TIIE from third parties (“Funding Losses”), provided such Lender shall have delivered to the Borrower a certificate setting forth in reasonable detail the computations for the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

3.07. Basis for Determining Interest Rate Inadequate or Unfair. (a) If on or prior to the first day of any Interest Period for any LIBOR Loan:

(i) the Administrative Agent determines that by reason of circumstances affecting the London interbank market reasonably adequate means do not exist for ascertaining LIBOR applicable to such Interest Period or that deposits in the relevant currency (in the applicable amounts) are not being offered in the London interbank market for such Interest Period, or

(ii) the Required Lenders advise the Administrative Agent that LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to any Lender of making or maintaining its LIBOR Loan for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders. In the event of any such determination or advice, with respect to LIBOR Loans, until the Administrative Agent shall have notified the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Loan of the affected amount or Interest Period, or a conversion to or continuation of a Loan of the affected amount or Interest Period shall be deemed rescinded and such request shall instead be considered a request for a Base Rate Loan (and each determination by the Administrative Agent hereunder shall be conclusive absent manifest error).

(b) In the event TIIE shall cease to be published, the Applicable Margin with respect to Mexican Rate Loans shall be (i) the rate specified by Banco de México as the substitute rate of TIIE, or (ii) in case Banco de México does not specify such substitute rate, (A) the rate for 28-day Certificados de la Tesorería de la Federación published by the Secretaría de Hacienda y Crédito Público through Banco de México by any electronic means, including internet, on the first day of each applicable Interest Period or if such day is not a Business Day on the immediately preceding Business Day (the “Cetes Rate”) plus the spread between the average of the last twenty (20) published TIIE rates and such Cetes Rate, if any, or (B) in case the Cetes Rate is not published, the Costo de Captación de Pasivos a Plazo (the “CCP”) most recently published by Banco de México prior to the first day of each applicable Interest Period plus the spread between the average of the last twenty (20) published TIIE rates and such CCP, if any.

(c) In the event Banco de México does not publish an alternate rate for TIIE, the Cetes Rate and CCP, the Administrative Agent and the Borrower shall negotiate in good faith to determine the interest rate to which the Applicable Margin with respect to Mexican Rate Loans shall be added; provided that: (i) as of the date on which TIIE, the Cetes Rate and CCP cease to be published and until the date on which one of such rates is republished or the interest rate is otherwise agreed, the interest rate to which the Applicable Margin with respect to Mexican Rate Loans shall be added shall be the interest rate most recently in effect; (ii) in the event TIIE is not published during a term of thirty (30) or more days and, during such period Banco de México does not publish the Cetes Rate or CCP and the Borrower and the Administrative Agent have not agreed on an alternate interest rate, the interest rate to which the Applicable Margin with respect to Mexican Rate Loans shall be added shall be the market rate determined by the Administrative Agent having a financial cost similar to that of TIIE (and the Administrative Agent shall promptly notify the Borrower of such rate); and (iii) any interest rate determined pursuant to subparagraphs (i) or (ii) above shall cease to apply as soon as Banco de México republishes TIIE, the Cetes Rate or CCP.

(d) If on or prior to the first day of any Mexican Rate Loan, the Required Lenders notify the Administrative Agent that TIIE (or any alternate rate established pursuant to clause (b) above) will not adequately and fairly reflect the cost to any Lender of making or maintaining its Mexican Rate Loan for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders. In the event of any such notice, the interest rate to which the Applicable Margin with respect to Mexican Rate Loans shall be added shall be the Alternate Peso Rate until the Administrative Agent shall have notified the Borrower and the Lenders that the circumstance giving rise to such notice no longer exist.

For purposes of this paragraph (d), “Alternate Peso Rate” means the average of the rates per annum offered by the Mexican Reference Banks to banks for inter-bank loans for periods similar to the relevant Interest Period on the first day of the relevant Interest Period or if such day is not a Business Day on the immediately preceding Business Day, which the Administrative Agent shall obtain and notify in writing to the Borrower on the first day of each Interest Period. “Mexican Reference Banks” shall mean Banco Nacional de México, S.A., BBVA Bancomer, S.A., and Banco Santander (México), S.A..

3.08. Capital Adequacy.

If any Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule, or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of increasing such Lender’s cost of maintaining its Commitment or making or maintaining any Loans or reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change, or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto. The relevant Lender will, upon request, provide a certificate in reasonable detail as to the amount of such increased cost or reduction in amount received and method of calculation.

Upon any Lender’s making a claim for compensation under this Section 3.08 (i) such Lender shall use commercially reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates so as to eliminate or reduce any such additional payment by the Borrower which may thereafter accrue, if such change is not otherwise disadvantageous to such Lender, and (ii) the Borrower may replace such Lender in accordance with Section 3.11.

3.09. Illegality.

(a) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Effective Date shall make it unlawful for any Lender to make or maintain any Commitment or any Loan as contemplated by this Agreement, then such Lender, together with Lenders giving notice under Section 3.07, shall be an “Affected Lender” and by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that such Loans will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Lender hereunder, whereupon, in the case of any request for a LIBOR Loan, as to such Lender, such request shall only be deemed a request for a Base Rate Loan (unless it should also be illegal for the Affected Lender to provide a Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Lender, and so long as no Event of Default shall have occurred and be continuing, the Borrower), unless such declaration shall be subsequently withdrawn;

(ii) such Lender may require that all outstanding LIBOR Loans, made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below; and

(iii) if it is also illegal for the Affected Lender to make Base Rate Loans, and in any case with respect to Mexican-Rate Loans, such Lender may declare all amounts owed to them by the Borrower to the extent of such illegality to be due and payable; provided, however, the Borrower has the right, with the consent of the Administrative Agent to find an additional Lender to purchase the Affected Lenders’ rights and obligations.

In the event any Lender shall exercise its rights under (i) or (ii) above with respect to any Loans, all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion, of such LIBOR Loans.

(b) For purposes of this Section 3.09, a notice to the Borrower by any Lender shall be effective as to each such Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

3.10. Requirements of Law.

If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender):

(a) shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans, or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of LIBOR or TIIE hereunder; or

(b) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing, or maintaining, as applicable, LIBOR Loans or Mexican-Rate Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice delivered to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided that, in any such case, the Borrower may elect to convert the LIBOR Loans made by such Lender hereunder to Base Rate Loans by giving the Administrative Agent at least one (1) Business Day’s notice of such election. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall provide notice thereof to the Borrower, promptly upon occurrence of such event, but in any case within three (3) days from the date of such event, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. If any Lender becomes aware of a proposed change in any Requirement of Law that would entitle it to claim any additional amounts pursuant to this Section it shall promptly, upon the Lender becoming aware of such event, provide notice to the Borrower through the Administrative Agent.

3.11. Substitute Lenders. If any Lender has demanded compensation (or if the Borrower is required to increase amounts payable hereunder) pursuant to Sections 3.04, 3.08 or 3.10 or has exercised its rights pursuant to Section 3.09(a)(iii), and such Lender does not waive its right to future additional compensation pursuant to Sections 3.04, 3.08 or 3.10, the Borrower shall have the right (i) to replace such Lender with a Substitute Lender or Substitute Lenders that shall succeed to the rights of such Lender under this Agreement upon execution of an Assignment and Assumption Agreement and payment by the Borrower of the related processing fee of U.S.$3,500 to the Administrative Agent; or (ii) to remove such Lender, reduce the Commitments by the amount of the Commitment of such Lender, and adjust the Commitment Percentage of each Lender such that the percentage of each other Lender shall be increased to equal the percentage equivalent of a fraction. The numerator of which is the Commitment of such other Lender and the denominator of which is the Commitments of the Lenders minus the Commitments of the Lender who demanded payment pursuant to Sections 3.04, 3.08 or 3.10 or exercised its rights pursuant to Section 3.09(a)(iii); provided, however, that such Lender shall not be replaced or removed hereunder until such Lender has been repaid in full all amounts owed to it pursuant to this Agreement and the other Transaction Documents (including Sections 3.06 and 3.08) unless any such amount is being contested by the Borrower in good faith.

3.12. Sharing of Payments, Etc.

(a) If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Obligations owing to it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Commitment Percentage of payments on account of the Obligations obtained by all the Lenders (an “excess payment”), such Lender shall forthwith (i) notify the Administrative Agent of such fact, and (ii) purchase from the other Lenders such participations in such Obligations owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s Commitment Percentage (according to the proportion of (A) the amount of such paying Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased pursuant to this Section 3.12 and will in each case notify the Lenders following any such purchases.

(b) If any Lender shall commence any action or proceeding in any court to enforce its rights hereunder after consultation with the other Lenders and, as a result thereof or in connection therewith, it shall receive any excess payment, then such Lender shall not be required to share any portion of such excess payment with any Lender which has the legal right to, but does not, join in any such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in another court.

(c) The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.12 may exercise all its rights of set-off with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

3.13. Extension of Termination Date.

(a) The Borrower may, within ninety (90) days, but not less than sixty (60) days prior to February 28, 2011 (the “Extension Request Date”), by notice to the Administrative Agent (the “Extension Notice”), make written request of the Lenders to extend the Termination Date for an additional period of 364 days (the “Extended Termination Date”). The terms and conditions of the requested extension shall be included in the Extension Notice, including a summary of any changes to the terms of this Agreement proposed by the Borrower. The Administrative Agent will give prompt notice to each of the Lenders of its receipt of any such Extension Notice. Each Lender shall make a determination not later than thirty (30) days prior to the Extension Request Date (the “Extension Consent Date”) as to whether or not it will agree to extend the Termination Date as requested (such approval of extension shall be an “Extension Consent”); provided, however, that failure by any Lender to make a timely response to the Borrower’s request for extension of the Termination Date shall be deemed to constitute a refusal by such Lender to extension of the Termination Date.

(b) If by any Extension Consent Date, the Borrower and the Administrative Agent have not received an Extension Consent from any Lender, the Termination Date, as it relates to such Lender, shall not be extended and any Loans made by such Lender and all accrued and unpaid interest thereon shall be due and payable on such Termination Date.

(c) No refusal by any one Lender to consent to any extension of the Termination Date shall affect the extension of the Termination Date as it may relate to the Loans of any Lender that consents to such extension as provided in Section 3.13(a), and one or more Lenders may consent to the extension of the Termination Date as it relates to them not withstanding any refusal by any other Lenders so to consent. For the avoidance of doubt, approval of all Lenders shall not be required for any Lender to accept the extension request.

(d) If any Lender does not deliver an Extension Consent as provided in Section 3.13(a), upon the repayment of the Loans of such Lender pursuant to Section 3.13(b), the Borrower may with the approval of the Administrative Agent amend this Agreement as provided in Section 13.02 and 13.06 to add one or more other Lenders as parties, with such Loans as may be agreed to by the Administrative Agent and such other Lender or Lenders.

(e) The Administrative Agent shall promptly advise each Lender of any change in the Aggregate Exposure and shall promptly provide each of the Lenders with a copy of any amendment made pursuant to Section 3.13(d).

(f) If pursuant to this Section, any Lender agrees to extend its Termination Date, then, effective as of the Termination Date, the Termination Date with respect to such Lenders shall be extended to the Extended Termination Date (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day).

ARTICLE IV

CONDITIONS PRECEDENT

4.01. Conditions to Effectiveness. The obligations of the Lenders under this Agreement are subject to the satisfaction or waiver of the following conditions precedent (the date on which all such conditions precedent are satisfied or waived being the “Effective Date”):

(a) Agreement. The Administrative Agent shall have received counterparts of this Agreement duly executed by each party hereto.

(b) Opinions of Borrower’s and each Guarantor’s Counsel. The Administrative Agent shall have received (i) the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Borrower and the Guarantors, in substantially the form of Exhibit E, and (ii) the opinion of Lic. Ramiro G. Villareal Morales, Mexican counsel to the Borrower, in substantially the form of Exhibit F.

(c) Opinion of Counsel to the Administrative Agent. The Administrative Agent shall have received (i) a favorable opinion of Ritch Mueller, S.C., special Mexican counsel to the Administrative Agent and the Lenders, and (ii) the opinion of Clifford Chance US LLP, New York counsel to the Lenders.

(d) Governmental Approvals. The Administrative Agent shall have received certified copies of any and all necessary approvals, authorizations, or consents of, or notices to, or registrations with any Governmental Authority required for the Borrower and each Guarantor to enter into, or perform its obligations under, the Transaction Documents.

(e) Organizational Documents of the Borrower and the Guarantors. The Administrative Agent shall have received certified copies of (i) the acta constitutiva and estatutos sociales in effect on the Effective Date of the Borrower and each Guarantor, (ii) the powers-of-attorney of each Person executing any Transaction Document on behalf of the Borrower and each Guarantor, together with specimen signatures of such Person, and (iii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each such Transaction Document and the transactions contemplated hereby and thereby. All certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the date of such certificates (which shall not be earlier than five (5) Business Days before the Effective Date).

(f) Agent for Service of Process. The Administrative Agent shall have received a power of attorney, notarized under Mexican law, granted by the Borrower and each Guarantor to the Process Agent in respect of the Transaction Documents together with evidence that the Process Agent has accepted its appointment as Process Agent pursuant to Section 13.12.

(g) Fees and Expenses. The Borrower shall have paid all applicable and duly substantiated reasonable fees and expenses owing to the Lenders and the Administrative Agent to the extent of and payable on or before the Effective Date of the Agreement, and all other fees and expenses owing hereunder and under the Fee Letters to the extent due and payable on or before the Effective Date of the Agreement.

(h) No Default. No Default or Event of Default shall have occurred and be continuing either prior to or after giving effect to the transactions contemplated on the Effective Date, and the Borrower and each Guarantor shall have provided a certificate from a Responsible Officer of the Borrower to such effect to the Administrative Agent.

(i) Representations and Warranties. The representations and warranties of the Borrower and of each Guarantor contained in this Agreement and each other Transaction Document shall be true on and as of the Effective Date, and the Borrower and each Guarantor shall have provided a certificate to such effect to the Administrative Agent.

(j) No Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2007 (excluding the financial condition and events specifically disclosed in (i) the Borrower’s filings made with the US Securities and Exchange Commission or the Bolsa Mexicana de Valores, S.A.B. de C.V. after December 31, 2007, (ii) in the Borrower’s unaudited financial statements for each of the first three Quarterly Periods of 2008) or (iii) in the guidance relating to the fourth financial quarter of 2008 published by the Borrower on December 15, 2008 on its web page, and there shall have occurred no circumstance and/or event of a financial, political or economic nature in Mexico that has a reasonable likelihood of having a material adverse effect on the ability of the Borrower or the Guarantors to perform their obligations under this Agreement and the other Transaction Documents.

(k) No Litigation. Except as set forth in Schedule 5.06, there is no pending or threatened action, suit, investigation, litigation or proceeding, affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator that (a) would be reasonably likely to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated thereby, and the Borrower shall have provided a certificate from a Responsible Officer of the Borrower to such effect to the Administrative Agent.

(l) Derivatives Agreements. The Administrative Agent shall have received a schedule, in the form of Schedule 4.01(l), evidencing the outstanding Derivatives agreements to which the Borrower or any Subsidiary is a party showing the aggregate marked-to-market position in respect of each such Derivatives agreement by the category (i.e. interest rate derivatives, currency derivatives, capital hedges and equity derivatives), as of the date falling four (4) Business Days prior to the Effective Date.

(m) Other Documents. The Administrative Agent shall have received such other certificates, powers of attorney and other documents and undertakings relating to the authority for, and the execution, delivery and validity of, the Transaction Documents, as may be reasonably requested by the Administrative Agent or any Lender through the Administrative Agent.

4.02. Conditions Precedent to Borrowing. The obligation of any Lender to make a Loan on the Disbursement Date is subject to the satisfaction of the following conditions:

(a) Notes. There shall have been delivered to the Administrative Agent, for the account of such Lender, a Note executed by the Borrower and the Guarantors through their duly empowered representatives;

(b) Notices. The Administrative Agent shall have received the Notice of Borrowing;

(c) No Default. Immediately before and after giving effect to the Borrowing, no Default or Event of Default shall have occurred and be continuing and the Borrowing will not cause or result in a Default or Event of Default;

(d) Representations and Warranties. The representations and warranties of the Borrower contained in this Agreement and in each other Transaction Document and of each Guarantor contained in this Agreement shall be true and correct in all material respects on and as of the date of the Borrowing;

(e) Existing Bilateral Facilities. Arrangements (satisfactory to the Joint Arrangers) shall be in place providing for the simultaneous prepayment of outstanding indebtedness under each of the Existing Bilateral Facilities that is expected to be prepaid from the proceeds of the Loans; and

(f) CEMEX España 2009 Facility and CEMEX España Tranche B Facility. The Administrative Agent shall have received evidence reasonably satisfactory to the Joint Arrangers that (i) all conditions of the CEMEX España Facility shall have been satisfied or waived and the deemed funding thereunder has occurred or will simultaneously occur with the funding of the Loans and (ii) the CEMEX España Tranche B Extension, in an amount greater than U.S.$1,500,000,000 has become effective or will simultaneously become effective with the funding of the Loans.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower represents and warrants that:

5.01. Corporate Existence and Power.

(a) The Borrower is a corporation (sociedad anónima bursátil de capital variable) duly incorporated, validly existing and in good standing under the laws of Mexico and has all requisite corporate power and authority (including all governmental licenses, permits and other approvals except for such licenses, permits and approvals the absence of which will not have a Material Adverse Effect) to own its assets and carry on its business as now conducted and as proposed to be conducted.

(b) All of the outstanding stock of the Borrower has been validly issued and is fully paid and non-assessable.

5.02. Power and Authority; Enforceable Obligations.

(a) The execution, delivery and performance by the Borrower of each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action pursuant to the estatutos sociales of the Borrower.

(b) This Agreement and the other Transaction Documents to which the Borrower is a party have been (or, in the case of the Notes, when executed and delivered, will have been) duly executed and delivered by the Borrower and constitute (or, in the case of the Notes, when executed and delivered, will constitute) the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as enforceability may be limited by applicable concurso mercantil, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equity principles.

5.03. Compliance with Law and Other Instruments. The execution, delivery of and performance under this Agreement and each of the other Transaction Documents to which the Borrower is a party and the consummation of the transactions herein or therein contemplated, and compliance with the terms and provisions hereof and thereof, do not and will not (a) conflict with, or result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any Lien upon the assets of the Borrower pursuant to, any Contractual Obligation of the Borrower or (b) result in any violation of the estatutos sociales of the Borrower or any provision of any Requirement of Law applicable to the Borrower.

5.04. Consents/Approvals. No order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing with, or exemption by, any Governmental Authority or third party is required to authorize, or is required in connection with, the execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents to which the Borrower is a party or the taking of any action contemplated hereby or by any other Transaction Document.

5.05. Financial Information. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2007, and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG Cardenas Dosal, S.C., independent public accountants, and the consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2008, and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by a Responsible Officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at September 30, 2008, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with Mexican FRS, consistently applied.

5.06. Litigation. Except as set forth in Schedule 5.06, as of the Effective Date, there is no pending or threatened action, suit, investigation, litigation or proceeding, including any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator that (a) would be reasonably likely to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated thereby, and there has been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the litigation described in Schedule 5.06.

5.07. No Immunity. The Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and each other Transaction Document to which it is a party and the execution, delivery and performance of this Agreement or any such other Transaction Document by the Borrower constitute private and commercial acts rather than public or governmental acts. Under the laws of Mexico neither the Borrower nor any of its property has any immunity from jurisdiction of any court or any legal process (whether through service or notice, attachment prior to judgment or attachment in aid of execution).

5.08. Governmental Regulations. The Borrower is not, and is not controlled by, an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended.

5.09. Direct Obligations; Pari Passu; Liens.

(a) (i) This Agreement constitutes a direct, unconditional unsubordinated and unsecured obligation of the Borrower, and (ii) the Loans, when made, will constitute direct, unconditional unsubordinated and unsecured obligations of the Borrower.

(b) The obligations of the Borrower under this Agreement and the Loans rank and will rank in priority of payment at least pari passu with all other senior unsecured Debt of the Borrower.

(c) There are no Liens on the property of the Borrower or any of its Subsidiaries other than Permitted Liens.

5.10. Subsidiaries. All Material Subsidiaries of the Borrower as of September 30, 2008 are listed on Schedule 5.10.

5.11. Ownership of Property. (a) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except Permitted Liens, except as set forth in the Risk Factors in the Borrower’s Form 20-F for the year ended December 31, 2007 filed with the U.S. Securities and Exchange Commission (the “SEC”) and updated in the Borrower’s Form 6-K filed on August 19, 2008 with the SEC, in each case, with respect to Capital Stock in and assets of CEMEX Venezuela S.A.C.A., and (b) each Credit Party maintains insurance as required by Section 7.05.

5.12. No Recordation Necessary.

(a) This Agreement is, and when executed the Notes will be, in proper legal form under the law of Mexico for the enforcement thereof against the Borrower under the law of Mexico. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Transaction Document in Mexico, it is not necessary that this Agreement or any other Transaction Document be filed or recorded with any Governmental Authority in Mexico or that any stamp or similar tax be paid on or in respect of this Agreement or any other document to be furnished under this Agreement, unless such stamp or similar taxes have been paid by the Borrower; provided, however, that in the event any legal proceedings are brought in the courts of Mexico, an official Spanish translation of the documents required in such proceedings, including this Agreement, would have to be approved by the court after the defendant is given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

(b) It is not necessary (i) in order for the Administrative Agent or any Lender to enforce any rights or remedies under the Transaction Documents, or (ii) solely by reason of the execution, delivery and performance of this Agreement by the Administrative Agent or any Lender, that the Administrative Agent or such Lender be licensed or qualified with any Mexican Governmental Authority or be entitled to carry on business in Mexico.

5.13. Taxes.

(a) Each Obligor has filed all material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any material assessment received by the Borrower, except where the same may be contested in good faith by appropriate proceedings and as to which such Obligor maintains reserves to the extent it is required to do so by law or pursuant to Mexican FRS. The charges, accruals and reserves on the books of each Obligor in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

(b) Except for taxes imposed by way of withholding on interest, fees and commissions paid to non-Mexican residents, there is no tax (other than taxes on, or measured by, income or profits), levy, impost, deduction, charge or withholding imposed, levied, charged, assessed or made by or in Mexico or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of this Agreement or any of the other Transaction Documents or (ii) on any payment to be made by the Borrower pursuant to this Agreement or any of the other Transaction Documents. The Borrower and each Guarantor is permitted to pay any additional amounts payable pursuant to Section 3.04.

5.14. Compliance with Laws. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable Requirements of Law (including with respect to the licenses, certificates, permits, franchises, and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, antitrust laws or Environmental Laws and the rules and regulations and laws with respect to social security, workers’ housing funds, and pension funds obligations), except where the failure to so comply would not have a Material Adverse Effect.

5.15. Absence of Default. No Default or Event of Default has occurred and is continuing.

5.16. Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent, the Joint Arrangers or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (other than projections and other “forward-looking” information that have been prepared on a reasonable basis and in good faith by the Borrower) is, and all such information hereafter furnished by the Borrower to the Administrative Agent, the Joint Arrangers or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified and does not omit to state any material fact necessary in order to make the statements contained herein or therein, taken as a whole, not misleading. The Borrower has disclosed to the Lenders in writing any and all facts which may have a Material Adverse Effect.

5.17. Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity. In any action or proceeding involving the Borrower arising out of or relating to this Agreement in any Mexican court or tribunal, any Lender, the Joint Arrangers and the Administrative Agent would be entitled to the recognition and effectiveness of the choice of law, submission to jurisdiction and waiver of sovereign immunity provisions of Sections 13.10, 13.11 and 13.13.

5.18. Aggregate Exposure. The Aggregate Exposure does not exceed the Aggregate Committed Amount.

5.19. Pension and Welfare Plans. During the consecutive twelve-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which would reasonably be expected to result in the incurrence by any Credit Party, any of its Subsidiaries, or any its

ERISA Affiliates of any material liability (other than liabilities incurred in the ordinary course of maintaining the Pension Plan), fine or penalty. No Credit Party, nor any of its Subsidiaries, has any contingent liability with respect to any post-retirement benefit under a Welfare Plan subject to ERISA which would reasonably be expected to have a Material Adverse Effect, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

5.20. Environmental Matters.

Except as would not have or be reasonably expected to have a Material Adverse Effect:

(a) Each of the properties owned or leased by a Credit Party or any of its Subsidiaries (the “Real Properties”) and all operations at the Real Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Real Properties or the businesses operated by the Credit Parties or any of their Subsidiaries (the “Businesses”), and there are no conditions relating to the Businesses or Real Properties that would reasonably be expected to give rise to liability under any applicable Environmental Laws.

(b) No Credit Party has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance or liability regarding Hazardous Materials or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor, to the knowledge of a Credit Party or any of its Subsidiaries, is any such notice being threatened.

(c) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by, or on behalf or with the permission of, a Credit Party or any of its Subsidiaries in a manner that would give rise to liability under any applicable Environmental Laws.

(d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of a Credit Party or any of its Subsidiaries, threatened, under any Environmental Law to which a Credit Party or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to a Credit Party or any of its Subsidiaries, the Real Properties or the Businesses.

(e) There has been no release (including disposal) or to the Borrower’s knowledge, threat of release of Hazardous Materials at or from the Real Properties, or arising from or related to the operations of a Credit Party or any of its Subsidiaries in connection with the Real Properties or otherwise in connection with the Businesses where such release constituted a violation of, or would give rise to liability under, any applicable Environmental Laws.

(f) None of the Real Properties contains any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that, if released, constitute a violation of, or could give rise to liability under, Environmental Laws.

(g) No Credit Party, nor any of its Subsidiaries, has assumed any liability of any Person (other than another Credit Party or one of its Subsidiaries) under any Environmental Law.

(h) This Section 5.20 constitutes the only representations and warranties of the Credit Parties with respect to any Environmental Law or Hazardous Substance.

5.21. Margin Regulations. No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities. If requested by any Lender or Participant or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender or Participant a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U, except in compliance with Regulation U or any “margin security” within the meaning of Regulation T, except in compliance with Regulation T. Neither the execution and delivery hereof by the Borrower, nor the performance by it of any of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U, or X.

5.22. No Material Adverse Change. No Material Adverse Effect has occurred since December 31, 2007 (excluding the financial condition and events previously disclosed in (i) the Borrower’s filings made with the US Securities and Exchange Commission or the Bolsa Mexicana de Valores, S.A.B de C.V. after December 31, 2007; or (ii) in the Borrower’s unaudited financial statements for each of the first three Quarterly Periods of 2008).

5.23. Solvency. The Borrower and each Guarantor is, and after giving effect to the Loans and each of the transactions contemplated by this Agreement and the Transaction Documents will be, Solvent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS

Each of the Guarantors separately represents and warrants that:

6.01. Corporate Existence and Power.

(a) Such Guarantor is a corporation (sociedad anónima de capital variable) duly incorporated, validly existing and in good standing under the laws of Mexico and has all requisite corporate power and authority (including all governmental licenses, permits and other approvals except for such licenses, permits and approvals the absence of which will not have a Material Adverse Effect) to own its assets and carry on its business as now conducted and as proposed to be conducted.

(b) All of the outstanding stock of such Guarantor has been validly issued and is fully paid and non-accessible.

6.02. Power and Authority; Enforceable Obligations.

(a) The execution, delivery and performance by such Guarantor of each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within such Guarantor’s corporate powers and have been duly authorized by all necessary corporate action pursuant to the estatutos sociales of such Guarantor.

(b) This Agreement and the other Transaction Documents to which such Guarantor is a party have been duly executed and delivered by such Guarantor and constitute legal, valid and binding obligations of such Guarantor enforceable in accordance with their respective terms, except as enforceability may be limited by applicable concurso mercantil, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equity principals.

6.03. Compliance with Law and Other Instruments. The execution, delivery and performance of this Agreement and any of the other Transaction Documents to which such Guarantor is a party and the consummation of the transactions herein or therein contemplated, and compliance with the terms and provisions hereof and thereof, do not and will not (a) conflict with, or result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any Lien upon the assets of such Guarantor pursuant to, any Contractual Obligation of such Guarantor or (b) result in any violation of the estatutos sociales of such Guarantor or any provision of any Requirement of Law applicable to such Guarantor.

6.04. Consents/Approvals. No order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing with, or exemption by, any Governmental Authority or third party is required to authorize, or is required in connection with, the execution, delivery and performance by such Guarantor of this Agreement and the other Transaction Documents to which such Guarantor is a party or the taking of any action contemplated hereby or by any other Transaction Document.

6.05. Litigation; Material Adverse Effect. Except as set forth in Schedule 5.06, there is no pending or threatened action, suit, investigation, litigation or proceeding, including any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated thereby, and there has been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the litigation described in Schedule 5.06.

6.06. No Immunity. Such Guarantor is subject to civil and commercial law with respect to its obligations under this Agreement and each other Transaction Document to which it is a party and the execution, delivery and performance of this Agreement or any such other Transaction Document by such Guarantor constitute private and commercial acts rather than public or governmental acts. Under the laws of Mexico neither such Guarantor nor any of its property has any immunity from jurisdiction of any court or any legal process (whether through service or notice, attachment prior to judgment or attachment in aid of execution).

6.07. Governmental Regulations. Such Guarantor is not, and is not controlled by, an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended.

6.08. Direct Obligations; Pari Passu.

(a) This Agreement constitutes a direct, unconditional unsubordinated and unsecured obligation of such Guarantor.

(b) The obligations of such Guarantor under this Agreement rank and will rank in priority of payment at least pari passu with all other senior unsecured Debt of such Guarantor.

6.09. No Recordation Necessary. This Agreement is, and when executed the Notes will be, in proper legal form under the law of Mexico for the enforcement thereof against such Guarantor under the law of Mexico. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Transaction Document in Mexico, it is not necessary that this Agreement or any other Transaction Document be filed or recorded with any Governmental Authority in Mexico or that any stamp or similar tax be paid on or in respect of this Agreement or any other document to be furnished under this Agreement unless such stamp or similar taxes have been paid by the Borrower or the Guarantors; provided, however, that in the event any legal proceedings are brought in the courts of Mexico, an official Spanish translation of the documents required in such proceedings, including this Agreement, would have to be approved by the court after the defendant is given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

6.10. Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity. In any action or proceeding involving such Guarantor arising out of or relating to this Agreement in any Mexican court or tribunal, the Lenders, the Joint Arrangers and the Administrative Agent would be entitled to the recognition and effectiveness of the choice of law, submission to jurisdiction and waiver of sovereign immunity provisions of Sections 13.10, 13.11 and 13.13.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that for so long as any Obligation under this Agreement or any other Transaction Document remains unpaid or any Lender has any Commitment hereunder:

7.01. Financial Reports and Other Information. The Borrower will deliver to the Administrative Agent (with a copy for each Lender):

(a) as soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries containing consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, as of the end of such fiscal year and consolidated statements of income and cash flows of the Borrower and its Subsidiaries, for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by KPMG Cardenas Dosal, S.C. or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with Mexican FRS, such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) a certificate of a Responsible Officer of the Borrower, stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto; provided that, in the event of any change in the Mexican FRS used in the preparation of such financial statements, the Borrower shall also provide, for informational purposes only, a statement of reconciliation conforming such financial statements to Mexican FRS consistent with those applied in the preparation of the financial statements referred to in Section 5.05 and provided further that, all such documents will be prepared in English; and

(b) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries, as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with Mexican FRS and together with a certificate of a Responsible Officer of the Borrower, as to compliance with the terms of this Agreement and stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto; provided that, in the event of any change in the Mexican FRS used in the preparation of such financial statements, the Borrower shall also provide, for informational purposes only, a statement of reconciliation conforming such financial statements to Mexican FRS consistent with those applied in the preparation of the financial statements referred to in Section 5.05 and provided further that all such documents will be prepared in English.

7.02. Notice of Default and Litigation. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will notify each Lender):

(a) as soon as practicable and in any event within five (5) days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto; and

(b) promptly after the commencement thereof, notice of all litigation, actions, investigations and proceedings before any court, Governmental Authority or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 5.06 or the receipt of written notice by the Borrower or any of its subsidiaries of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation (including Environmental Laws) the violation of which could reasonably be expected to have a Material Adverse Effect.

7.03. Compliance with Laws and Contractual Obligations, Etc. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Requirements of Law (including with respect to the licenses, approvals, certificates, permits, franchises, notices, registrations and other governmental authorizations necessary to the ownership of its respective properties or to the conduct of its respective business, antitrust laws or Environmental Laws and laws with respect to social security and pension funds obligations) and all material Contractual Obligations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

7.04. Payment of Obligations. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies assessed, charged or imposed upon it or upon its property and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property, except where the failure to make such payments or effect such discharges could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

7.05. Maintenance of Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance with reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of established reputation engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

7.06. Conduct of Business and Preservation of Corporate Existence. The Borrower will continue to engage in business of the same general type as now conducted by the Borrower and will preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), licenses, consents, permits, notices or approvals and franchises deemed material to its business; provided that neither the Borrower nor any of its Subsidiaries shall be required to maintain its corporate existence in connection with a merger or consolidation in compliance with Section 8.03; and provided, further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Borrower or any such Subsidiary shall in its good faith judgment, determine that the preservation thereof is no longer in the best interests of the Borrower or such Subsidiary, as the case may be, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

7.07. Books and Records. The Borrower will keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with Mexican FRS, consistently applied.

7.08. Maintenance of Properties, Etc. The Borrower will:

(a) maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and

(b) maintain, preserve and protect all intellectual property and all necessary governmental and third party approvals, franchises, licenses and permits, material to the business of the Borrower or its Subsidiaries, provided neither paragraph (a) nor this paragraph (b) shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties or allowing to lapse certain approvals, licenses or permits which discontinuance is desirable in the conduct of its business and which discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.09. Use of Proceeds. The Borrower will use the proceeds of all Loans made hereunder solely to make repayments or prepayments of the Existing Bilateral Facilities, together with related interest, fees, costs and expenses incurred in connection therewith and related to this Agreement.

7.10. Pari Passu Ranking. The Borrower will ensure that at all times the Obligations of the Borrower and each of the Guarantors under the Transaction Documents constitute unconditional general obligations of such Obligor ranking in priority of payment at least pari passu with all other senior unsecured, unsubordinated Debt of such Obligor.

7.11. Transactions with Affiliates. The Borrower will conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are commercially reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

7.12. Maintenance of Governmental Approvals. The Borrower will maintain in full force and effect at all times all approvals of and filings with any Governmental Authority or third party required under applicable law for the conduct of its business (including, without limitation, antitrust laws or Environmental Laws) and the performance of the Obligors’ obligations hereunder and under the other Transaction Documents by the Borrower and/or the Guarantors, as applicable, and for the validity or enforceability hereof and thereof, except where failure to maintain any such approvals or filings could not reasonably be expected to have a Material Adverse Effect.

7.13. Inspection of Property. At any reasonable time during normal business hours and from time to time with at least ten (10) Business Days prior notice, or at any time if a Default or Event of Default shall have occurred and be continuing, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to examine and make abstracts from the records and books of account of, and visit the properties of, each of the Borrower or the Guarantors, and to discuss the affairs, finances and accounts of the Borrower or such Guarantor with any of its officers or directors and with its independent certified public accountants. All expenses associated with such inspection shall be borne by the inspecting Lenders; provided that if a Default or an Event of Default shall have occurred and be continuing, any expenses associated with such inspection shall be borne jointly and severally by the Borrower and the Guarantors.

7.14. Asset Sales. The Borrower shall, and shall procure that its Subsidiaries shall, use commercially reasonable efforts to make Asset Sales on or before June 30, 2009, the aggregate Net Cash Proceeds of which shall be no less than U.S.$1,000,000,000; provided that, each such Asset Sale shall be on terms reasonably acceptable to the Borrower; provided further that, if Asset Sales in such amount are not made by such date, the Borrower shall, or shall procure that a Subsidiary shall, use commercially reasonable efforts to complete a Securities Issuance pursuant to Section 2.01(h)(ii).

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower covenants and agrees that for so long as any Obligation under this Agreement or any other Transaction Document remains unpaid or any Lender has any Commitment hereunder:

8.01. Financial Conditions.

(a) The Borrower shall not permit the Consolidated Net Debt / EBITDA Ratio at any time to exceed:

(i) 4.50 to 1.0 during the Reference Period ending on March 31, 2009;

(ii) 4.75 to 1.0 during the Reference Period ending on June 30, 2009;

(iii) 4.50 to 1.0 during the Reference Period ending on each of September 30, 2009 and December 31, 2009;

(iv) 4.25 to 1.0 during the Reference Period ending on each of March 31, 2010 and June 30, 2010;

(v) 4.00 to 1.0 during the Reference Period ending September 30, 2010;

(vi) 3.75 to 1.0 during the Reference Period ending on each of December 31, 2010, March 31, 2011 and June 30, 2011; and

(vii) 3.50 to 1.0 during the Reference Period ending September 30, 2011 and during each Reference Period ending thereafter.

(b) The Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio for any Reference Period to be less than 2.50 to 1.0.

(c) Concurrently with the delivery by the Borrower of any financial statements pursuant to Section 7.01, the Borrower shall deliver to the Administrative Agent (with a copy to each Lender) a certificate from a Responsible Officer containing all information and calculations necessary for determining compliance by the Borrower with Sections 8.01(a) and (b) above.

(d) For the purposes of calculating the Consolidated Net Debt to EBITDA Ratio in Section 8.01(a) above only, “Consolidated Net Debt” shall not include any Debt which notwithstanding falling within the definition of Debt, is not required to be recorded as a liability by the Borrower on its consolidated balance sheet in accordance with Mexican FRS.

8.02. Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Borrower or any Subsidiary, whether now owned or held or hereafter acquired, other than the following Liens (“Permitted Liens”):

(a) Liens for taxes, assessments and other governmental charges the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves or other appropriate provision, if any, as shall be required by Mexican FRS shall have been made;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by Mexican FRS shall have been made;

(c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(d) any attachment or judgment Lien, unless the judgment it secures shall not, within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within sixty (60) days after the expiration of any such stay;

(e) Liens that are described in Schedule 8.02(e) hereto;

(f) any Lien on property acquired by the Borrower after the date hereof that was existing on the date of acquisition of such property; provided that such Lien was not incurred in anticipation of such acquisition, and any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price, of property acquired by the Borrower or any of its Subsidiaries after the date hereof; provided, further, that (A) any such Lien permitted pursuant to this clause (f) shall be confined solely to the item or items of property so acquired (including, in the case of any Acquisition of a corporation through the acquisition of fifty one percent (51%) or more of the voting stock of such corporation, the stock and assets of any Acquired Subsidiary or Acquiring Subsidiary) and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to, or is acquired for specific use with, such acquired property; and (B) if applicable, any such Lien shall be created within nine (9) months after, in the case of property, its acquisition, or, in the case of improvements, their completion;

(g) any Lien renewing, extending or refunding any Lien permitted by clause (f) above; provided that the principal amount of Debt secured by such Lien immediately prior thereto is not increased or the maturity thereof reduced and such Lien is not extended to other property;

(h) any Liens created on shares of capital stock of any of the Borrower’s Subsidiaries solely as a result of the deposit or transfer of such shares into a trust or a special purpose vehicle (including any entity with legal personality) of which such shares constitute the sole assets; provided that (A) any shares of Subsidiary stock held in such trust, corporation or entity could be sold by the Borrower; and (B) proceeds from the deposit or transfer of such shares into such trust, corporation or entity and from any transfer of or distributions in respect of the Borrower’s or any Subsidiary’s interest in such trust, corporation or entity are applied as provided under Section 8.04; and provided, further that such Liens may not secure Debt of the Borrower or any Subsidiary (unless permitted under another clause of this Section 8.02);

(i) any Liens on securities securing repurchase obligations in respect of such securities;

(j) any Liens in respect of any Qualified Receivables Transaction;

(k) in addition to the Liens permitted by the foregoing clauses (a) through (j), Liens securing Debt of the Borrower and its Subsidiaries (taken as a whole) not in excess of five percent (5%) of the Adjusted Consolidated Net Tangible Assets of the Borrower and its Subsidiaries; and

(l) any Liens on “margin stock” purchased with the proceeds of the Loans within the meaning of Regulation U, if and to the extent the value of all “margin stock” of the Borrower and its Subsidiaries exceeds twenty five percent (25%) of the value of the total assets of the Borrower and its Subsidiaries;

unless, in each case, the Borrower has made or caused to be made effective provision whereby the Obligations hereunder are secured equally and ratably with, or prior to, the Debt secured by such Liens (other than Permitted Liens) for so long as such Debt is secured.

8.03. Consolidations and Mergers. None of the Guarantors nor the Borrower shall, in one or more related transactions, (x) consolidate with or merge into any other Person or permit any other Person to merge into it or (y), directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties or assets to any Person, unless, with respect to any transaction described in clause (x) or (y), immediately after giving effect to such transaction:

(a) the Person formed by any such consolidation or merger, if it is not the Borrower or such Guarantor, or the Person that acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of the properties and assets of the Borrower or such Guarantor (any such Person, a “Successor”) (i) shall be a corporation organized and validly existing under the laws of its place of incorporation, which in the case of a Successor to the Borrower shall be Mexico, the United States, Canada, France, Belgium, Germany, Italy, Luxembourg, the Netherlands, Portugal, Spain, Switzerland or the United Kingdom, or any political subdivision thereof, (ii) in the case of a Successor to the Borrower, shall expressly assume, pursuant to a written agreement in form and substance satisfactory to the Required Lenders, the Obligations of the Borrower pursuant to this Agreement and the performance of every covenant on part of the Borrower to be performed and observed, and (iii) in the case of a Successor to any Guarantor, shall expressly assume, pursuant to a written agreement in form and substance satisfactory to the Required Lenders, the performance of every covenant of this Agreement on part of such Guarantor to be performed and observed;

(b) in the case of any such transaction involving the Borrower or any Guarantor, the Borrower or such Guarantor, or the Successor of any thereof, as the case may be, shall expressly agree to indemnify each Lender and the Administrative Agent against any tax, levy, assessment or governmental charge payable by withholding or deduction thereafter imposed on such Lender and/or the Administrative Agent solely as a consequence of such transaction with respect to payments under the Transaction Documents;

(c) immediately after giving effect to such transaction, including for purposes of this clause (c) the substitution of any Successor to the Borrower for the Borrower or the substitution of any Successor to a Guarantor for such Guarantor and treating any Debt or Lien incurred by the Borrower or any Successor to the Borrower, or by a Guarantor of the Borrower or any Successor to such Guarantor, as a result of such transactions as having been incurred at the time of such transaction (and Incurred for purposes of Section 8.07), no Default or Event of Default shall have occurred and be continuing; and

(d) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a written agreement is required in connection with such transaction, such written agreement comply with the relevant provisions of this Article VIII and that all conditions precedent provided for in this Agreement relating to such transaction have been complied with.

8.04. Sales of Assets, Etc. Without limitation of Section 2.01(h)(i), the Borrower will not, and will not permit any of its Material Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including the capital stock of any Subsidiary), other than (a) inventory, trade receivables and assets surplus to the needs of the business of the Borrower or any Subsidiary sold in the ordinary course of business, (b) assets not used, usable or held for use in connection with cement operations and related operations, and (c) any “margin stock” within the meaning of Regulation U acquired by the Borrower through a Tender Offer, unless the proceeds of the sale of such assets are retained by the Borrower or such Subsidiary, as the case may be, and, as promptly as practicable after such sale (but in any event within one hundred and eighty (180) days of such sale), the proceeds are applied to (i) expenditures for property, plant and equipment usable in the cement industry or related industries; (ii) the repayment of senior Debt of the Borrower or any of its Subsidiaries, whether secured or unsecured; or (iii) investments in companies engaged in the cement industry or related industries; provided however, that the net proceeds from Qualified Receivables Transactions to the extent exceeding, in the aggregate, the aggregate U.S.$ amount set forth in Schedule 1.01(d) shall be applied to the repayment of senior Debt of the Borrower or any of its Subsidiaries, whether secured or unsecured; and provided that, nothing in this Section 8.04 shall prevent any sale, lease or other disposal of assets from any Subsidiary to another Subsidiary.

8.05. Change in Nature of Business. The Borrower shall not make, or permit any of its Material Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

8.06. Margin Regulations. The Borrower shall not use any part of the proceeds of the Loans for any purpose which would result in any violation (whether by the Borrower, the Administrative Agent or the Lenders) of Regulation T, U or X of the Federal Reserve Board or to extend credit to others for any such purpose. The Borrower shall not engage in, or maintain as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined in such regulations).

8.07. Limitation on Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, Incur any Debt (including Acquired Debt), provided that, the Borrower or any Subsidiary may Incur Debt if on the date of such Incurrence and after giving effect thereto on a pro forma basis (as if such Debt had been Incurred on the first day of the relevant Reference Period): (a) the Consolidated Net Debt / EBITDA Ratio is less than 3.5 to 1.0 and (b) no Event of Default has occurred and is continuing or would result from the Incurrence of such Debt. Notwithstanding the foregoing, the Borrower and its Subsidiaries may Incur Permitted Debt.

(a) Upon each Incurrence of Debt, the Borrower or Subsidiary, as the case may be, may designate (and later re-designate) in its sole discretion pursuant to which category of Permitted Debt any Debt is being Incurred and may subdivide an amount of Debt and designate (and later redesignate) more than one such category pursuant to which such amount of Debt is being Incurred and such Permitted Debt shall not be deemed to have been Incurred or outstanding under any other category of Permitted Debt. For the avoidance of doubt, the inability of the Borrower or its Subsidiary to Incur Debt under one category shall not limit the ability of the Borrower or its Subsidiary to Incur Debt under another category.

(b) Accrual of interest shall not be deemed to be an Incurrence of Debt for purposes of this Section 8.07. Notwithstanding any other provision of this covenant, the maximum amount of Debt that the Borrower and its Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Debt, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.

(c) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred.

ARTICLE IX

OBLIGATIONS OF GUARANTORS

9.01. The Guaranty. Each of the Guarantors jointly and severally hereby unconditionally and irrevocably guarantees (as a primary obligor and not merely as surety) payment in full as provided herein of all Obligations payable by the Borrower to each Lender, the Administrative Agent and the Joint Arrangers under this Agreement and the other Transaction Documents and the Fee Letters, as and when such amounts become payable (whether at stated maturity, by acceleration or otherwise).

9.02. Nature of Liability. The obligations of the Guarantors hereunder are guarantees of payment and shall remain in full force and effect until all Obligations of the Borrower have been validly, finally and irrevocably paid in full and all Commitments have been terminated, and shall not be affected in any way by the absence of any action to obtain such amounts from the Borrower or by any variation, extension, waiver, compromise or release of any or all Obligations from time to time therefor. Each Guarantor waives all requirements as to promptness, diligence, presentment, demand for payment, protest and notice of any kind with respect to this Agreement and the other Transaction Documents.

9.03. Unconditional Obligations. Notwithstanding any contrary principles under the laws of any jurisdiction other than the State of New York, the obligations of each of the Guarantors hereunder shall be unconditional, irrevocable and absolute and, without limiting the generality of the foregoing, shall not be impaired, terminated, released, discharged or otherwise affected by the following:

(a) the existence of any claim, set-off or other right which either of the Guarantors may have at any time against the Borrower, the Administrative Agent, any Lenders or any other Person, whether in connection with this transaction or with any unrelated transaction;

(b) any invalidity or unenforceability of this Agreement or any other Transaction Document relating to or against the Borrower or either of the Guarantors for any reason;

(c) any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of any amount payable by the Borrower under this Agreement or any of the other Transaction Documents or the payment, observance, fulfillment or performance of any other Obligations;

(d) any change in the name, purposes, business, capital stock (including the ownership thereof) or constitution of the Borrower;

(e) any amendment, waiver or modification of any Transaction Document in accordance with the terms hereof and thereof; or

(f) any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, the Lenders or any other Person or any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge of or defense to either of the Guarantors’ obligations hereunder.

9.04. Independent Obligation. The obligations of each of the Guarantors hereunder are independent of the Borrower’s obligations under the Transaction Documents and of any guaranty or security that may be obtained for the Obligations. The Administrative Agent and the Lenders may neglect or forbear to enforce payment hereunder, under any Transaction Document or under any guaranty or security, without in any way affecting or impairing the liability of each Guarantor hereunder. The

Administrative Agent or the Lenders shall not be obligated to exhaust recourse or take any other action against the Borrower or under any agreement to purchase or security which the Administrative Agent or the Lenders may hold before being entitled to payment from the Guarantors of the obligations hereunder or proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent or the Lenders in favor of the Borrower or each of the Guarantors. Without limiting the generality of the foregoing, the Administrative Agent or the Lenders shall have the right to bring suit directly against either of the Guarantors, either prior or subsequent to or concurrently with any lawsuit against, or without bringing suit against, the Borrower and/or the other Guarantor.

9.05. Waiver of Notices. Each of the Guarantors hereby waives notice of acceptance of this ARTICLE IX and notice of any liability to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or nonpayment of any such liability, suit or the taking of other action by the Administrative Agent or the Lenders against, and any other notice, to the Guarantors.

9.06. Waiver of Defenses. To the extent permitted by New York law and notwithstanding any contrary principles under the laws of any other jurisdiction, each of the Guarantors hereby waives any and all defenses to which it may be entitled, whether at common law, in equity or by statute which limits the liability of, or exonerates, guarantors or which may conflict with the terms of this ARTICLE IX, including failure of consideration, breach of warranty, statute of frauds, merger or consolidation of the Borrower, statute of limitations, accord and satisfaction and usury. Without limiting the generality of the foregoing, each of the Guarantors consents that, without notice to such Guarantor and without the necessity for any additional endorsement or consent by such Guarantor, and without impairing or affecting in any way the liability of such Guarantor hereunder, the Administrative Agent and the Lenders may at any time and from time to time, upon or without any terms or conditions and in whole or in part, (a) change the manner, place or terms of payment of, and/or change or extend the time or payment of, renew or alter, any of the Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and this ARTICLE IX shall apply to the Obligations as so changed, extended, renewed or altered; (b) exercise or refrain from exercising any right against the Borrower or others (including the Guarantors) or otherwise act or refrain from acting; (c) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any such liability (whether due or not) of the Borrower to creditors of the Borrower other than the Administrative Agent and the Lenders and the Guarantors; (d) apply any sums by whomsoever paid or howsoever realized, other than payments of the Guarantors of the Obligations, to any liability or liabilities of the Borrower under the Transaction Documents or any instruments or agreements referred to herein or therein, to the Administrative Agent and the Lenders regardless of which of such liability or liabilities of the Borrower under the Transaction Documents or any instruments or agreements referred to herein or therein remain unpaid; (e) consent to or waive any breach of, or any act, omission or default under the Obligations or any of the instruments or agreements referred to in this Agreement and the other Transaction Documents, or otherwise amend, modify or supplement the Obligations or any of such instruments or agreements, including the Transaction Documents; and/or (f) request or accept other support of the Obligations or take and hold any security for the payment of the Obligations or the obligations of the Guarantors under this ARTICLE IX, or allow the release, impairment, surrender, exchange, substitution, compromise, settlement, rescission or subordination thereof. Furthermore, each of the Guarantors hereby waives to the extent permitted by law any right to which it may be entitled to under Articles 2830, 2836, 2842, 2845, 2846, 2848 and 2849 of the Mexican Federal Civil Code and related Articles contained in the Civil Codes of the States in Mexico. The Guarantors further expressly waive the benefits of order, excusión y division contained in Articles 2814, 2815, 2817, 2818, 2820, 2821, 2822, 2823, 2837, 2838, 2840, 2841 and other related Articles of the Mexican Federal Civil Code and related Articles contained in other Civil Codes of the States of Mexico. The Guarantors hereby represent that the terms of each such provision of each such civil code are known in form and substance to each such Guarantor.

9.07. Bankruptcy and Related Matters.

(a) So long as any of the Obligations remain outstanding, each of the Guarantors shall not, without the prior written consent of the Administrative Agent (acting with the consent of the Required Lenders), commence or join with any other Person in commencing any bankruptcy, liquidation, reorganization, concurso mercantil or insolvency proceedings of, or against, the Borrower.

(b) If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or the Notes is stayed upon the insolvency, bankruptcy, reorganization, concurso mercantil or any similar event of the Borrower or otherwise, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Lenders.

(c) The obligations of each of the Guarantors under this ARTICLE IX shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding or action, voluntary or involuntary, involving the bankruptcy, insolvency, concurso mercantil, receivership, reorganization, marshalling of assets, assignment for the benefit of creditors, readjustment, liquidation or arrangement of the Borrower or similar proceedings or actions or by any defense which the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding or action. Without limiting the generality of the foregoing, the Guarantors’ liability shall extend to all amounts and obligations that constitute the Obligations and would be owed by the Borrower but for the fact that they are unenforceable or not allowable due to the existence of any such proceeding or action.

(d) Each of the Guarantors acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any proceeding or action referred to above in Section 9.07(c) (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding or action, such interest as would have accrued on such portion of the Obligations if said proceedings or actions had not been commenced) shall be included in the Obligations, it being the intention of the Guarantors, the Administrative Agent, and the Lenders that the Obligations which are to be guaranteed by the Guarantors pursuant to this ARTICLE IX shall be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Obligations. The Guarantors will take no action to prevent any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person from paying the Administrative Agent, or allowing the claim of the Administrative Agent, for the benefit of the Administrative Agent, and the Lenders, in respect of any such interest accruing after the date of which such proceeding is commenced, except to the extent any such interest shall already have been paid by the Guarantors.

(e) Notwithstanding anything to the contrary contained herein, if all or any portion of the Obligations are paid by or on behalf of the Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered, directly or indirectly, from the Administrative Agent and/or the Lenders as a preference, preferential transfer, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes under this ARTICLE IX, to the extent permitted by applicable law.

9.08. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or application of funds of any of the Guarantors by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations shall have been indefeasibly paid in full in cash. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been indefeasibly paid in full in cash, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

9.09. Right of Contribution. Subject to Section 9.08, each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. The provisions of this Section 9.09 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Joint Arrangers and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Joint Arrangers and the Lenders for the full amount guaranteed by such Guarantor hereunder.

9.10. General Limitation on Guaranty. In any action or proceeding involving any applicable corporate law, or any applicable bankruptcy, insolvency, reorganization, concurso mercantil or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Section 9.10 would otherwise, taking into account the provisions of Section 9.09, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

9.11. Covenants of the Guarantors. Each Guarantor hereby covenants and agrees that, so long as any Obligations under this Agreement and any other Transaction Document remains unpaid or any Lender has any Commitment hereunder, it shall comply with the covenants contained or incorporated by reference in this Agreement to the extent applicable to it as a Subsidiary of the Borrower.

ARTICLE X

EVENTS OF DEFAULT

10.01. Events of Default. The following specified events shall constitute “Events of Default” for the purposes of this Agreement:

(a) Payment Defaults. The Borrower shall (i) fail to pay any principal of any Loan when due in accordance with the terms hereof, or (ii) fail to pay any interest on any Loan, any fee or any other amount payable under this Agreement or any Note (without duplication) within three (3) Business Days after the same becomes due and payable; or

(b) Representation and Warranties. Any representation or warranty made by the Borrower herein or in any other Transaction Document or made by either Guarantor herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Transaction Document, as applicable, shall prove to have been incorrect in any material respect on or as of the date made if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which (i) the chief financial officer of the Borrower or such Guarantor, as the case may be, becomes aware of such incorrectness, or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent; or

(c) Specific Defaults. The Borrower or a Guarantor, as applicable, shall fail to perform or observe any term, covenant or agreement contained in Section 7.01, 7.02(a), 7.06 (with respect to the Borrower’s and each Guarantor’s existence only), 7.10 or 7.13 or ARTICLE VIII; or

(d) Other Defaults. The Borrower or a Guarantor, as applicable, shall fail to perform or observe any term, covenant or agreement contained in this Agreement, the Notes, the Fee Letters, any Notice of Borrowings, any certificates, waivers, or any other agreement delivered pursuant to this Agreement (other than as provided in paragraphs (a) and (c) above) and such failure shall continue unremedied for a period of thirty (30) days after the earlier of the date on which (i) a Responsible Officer of the Borrower becomes aware of such failure, or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent at the request of any Lender; or

(e) Defaults under Other Agreements. The occurrence of a default or event of default under any indenture, agreement or instrument relating to any Material Debt of the Borrower or any of its Subsidiaries, and such default or event of default results in the acceleration of the maturity of any principal amount of such Material Debt prior to the date on which it would otherwise become due and payable; or any principal amount of Material Debt of the Borrower or any of its Subsidiaries shall not be paid upon the scheduled maturity thereof (after giving effect to any applicable grace period); or

(f) Voluntary Bankruptcy. The Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization, concurso mercantil or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or the equivalent thereof under Mexican law (including the Ley de Concursos Mercantiles); or

(g) Involuntary Bankruptcy. An involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, concurso mercantil or other similar law now or hereafter in effect (including but not limited to the Ley de Concursos Mercantiles) or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days; or an order for relief shall be entered against the Borrower or any Material Subsidiaries under any bankruptcy, insolvency suspensión de pagos or other similar law as now or hereafter in effect; or

(h) Monetary Judgment. A final judgment or judgments or order or orders not subject to further appeal for the payment of money in an aggregate amount in excess of U.S.$50,000,000 shall be rendered against the Borrower and/or any of its one or more Subsidiaries of the Borrower that are neither discharged nor bonded in full within thirty (30) days thereafter; or

(i) Pari Passu. The Obligations of the Borrower under this Agreement or of any Guarantor under this Agreement shall fail to rank at least pari passu with all other senior unsecured Debt of the Borrower or such Guarantor, as the case may be; or

(j) Validity of Agreement. The Borrower shall contest the validity or enforceability of any Transaction Document or shall deny generally the liability of the Borrower under any Transaction Documents or either Guarantor shall contest the validity of or the enforceability of their guarantee hereunder or any obligation of either Guarantor under ARTICLE IX hereof shall not be (or is claimed by either Guarantor not to be) in full force and effect;

(k) Governmental Authority. Any governmental or other consent, license, approval, permit or authorization which is now or may in the future be necessary or appropriate under any applicable Requirement of Law for the execution, delivery, or performance by the Borrower or either Guarantor of any Transaction Document to which it is a party or to make such Transaction Document legal, valid, enforceable and admissible in evidence shall not be obtained or shall be withdrawn, revoked or modified or shall cease to be in full force and effect or shall be modified in any manner that would have an adverse effect on the rights or remedies of the Administrative Agent or the Lenders; or

(l) Expropriation, Etc. Any Governmental Authority shall condemn, nationalize, seize or otherwise expropriate all or any substantial portion of the property of, or capital stock issued or owned by, the Borrower or either Guarantor or take any action that would prevent the Borrower or either Guarantor from performing its obligations under this Agreement, the Notes, the Fee Letters, any Notice of Borrowings, any certificates, waivers, or any other agreement delivered pursuant to this Agreement; or

(m) Moratorium; Availability of Foreign Exchange. A moratorium shall be agreed or declared in respect of any Debt of the Borrower or either Guarantor or any restriction or requirement not in effect on the date hereof shall be imposed, whether by legislative enactment, decree, regulation, order or otherwise, which limits the availability or the transfer of foreign exchange by the Borrower or either Guarantor for the purpose of performing any material obligation under this Agreement, the Notes, the Fee Letters, any Notice of Borrowings, any certificates, waivers, or any other agreement delivered pursuant to this Agreement; or

(n) Change of Ownership or Control. The beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of twenty percent (20%) or more in voting power of the outstanding voting stock of the Borrower or either Guarantor is acquired by any Person; provided that the acquisition of beneficial ownership of capital stock of the Borrower or either Guarantor by Lorenzo H. Zambrano or any member of his immediate family shall not constitute an Event of Default.

10.02. Remedies. If any Event of Default has occurred and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

terminate the Commitments and/or declare by notice to the Borrower the principal amount of all outstanding Loans to be forthwith due and payable, whereupon such principal amount, together with accrued interest thereon and any fees and all other Obligations accrued hereunder, shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; provided, however, that in the case of any Event of Default specified in Section 10.01(f) or (g), without notice or any other act by the Lenders, the Commitments shall be automatically terminated and the Loans (together with accrued interest thereon) and all other Obligations of the Borrower hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

10.03. Notice of Default. The Administrative Agent shall give notice to the Borrower of any event occurring under Section 10.01(a), (b), (c) or (d) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

10.04. Default Interest. In the event of default by the Borrower in the payment on the due date of any sum due under this Agreement, the Borrower shall pay interest on demand on such sum from the date of such default to the day of actual receipt of such sum by the Administrative Agent (as well after as before judgment) at the rate specified in Section 2.02(d). So long as the default continues, the default interest rate shall be recalculated on the same basis at intervals of such duration as the Administrative Agent may select, provided that the amount of unpaid interest at the above rate accruing during the preceding period (or such longer period as may be the shortest period permitted by applicable law for the capitalization of interest) shall be added to the amount in respect of which the Borrower is in default.

10.05. Remedies Independent. Any debt owing to a Lender under the Transaction Documents shall be a separate and independent debt. Except as otherwise stated in the Transaction Documents, (i) any right of a Lender under the Transaction Documents shall be a separate and independent right and (ii) a Lender may separately enforce its rights under the Transaction Documents.

ARTICLE XI

THE ADMINISTRATIVE AGENT

11.01. Appointment and Authorization. Each Lender hereby irrevocably designates and appoints BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer as the Administrative Agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this

Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Transaction Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent.

11.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

11.03. Liability of Administrative Agent. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by it or any such Person under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower, the Guarantors or any officer thereof contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Transaction Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Borrower, the Guarantors or any other party to any Transaction Document to perform its obligations hereunder or thereunder. Except as otherwise expressly stated herein, the Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower or the Guarantors.

11.04. Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or teletype message, statement, order or other document or telephone conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of failing to take, taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders (or when expressly required hereby, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction on or before the Effective Date.

11.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders) unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement and describing such Default or Event of Default and stating that such notice is a “Notice of Default”. The Administrative Agent shall promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

11.06. Credit Decision. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, the Guarantors, or any of their Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Guarantors, and their Affiliates and all applicable Lender regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower or the Guarantors. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or the Guarantors which may come into the possession of the Administrative Agent or any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact.

11.07. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify upon demand the Administrative Agent and its Affiliates, directors, officers, agents and employees (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitment Percentages in effect on the date the cause for indemnification arose, from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Obligations or the Termination Date) be imposed on, incurred by or asserted against the Administrative Agent (or any of its Affiliates, directors, officers, agents and employees) in any way relating to or arising out of this Agreement or any other Transaction Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or its Affiliates, directors, officers, agents or employees. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any reasonable and documented costs or out-of-pocket expenses (including legal fees) incurred by the Administrative Agent in connection with the preparation, execution, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.

11.08. Administrative Agent in Individual Capacity. BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower, the Guarantors or any of their Affiliates as though BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer or its Affiliates may receive information regarding the Borrower, the Guarantors and their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or the Guarantors) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to the Obligations, BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer in its individual capacity.

11.09. Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment shall be subject to the approval of the Borrower, such approval not to be unreasonably withheld (unless a Default or Event of Default shall have occurred and be continuing, in which case such approval shall not be required). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the retiring Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act on the part of such retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this ARTICLE XI and Sections 13.04 and 13.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor Administrative Agent has accepted the appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and either the Borrower or the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least U.S.$400,000,000.

ARTICLE XII

THE JOINT ARRANGERS

12.01. The Joint Arrangers. The Borrower hereby confirms the designation of each of BBVA Bancomer, S.A. Institucíon de Banca Múltiple, Grupo Financiero BBVA Bancomer, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Santander Investment Securities Inc., and The Royal Bank of Scotland PLC, as Joint Arrangers for this credit facility. The Joint Arrangers assume no responsibility or obligation hereunder for servicing, enforcement or collection of the Obligations, or any duties as agent for the Lenders. The title “Joint Arranger” or “Arranger” implies no fiduciary responsibility on the part of the Joint Arrangers to the Administrative Agent, or the Lenders and the use of either such title does not impose on the Joint Arrangers any duties or obligations under this Agreement except as may be expressly set forth herein.

12.02. Liability of Joint Arrangers. Neither the Joint Arrangers nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by them or any such Person under or in connection with this Agreement or any other Transaction Document (except for such Joint Arranger’s own gross negligence or willful misconduct), or (b) responsible in any manner to any Lender for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Joint Arrangers under or in connection with, this Agreement or any other Transaction Document or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of the Borrower or any other party to any other Transaction Document to perform its obligations hereunder or thereunder. Except as otherwise expressly stated herein, the Joint Arrangers shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower.

12.03. Joint Arrangers in their respective Individual Capacities. Each of BBVA Bancomer, S.A. Institucíon de Banca Múltiple, Grupo Financiero BBVA Bancomer, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Santander Investment Securities Inc., and The Royal Bank of Scotland PLC, and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Affiliates as though they were not the Joint Arrangers hereunder.

12.04. Credit Decision. Each Lender expressly acknowledges that neither the Joint Arrangers nor any of their respective Affiliates, officers, directors, employees, agents or attorneys-in-fact have made any representation or warranty to it, and that no act by the Joint Arrangers hereafter taken, including any review of the affairs of the Borrower or the Guarantors, shall be deemed to constitute any representation or warranty by the Joint Arrangers to any Lender. Each Lender acknowledges to the Joint Arrangers that it has, independently and without reliance upon the Joint Arrangers, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower or the Guarantors and their Affiliates and made its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Joint Arrangers, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower or the Guarantors. The Joint Arrangers shall not have any duty or responsibility to provide any Lender with any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Joint Arrangers or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

ARTICLE XIII

MISCELLANEOUS

13.01. Notices.

(a) Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon any party hereunder shall be in writing (including facsimile transmission) and shall be sent by an overnight courier service, transmitted by facsimile or delivered by hand to such party: (i) in the case of the Borrower, the Guarantors, the Joint Arrangers or the Administrative Agent, at its address or facsimile number set forth on Schedule 1.01(c) or at such other address or facsimile number as such party may designate by notice to the other parties hereto, and (ii) in the case of any Lender, at its address or facsimile number set forth in Schedule 1.01(b) or at such other address or facsimile number as such Lender may designate by notice to the Borrower, the Joint Arrangers and the Administrative Agent.

(b) Unless otherwise expressly provided for herein, each such notice, request, demand or other communication shall be effective (i) if sent by overnight courier service or delivered by hand, upon delivery, (ii) if given by facsimile, when transmitted to the facsimile number specified pursuant to paragraph (a) above and confirmation of receipt of a legible copy thereof is received, or (iii) if given by any other means, when delivered at the address specified pursuant to paragraph (a) above; provided, however, that notices to the Administrative Agent under ARTICLE II, III, IV or XI shall not be effective until received.

13.02. Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower or any Guarantor from the terms of this Agreement, shall in any event be effective unless the same shall be in writing, consented to by the Borrower or the applicable Guarantors, as the case may be, and acknowledged by the Administrative Agent (which shall be a purely ministerial action), and signed or consented to by the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a) (i) except as specifically provided herein, increase or decrease the Commitment of any Lender;

(i) except as set forth in Section 3.13, extend the maturity of any of the Obligations, extend the time of payment of interest thereon, or extend the Termination Date; or

(ii) forgive any Obligation, reduce the principal amount of the Obligations, reduce the rate of interest thereon, reduce the amount or change the method of calculation of any Fee hereunder, or change the provisions of Section 3.05(a);

in each case without the consent of the Borrower and each Lender directly affected thereby;

(b) (i) amend, modify or waive any provision of this Section 13.02;

(i) change the percentage specified in the definition of Required Lenders or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Agreement;

(ii) amend, modify or waive any provision of Section 4.01;

(iii) amend, modify or waive any provision of ARTICLE IX or release any Guarantor from its obligations hereunder; or

(iv) amend, modify or waive any provision of Section 13.06;

in each case without the consent of the Borrower and all the Lenders;

(c) amend, modify or waive any provision of ARTICLE XI without the written consent of the Administrative Agent; and

(d) amend, modify or waive any provision of ARTICLE XII without the consent of the Joint Arrangers.

13.03. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

13.04. Payment of Expenses, Etc. The Borrower agrees to pay on demand

(a) all reasonable and documented out-of-pocket costs and expenses (including reasonable legal fees and disbursements of Mexican and New York counsel to the Administrative Agent), travel, telephone and duplication expenses and other reasonable and documented costs and out of- pocket expenses in connection with the arrangement, documentation, negotiation and closing of the Transactions Documents;

(b) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with any amendment to, waiver of, or consent to any Transaction Document or the transactions contemplated hereby, including the reasonable fees and reasonable and documented out-of-pocket expenses of Mexican and New York counsel to the Administrative Agent; and

(c) all reasonable and documented, out-of-pocket costs and expenses incurred by the Administrative Agent or any Lender in connection with the enforcement of and/or preservation of any rights under this Agreement or any other Transaction Document (whether through negotiations, legal proceedings or otherwise), including the reasonable fees and reasonable and documented out-of-pocket expenses of Mexican and New York counsel to the Administrative Agent and such Lender.

13.05. Indemnification. The Borrower agrees to indemnify and hold harmless the Joint Arrangers, the Administrative Agent and each Lender and each of their Affiliates and their officers,

directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel and the allocated cost of in-house counsel), but excluding taxes that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) the Transaction Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or (b) or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower and each Guarantor also agrees not to assert any claim against the Joint Arrangers, the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Transaction Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Transaction Documents. Neither the Joint Arranger, the Administrative Agent, nor any Lender shall be deemed to have any fiduciary relationship with the Borrower or any Guarantor.

13.06. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon the Borrower, the Guarantors, their successors and assigns and shall inure to the benefit of the Joint Arrangers, the Administrative Agent and the Lenders and their respective successors and assigns, except that the Borrower and the Guarantors may not assign or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of all Lenders except pursuant to the terms of this Agreement.

(b) Any Lender may at any time, and any Lender, if demanded by the Borrower pursuant to Section 2.01(d) or Section 3.09 upon at least five (5) Business Days’ notice to such Lender and the Administrative Agent, shall, assign to one or more commercial banks either (i) registered as a Foreign Financial Institution and a resident (or having its principal office as a resident, if lending through a branch or agency) for tax purposes in a jurisdiction that is a party to an income tax treaty to avoid double taxation with Mexico on the date of such assignment, qualified to receive the benefits of said treaty or (ii) organized and existing under the laws of Mexico on the date of such assignment (each an “Assignee”) all, or a proportionate part of all, of its Commitment or Loan and its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement executed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Borrower and the Administrative Agent (which consents shall not be unreasonably withheld or delayed, and if a Default or Event of Default has occurred and is continuing, the consent of the Borrower shall not be required); provided, however, that if an Assignee is an Existing Lender or an Affiliate of such transferor Lender, which Affiliate is registered as a Foreign Financial Institution and meets the tax residence and qualification requirements of clause (ii) above and, at the time of such assignment, the additional amounts payable with respect to Taxes to such Assignee will not exceed such amounts payable to the transferor Lender, no such consent shall be required; and provided further that, in the case of an assignment of only part of such rights and obligations, the Assignee shall acquire a Commitment or Loan of not less than U.S.$3,000,000 and integral multiples of U.S.$1,000,000 in excess thereof. Upon execution and delivery of an Assignment and Assumption Agreement and payment by the Assignee to the transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment or Loan as set forth in such instrument of assumption (in addition to any Commitment or Loan previously held by it), and the transferor Lender shall be released from its obligations hereunder to a corresponding extent (except to the extent the same arose prior to the assignment), and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this paragraph (b), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that a new Note is issued to the Assignee at the expense of the Assignee. In connection with any such assignment (other than a transfer by a Lender to one of its Affiliates), the transferor Lender (or in the case of Section 3.10, the Borrower), without prejudice to any claims the Borrower may have against any Defaulting Lender, shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of U.S.$3,500.

(c) Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank of the United States in accordance with applicable law and without compliance with the foregoing provisions of this Section 13.06; provided, however, that such pledge or assignment shall not release such Lender from its obligations hereunder.

(d) Any Lender may, without any consent of the Borrower, the Administrative Agent or any other third party at any time grant to one or more banks or other institutions (i) registered as a Foreign Financial Institution and (ii) resident (or having its principal office as a resident, if lending through a branch or agency) for tax purposes in a jurisdiction that is a party to an income tax treaty to avoid double taxation with Mexico on the date of such assignment and qualified to receive the benefits of said treaty and having (at the time such Lender or financial institution becomes a Participant) a withholding tax rate under such treaty applicable to payments hereunder no higher than that applicable to payments to such Lender (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement extending the maturity of any Obligation in respect of which the participation was granted, or reducing the rate or extending the time for payment of interest thereon or reducing the principal thereof, or reducing the amount or basis of calculation of any fees to accrue in respect of the participation, without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 3.04, 3.06 and 3.10 with respect to its participating interest as if it were a Lender named herein; provided, however, that the Borrower shall not be required to pay any greater amounts pursuant to such Sections than it would have been required to pay but for the sale to such Participant of such Participant’s participation interest. An assignment or other transfer which is not permitted by paragraph (b) or (c) above shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this paragraph (d).

(e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.06, disclose to the Assignee or Participant or proposed Assignee or Participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the Assignee or Participant or proposed Assignee or Participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

13.07. Right of Set-off. In addition to any rights and remedies of the Lenders provided by law, each such Lender shall have the right, without prior notice to the Borrower or the Guarantors, any such notice being expressly waived by the Borrower and the Guarantors to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower or the Guarantors hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, or any branch or agency thereof to or for the credit or the account of the Borrower or the Guarantors. Each Lender agrees promptly to notify the Borrower, or such Guarantor, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.08. Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any other Person without the prior written consent of the Borrower, other than (a) to the Administrative Agent’s, or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 13.06(e), to actual or prospective Assignees and Participants, and then only on a confidential basis, (b) as required by any law, rule or regulation (including as may be required in connection with an audit by the Administrative Agent’s, or such Lender’s independent auditors, and as may be required by any self-regulating organizations) or as may be required by or necessary in connection with any judicial process and (c) as requested by any state, federal or foreign authority or examiner regulating banks or banking.

13.09. Use of English Language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language (other than the documents required to be provided pursuant to Section 4.01(e)(iii), Section 7.01 and Section 7.02 which shall be in the English language or in the Spanish language accompanied by an English translation or summary). Except in the case of the laws of, or official communications of, Mexico, the English language version of any such document shall control the meaning of the matters set forth therein.

13.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

13.11. Submission to Jurisdiction.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court located in the Borough of Manhattan in New York City and any appellate court thereof for purposes of any suit, legal action or proceeding arising out of or relating to this Agreement, any other Transaction Document or the transactions contemplated hereby, and each of the parties hereto hereby irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in such federal or New York State court and, with respect to the Borrower and the Guarantors, as well as in the competent court of their own corporate domicile, expressly waiving the right to the jurisdiction of any other courts pursuant to applicable law.

(b) Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such federal or New York State court and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding.

(c) Each of the parties hereto irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over it.

(d) Each of the parties hereto agrees, to the fullest extent it may effectively do so under applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in paragraph (a) above brought in any such court shall be conclusive and binding upon such party and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law.

(e) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY ARRANGER, THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

13.12. Appointment of Agent for Service of Process.

(a) The Borrower and each Guarantor hereby irrevocably appoints CT Corporation System, with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent (the “Process Agent”) to receive on behalf of itself and its property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding brought in any New York State or federal court sitting in New York City. The Borrower and each Guarantor hereby appoints as its conventional domicile exclusively to receive any of the notices and service of process, the domicile of the Process Agent mentioned above or any other domicile notified in writing by the Process Agent to the Borrower, the Administrative Agent or any Lender. Such service may be made by delivering a copy of such process to the Borrower or any Guarantor, as the case may be, in care of the Process Agent at its address specified above, and the Borrower and each Guarantor, as the case may be, hereby authorizes and directs the Process Agent to accept such service on its behalf. The appointment of the Process Agent shall be irrevocable until the appointment of a successor Process Agent. The Borrower and each Guarantor, further agrees to promptly appoint a successor Process Agent in New York City prior to the termination for any reason of the appointment of the initial Process Agent.

(b) Nothing in Section 13.11 or in this Section 13.12 shall affect the right of any party hereto to serve process in any manner permitted by law or limit any right that any party hereto may have to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

13.13. Waiver of Sovereign Immunity. To the extent that the Borrower or a Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, the Borrower or the Guarantor, as the case may be, hereby irrevocably waives such immunity in respect of its obligations hereunder to the extent permitted by applicable law. Without limiting the generality of the foregoing, the Borrower and each Guarantor agrees that the waivers set forth in this Section 13.13 shall have force and effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

13.14. Judgment Currency.

(a) All payments made under this Agreement and the other Transaction Documents shall be made in Dollars unless specified otherwise herein. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower in one currency (“Currency X”) into another currency (“Currency Y”), the parties hereto agree to the fullest extent that they may legally and effectively do so that the rate of exchange used shall be that at which in accordance with normal banking procedures (based on quotations from four major dealers in the relevant market) the Administrative Agent or each Lender, as the case may be, could purchase Currency X with Currency Y at or about 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given.

(b) The Obligations in respect of any sum due to any Lender or the Administrative Agent hereunder or under any other Transaction Document shall, to the extent permitted by applicable law notwithstanding any judgment expressed in a currency other than the applicable Currency X, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent of any sum adjudged to be so due in Currency Y such Lender or the Administrative Agent may in accordance with normal banking procedures purchase Currency X with Currency Y. If the amount of Currency X so purchased is less than the sum originally due to such Lender or the Administrative Agent, the Borrower and each of the Guarantors agree, to the fullest extent it may legally do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent against such resulting loss.

13.15. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

13.16. USA PATRIOT Act. The Lenders, to the extent that they are subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notify the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the Act.

13.17. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and the remaining portion of such provision and all other remaining provisions hereof will be construed to render them enforceable to the fullest extent permitted by law.

13.18. Survival of Agreements and Representations.

(a) All representations and warranties made herein or in any other Transaction Document shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) The covenants and agreements contained in Sections 3.04, 3.05, 3.06, 3.07, 3.08, 13.04, 13.05, 13.08, 13.09, 13.11, 13.12 and 13.14, and the obligations of the Lenders under Section 11.07, shall survive the termination of the Commitments and the payment of all Obligations and, in the case of any Lender that may assign any interest in its Commitment or obligations hereunder, with respect to matters occurring before such assignment, shall survive the making of such assignment to the extent any claim arising thereunder relates to any period prior to such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

CEMEX, S.A.B. de C.V.
as Borrower

By:	/s/ [illegible]
Name
Title:

CEMEX MÉXICO, S.A. de C.V.
as Guarantor

By:	/s/ [illegible]
Name:
Title:

CEMEX CONCRETOS, S.A. de C.V.
as Guarantor

By:	/s/ [illegible]
Name:
Title:

Signature Page to Credit Agreement

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER
as Administrative Agent

By:	/s/ [illegible]
Name:	/s/ [illegible]
Title:	Legal Representative

By:	/s/ Ricardo Cano Swain
Name:	Ricardo Cano Swain
Title:	Legal Representative

Signature Page to Credit Agreement

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER
as a Lender

By	/s/ Alejandro Cardenas
Name:	Alejandro Cardenas
Title:

By	/s/ [illegible]
Name:	[illegible]
Title:

Signature Page to Credit Agreement

BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C
as a Lender

By	/s/ Jorge Tovar Castro
Name:	Jorge Tovar Castro
Title:	Attorney in fact

By	/s/ Leone Vásquez Gómez
Name:	Leone Vásquez Gómez
Title:	Attorney in fact

Signature Page to Credit Agreement

BANCO NACIONAL DE MÉXICO, S.A. INTEGRANTE DEL GRUPO FINANCIERO BANAMEX
as a Lender

By	/s/ Julio Alvarez González
Name:	Julio Alvarez González
Title:	Director de Banca Corporativa y de Inversion 213-53

By	/s/ Leopoldo Amaya González
Name:	Leopoldo Amaya González
Title:	Director de Finanzes Corporativas 59-10

Signature Page to Credit Agreement

BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER
as a Lender

By	/s/ Wade A. Kit
Name:	Wade A. Kit
Title:	Director Loan Syndications

By	/s/ Octavano Còuttolene Mestre
Name:	Octavano Còuttolene Mestre
Title:	Managing Director

Signature Page to Credit Agreement

CITIBANK, N.A., NASSAU BAHAMAS BRANCH
as a Lender

By	/s/ Leslie Munroe
Name:	Leslie Munroe
Title:	Attorney-in-Fact
Citibank N.A.
Nassau, Bahamas Branch

By
Name:
Title:

Signature Page to Credit Agreement

CITIBANK (BANAMEX USA)
as a Lender

By	/s/ Jeff Healy
Name:	Jeff Healy
Title:	Senior Vice President

By	/s/ Jorge Figueroa
Name:	Jorge Figueroa
Title:	Executive Vice President

Signature Page to Credit Agreement

HSBC MÉXICO, S.A. INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO HSBC
as a Lender

By	/s/ Juancarlos Chavez Sevilla
Name:	Juancarlos Chavez Sevilla
Title:	Attorney in Fact

By
Name:
Title:

Signature Page to Credit Agreement

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER
as Joint Arranger

By	/s/ [illegible]
Name:
Title:

By	/s/ [illegible]
Name:
Title:

Signature Page to Credit Agreement

CITIGROUP GLOBAL MARKETS INC.
as Joint Arranger

By	/s/ Adrian Guzzoni
Name:	Adrian Guzzoni
Title:	Authorized Signatory

By
Name:
Title:

Signature Page to Credit Agreement

HSBC SECURITIES (USA) INC.
as Joint Arranger

By	/s/ Katia Bouazza
Name:	Katia Bouazza
Title:	Managing Director

By
Name:
Title:

Signature Page to Credit Agreement

SANTANDER INVESTMENT SECURITIES INC.
as Joint Arranger

By	/s/ Marcelo Castro
Name:	Marcelo Castro
Title:	Managing Director

By	/s/ Andres Barbosa
Name:	Andres Barbosa
Title:	Vice President

Signature Page to Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC
as Joint Arranger

By	/s/ [illegible]
Name:	/s/ [illegible]
Title:	MD

By	/s/ Juan Gortazan
Name:	Juan Gortazan
Title:

Signature Page to Credit Agreement

Schedule 1.01(a)

COMMITMENTS

Name of Lender	Tranche A Commitment (Dollars $)	Tranche B Commitment (Pesos MXN)
Banco Nacional de Comercio Exterior, S.N.C.	80,000,000
Banco Nacional de México, S.A. Integrante del Grupo Financiero Banamex		979,076,250
Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander	55,000,000	742,747,500
BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer	230,000,000	2,266,359,200
Citibank, N.A., Nassau Bahamas Branch	47,500,000
Citibank (Banamex USA)	25,000,000
HSBC México, S.A. Institución de Banca Múltiple Grupo Financiero HSBC		785,100,000

Total	$437,500,000	MXN4,773,282,950

Schedule 1.01(a)

Schedule 1.01(b)

LENDING OFFICES

Banco Nacional de Comercio Exterior, S.N.C.
Address:	Av. Gómez Morín # 350
Condominio Torre AON, 4th Floor, Local 42
Col. Valle del Campestre
San Pedro Garza García, N.L.
México 66265
Attention:	Horacio Vaquera / Adriana Pérez
Phone:	(5281) 8369-2122 / (5281) 8369-2139
Fax:	(5281) 8369-2155
E-mail:	hvaquera@bancomext.gob.mx / aperez@bancomext.gob.mx)

Banco Nacional de México, S.A.
Address:	Ave. Batallón de San Patricio 109 Sur
Piso 5, Col Valle Oriente
CP 66269 San Pedro Garza García, NL, México
Attention:	Ana Cecilia Ruiz Martinez
Phone:	+52 81 1226 8509
Fax:	+52 81 1226 8538
E-mail:	anaruizma@banamex.com

Banco Santander (México), S.A., Institucion de Banca Multiple, Grupo Financiero Santander
Address:	Paseo de la Reforma #500 Piso 1 Mod 110
Col. Santa Fe
Mexico City, Mexico
Attention:	Aldo Miranda Ortiz
Phone:	(5255) 5261 5164
Fax:	(5255) 5269 1834
E-mail:	almiranda@santander.com.mx

Attention:	Pablo Casarrubias López
Phone:	(5255) 5269 1832
Fax:	(5255) 5269 1834
E-mail:	pcasarrubias@santander.com.mx

BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer
Address:	Av. Vasconcelos 101 Ote. 1er Piso
Col. Residencial San Agustín
San Pedro Garza García, NL
México 66260
Attention:	Lorenzo Valdes Elizondo
Phone:	+(52) 81 8368 6965
Fax:	+(52) 81 8368 6980
E-mail:	l.valdes@bbva.bancomer.com

Schedule 1.01(b)

Citibank, N.A., Nassau Bahamas Branch
Address:	Av. Batallón de San Patricio No. 109
5to piso, Col. Valle Oriente,
Garza García, NL, México
Attention:	Tony Zertuche
Phone:	52 (81) 1226 8526
Fax:	52 (81) 1226 8560
E-mail:	mzertucheiz@banamex.com

Attention:	Jesús Cantú
Phone:	52 (81) 1226 8505
Fax:	52 (81) 1226 8560
E-mail:	jcantu@banamex.com

Citibank (Banamex USA)
Address:	2029 Century Park East
42nd FLR Loan Admin. & Ops Unit
Los Angeles, 90067
Attention:	Rosa Verdin, Vice Pres.
Phone:	(310) 203-3442
Fax:	(310) 203-3719
E-mail:	Rosa.verdin@citigroup.com

Attention:	Rory Lee
Phone:	(310) 203-3450
Fax:	(310) 203-3722
E-mail:	Rory.lee@citi.com

HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC
Address:	Blvd. Díaz Ordaz #123 Pte. Torre Sur,
Piso 5, Col Santa María
C.P. 64650, Monterrey, N.L.Mexico
Attention:	Cordelia Gonzalez
Phone:	52 81 8319 2229
Fax:	52 81 8319 2349
E-mail:	Cordelia.GONZALEZ@hsbc.com.mx

Schedule 1.01(b)

Schedule 1.01(c)

NOTICE DETAILS

BORROWER:

Address:	Ave. Ricardo Margáin Zozaya # 325
Col. Valle del Campestre
Garza García, N.L. 66265 México
Attention:	Agustín Blanco – Corporate Financing
Phone:	(5281) 8888 4586
Fax:	(5281) 8888 4465
E-mail:	agustin.blanco@cemex.com

Attention:	Francisco Contreras – Back office
Phone:	(5281) 8888 4093
Fax:	(5281) 8888 4019
E-mail:	franciscojavier.contreras@cemex.com

GUARANTORS:

Address:	Ave. Ricardo Margáin Zozaya # 325
Col. Valle del Campestre
Garza García, N.L. 66265 México
Attention:	Agustín Blanco – Corporate Financing
Phone:	(5281) 8888 4586
Fax:	(5281) 8888 4465
E-mail:	agustin.blanco@cemex.com

Attention:	Francisco Contreras – Back office
Phone:	(5281) 8888 4093
Fax:	(5281) 8888 4019
E-mail:	franciscojavier.contreras@cemex.com

JOINT ARRANGERS:

BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer
Attention:	Montes Urales 620 piso 2
Col. Lomas de Chapultepec
México D.F., México 11000
Attention:	Gonzalo Mañón
Phone:	(5255) 5201 2070
Fax:	(5255) 5201 2054
E-mail:	g.manon@bbva.bancomer.com

Citigroup Global Markets Inc.
Address:	390 Greenwich St, 1st floor
New York, NY 10012
U.S.A.
Attention:	Adrian Guzzoni
Phone	(212) 723 6810
Fax:	(646) 862 8167
E-mail:	adrian.guzzoni@citi.com

Schedule 1.01(c)

HSBC Securities (USA) Inc.
Address:	Blvd. Díaz Ordaz #123 Pte. Torre Sur, Piso 5, Col. Santa María, C.P. 64650, Monterrey,
Mexico
Attention:	Cordelia Gonzalez
Phone:	(5281) 8319 2229
Fax:	(5281) 8319 2349
E-mail:	Cordelia.Gonzalez@hsbc.com.mx

Santander Investment Securities Inc.
Address:	45 East 53rd Street
New York
NY 10022
Attention:	Andres Barbosa – Structured Finance
Phone:	+1 (212) 407-0993
Fax:	+1 (212) 407-4580
E-mail:	abarbosa@santander.us

The Royal Bank of Scotland plc
Address:	Edificio Serrano 49, C/ José Ortega y Gasset, 7, 28006 Madrid
Attention:	Antonio Casteleiro
Phone:	+34 91 438 5135
Fax:	+34 91 438 5307
E-mail:	Antonio.Casteleiro@rbs.com

ADMINISTRATIVE AGENT:

BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer
Address:	C/o Montes Urales No. 620; Col. Lomas de Chapultepec 1000 México,
Distrito Federal
Attention:	Concepción Zúñigo / Josué De León
Phone:	(5255) 5201-2063 / (5255) 5201-2630
Fax:	(5255) 5201-2054
Email:	c.zuniga@bbva.bancomer.com / j.jair@bbva.bancomer.com

Schedule 1.01(c)

Schedule 1.01(d)

EXISTING QUALIFIED RECEIVABLES TRANSACTIONS

	Description	Counterparty	Origin	Currency	Amount	Amount in USD	Maturity
CEMEX France S.A.S.	Amendment and Restated Receivables Assignment Agreement (as amended)	ING Bank (France) S.A.	May 31, 2006	EURO	160,000,000	224,720,000	May 31, 2009
Cemex Inc.	Amended and Restated Receivables Purchase Agreement (as amended)	JP Morgan Chase Bank, N.A./ Lloyds TSB Bank plc	March 20, 2008	USD	500,000,000	500,000,000	March 20, 2009
Cemex Mexico, S.A. de C.V.	Agreement for the Sale and Transfer of Ownership of Designated Receivables	WLB Funding, S.A. de C.V., SOFOM, E.N.R.	January 9, 2008	MXN	2,298,000,000	174,426,548	January 9, 2009
Cemex España, S.A.	Amended and Restated Receivables Purchase Agreement (as amended)	WestLB AG	May 9, 2006	EURO	300,000,000	421,350,000	May 9, 2011

TOTAL						1,320,496,548

Exchange rates as of January 1, 2009
US$/Euro	1.4045
US$/MXN	0.0759

Schedule 1.01(d)

Schedule 1.01(e)

EXISTING BILATERAL FACILITIES

INSTITUTION	CURRENCY	STATED MATURITY DATE	OUTSTANDING PRINCIPAL AMOUNT MXN	OUTSTANDING PRINCIPAL AMOUNT USD
HSBC México, S.A. Institución de Banca Múltiple Grupo Financiero HSBC	MXN	January 30, 2009	785,100,000.00
BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer	MXN	January 30, 2009	1,285,555,200.00
BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer	MXN	January 30, 2009	980,804,000.00
BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer	USD	January 30, 2009		75,000,000.00
BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer	USD	January 30, 2009		155,000,000.00
Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander	MXN	January 30, 2009	742,747,500.00
Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander	USD	January 30, 2009		55,000,000.00
CITIBANK, N.A. , NASSAU BAHAMAS BRANCH	USD	January 30, 2009		47,500,000.00
Banco Nacional de México, S.A. Integrante del Grupo Financiero Banamex	MXN	January 30, 2009	979,076,250.00
CITIBANK (BANAMEX USA)	USD	January 30, 2009		25,000,000.00
Banco Nacional de Comercio Exterior, S.N.C.	USD	February 13, 2009		20,000,000.00
Banco Nacional de Comercio Exterior, S.N.C.	USD	March 24, 2009		60,000,000.00

TOTAL			4,773,282,950.00	437,500,000.00

Schedule 1.01(e)

Schedule 2.01(h)(i)

SPECIFIED FINANCINGS

Debt Facilities, Notes, Bonds, Debt Instruments, Derivatives Agreements and Qualified Receivables Transactions	Currency	Stated Maturity Date	Outstanding Principal Amount	Outstanding in USD

Debt Facilities, Notes, Bonds, Debt Instruments
Cemex España Syndicated Agreement (RMC) dated September 24, 2004	USD	March 24, 2009	262,500,000	262,500,000
Cemex España Syndicated Agreement (RMC) dated September 24, 2004	USD	September 24, 2009	262,500,000	262,500,000
Cemex España Syndicated JPY 19308 dated June 13, 2003	JPY	March 30, 2009	19,308,000,000	212,783,778
Cemex SAB de CV Certificado Bursátil issued on January 8, 2008	MXN	February 5, 2009	454,784,000	34,519,758
Cemex SAB de CV Certificado Bursátil issued on January 15, 2008	MXN	February 12, 2009	429,600,000	32,608,201
Cemex SAB de CV Certificado Bursátil issued on January 22, 2008	MXN	February 19, 2009	484,640,000	36,785,937
Cemex SAB de CV Certificado Bursátil issued on April 15, 2005	MXN	April 10, 2009	1,895,930,900	143,908,043
Cemex SAB de CV 144-A Bond 09 issued on October 1, 1999	USD	October 1, 2009	61,516,000	61,516,000
Cemex SAB de CV US$700MM RCF (Dresdner not extended portion) dated June 23, 2004	USD	July 25, 2009	20,000,000	20,000,000
Cemex SAB de CV RCF Commerce Bank September 08, 2008	USD	March 6, 2009	25,000,000	25,000,000
Cemex SAB de CV RCF Commerce Bank December 22, 2008	USD	March 6, 2009	4,000,000	4,000,000
Cemex SAB de CV RCF Standard Chartered December 18, 2008	USD	March 26, 2009	30,000,000	30,000,000
Cemex SAB de CV RCF Bancomext October 14, 2008	USD	July 14, 2009	41,666,667	41,666,667
Cemex SAB de CV RCF Bancomext October 14, 2008	USD	October 14, 2009	41,666,667	41,666,667
Cemex España Póliza BNP dated January 25, 2008	USD	January 26, 2009	53,000,000	53,000,000
Cemex España Póliza Banca di Roma dated July 31, 2006	EUR	January 28, 2009	8,948,275	12,567,852
Cemex España Póliza JP Morgan dated January 14, 2004	EUR	February 13, 2009	2,062,414	2,896,660
Cemex España Póliza Bankinter dated December 21, 2004	EUR	March 6, 2009	381	535
Cemex España Póliza Bankinter dated December 21, 2004	USD	March 6, 2009	7,560,000	7,560,000
Cemex España Póliza Caja Asturias dated April 1, 2008	EUR	March 31, 2009	19,946,349	28,014,647
Cemex España Póliza Sabadell dated June 24, 2008	EUR	June 24, 2009	2,701,495	3,794,250
Cemex España Póliza Sabadell dated June 24, 2008	USD	June 24, 2009	38,980,442	38,980,442
Cemex España Póliza Fortis dated August 28, 2006	EUR	August 28, 2009	11,634,311	16,340,390
Cemex España Póliza Fortis dated August 28, 2006	JPY	August 28, 2009	1,854,931	20,442
Cemex España Póliza Fortis dated August 28, 2006	USD	August 28, 2009	7,735,803	7,735,803
Cemex España Póliza Fortis dated August 28, 2006	EUR	August 28, 2009	62,499	87,780
Cemex España Póliza Fortis dated August 28, 2006	USD	August 28, 2009	7,466,295	7,466,295
Environmental Bond dated December 4, 1997	USD	July 16, 2009	21,500,000	21,500,000
Environmental Bond dated February 15, 1983	USD	August 5, 2009	17,800,000	17,800,000
Cemex Materials LLC—ANZ dated February 21, 2003	USD	April 1, 2009	150,000,000	150,000,000
Cemex Materials LLC—BNP dated February 21, 2003	USD	April 1, 2009	37,500,000	37,500,000
Cemex Materials LLC—JP Morgan dated October 1, 2007	USD	March 23, 2009	50,000,000	50,000,000
Cemex Materials LLC—JP Morgan dated October 1, 2008	USD	April 1, 2009	40,000,000	40,000,000
Cemex Investments Ltd Bilateral RBS dated October 2008	GBP	January 31, 2009	31,716,666	46,553,723
Cemex Investments Ltd Bilateral RBS dated October 2008	USD	January 31, 2009	10,766,798	10,766,798
Cemex France Service Loan BNP dated January 15, 2009	EUR	February 13, 2009	20,000,000	28,090,000
Cemex France Service France Loan SocGen dated December 29, 2008	EUR	January 29, 2009	16,000,000	22,472,000
Cemex Puerto Rico Loan BBVA dated August 31, 2005	USD	August 31, 2009	30,000,000	30,000,000
Cemex Philippines loan with Banco de Oro dated January 19, 2009	USD	April 20, 2009	8,000,000	8,000,000
Cemex Colombia loan with Banco Credito dated October 29, 2008	COP	January 27, 2009	11,500,000,000	5,114,339

Schedule 2.01(h)(i)

Debt Facilities, Notes, Bonds, Debt Instruments, Derivatives Agreements and Qualified Receivables Transactions	Currency	Stated Maturity Date	Outstanding Principal Amount	Outstanding in USD
Cemex Colombia loan with Banco Credito dated October 30, 2008	COP	January 29, 2009	11,500,000,000	5,114,339
Cemex Colombia loan with Banco Occidente dated October 31, 2008	COP	January 29, 2009	15,000,000,000	6,670,877
Cemex Colombia loan with Banco Bogota dated November 5, 2008	COP	February 2, 2009	20,000,000,000	8,894,502
Cemex Colombia loan with Banco Ganadero dated November 4, 2008	COP	February 5, 2009	25,000,000,000	11,118,128
Cemex Colombia loan with Banco Occidente dated January 21, 2009	COP	April 21, 2009	15,000,000,000	6,670,877
Cemex Dominicana loan with BHQ dated November 6, 2008	DOP	February 6, 2009	100,000,000	2,828,854
Cemex Dominicana loan with BHQ dated November 7, 2008	DOP	February 9, 2009	100,000,000	2,828,854
Cemex Dominicana loan with BHQ dated November 12, 2008	DOP	February 12, 2009	50,000,000	1,414,427
Cemex Dominicana loan with BM Leon dated November 12, 2008	DOP	May 12, 2009	45,000,000	1,272,984
Cemex Dominicana loan with BM Leon dated November 13, 2008	DOP	May 13, 2009	100,000,000	2,828,854
Cemex Dominicana loan with BM Leon dated November 14, 2008	DOP	May 14, 2009	100,000,000	2,828,854
Cemex Dominicana loan with Banco Popular dated December 18, 2008	DOP	May 15, 2009	150,000,000	4,243,281
Cemex Dominicana loan with Banco Popular dated December 19, 2008	DOP	May 15, 2009	150,000,000	4,243,281
Cemex SAB de CV Facility with SCB dated August 04, 2008	USD	August 31, 2009	60,000,000	60,000,000
Cemex SAB de CV Facility with BNPP dated March 24, 2008	USD	March 24, 2009	32,000,000	32,000,000
Cemex España Syndicated Agreement (Rinker) dated December 05, 2006	USD	December 6, 2009	1,301,000,000	1,301,000,000
Cemex España JBF Agreement dated January 27, 2009—Facility A (US$)	USD	November 13, 2009	154,375,000	154,375,000
Cemex España JBF Agreement dated January 27, 2009—Facility B (EUR)	EUR	November 13, 2009	144,203,875	202,534,342
Cemex España JBF Agreement dated January 27, 2009—Facility A (US$)	USD	Diciembre 31, 2009	57,382,686	57,382,686
Cemex España JBF Agreement dated January 27, 2009—Facility B (EUR)	EUR	Diciembre 31, 2009	53,601,980	75,283,981

Derivatives Agreements
Cemex SAB de CV Capital Hedge Amounts due January 2009	USD	January, 2009	11,760,782	11,760,782
Cemex SAB de CV Capital Hedge Amounts due February 2009	USD	February, 2009	93,323,891	93,323,891
Cemex SAB de CV Capital Hedge Amounts due March 2009	USD	March, 2009	7,141,746	7,141,746
Cemex SAB de CV Capital Hedge Amounts due April 2009	USD	Apri1, 2009	48,327,439	48,327,439
Cemex SAB de CV Capital Hedge Amounts due July 2009	USD	July, 2009	21,871,303	21,871,303
Cemex SAB de CV Capital Hedge Amounts due August 2009	USD	August, 2009	11,648,578	11,648,578
Cemex SAB de CV Capital Hedge Amounts due September 2009	USD	September, 2009	42,202,287	42,202,287

Qualified Receivables Transactions
CEMEX France Finance S.A.S.- ING, Amendment and Restatement Agreement dated 11 December 2006 amending and restating the receivables the Receivables Assignment Agreement dated 31 May 2006 and as from time to time amended	EURO	May 1, 2009	160,000,000	224,720,000

Grol Enterprises, LLC / Cemex, Inc—JP Morgan / Loyds, Amended & Restated Receivables Purchase Agreement dated as of March 20, 2008, amending and restating the Receivables Purchase Agreement dated as of September 21, 2001 and as from time to time amended	USD	March 1, 2009	500,000,000	500,000,000

Cemex Mexico, S.A. de C.V. and Cemex Concreto, S.A. de C.V.- WLB Funding, Agreement for the Sale and Transfer of Ownership of Designated Receivables dated Jan 9, 2008 and as from time to time amended	MXN	Apr-2009	2,298,000,000	174,426,548

				899,146,548

			TOTAL	4,934,673,704

Exchange Rates as of Jan 1, 2009
USD/EURO	1.4045
USD/JPY	0.0110
USD/GBP	1.4678
USD/MXP	0.0759

Schedule 2.01(h)(i)

Debt Facilities, Notes, Bonds, Debt Instruments, Derivatives Agreements and Qualified Receivables Transactions	Currency	Stated Maturity Date	Outstanding Principal Amount	Outstanding in USD
Mexican Unidades de Inversión (UDIs)	4.1855

Schedule 2.01(h)(i)

Schedule 4.01(l)

Derivatives Agreements

FX and Interest Rate Derivatives	Notional (million USD)	Mark-to-Market (million USD)(1)
Interest Rate Derivatives	$15,594	-$4
Currency Derivatives	$2,424	$2
-CCSs Pesos	$528	-$87
-CCSs Others	$1,896	$89
Capital Hedge	—	—
Equity Derivatives(2)	798	$47
Total	$18,616	-$49
Dual Currency Perpetual	$2,953	$229
Total	$21,569	$180

(1)	As of closing of January 21, 2009

Schedule 4.01(l)

Schedule 5.06

Litigation Matters

A description of material actions, suits, investigations, litigations or proceedings, including Environmental Actions, affecting Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator is provided below.

Environmental Matters

United States

As of December 31, 2008, CEMEX, Inc. and its subsidiaries had accrued liabilities specifically relating to environmental matters in the aggregate amount of approximately U.S.$43.0 million. The environmental matters relate to (i) the disposal of various materials, in accordance with past industry practice, which might be categorized as hazardous substances or wastes, and (ii) the cleanup of sites used or operated by CEMEX, Inc., including discontinued operations, regarding the disposal of hazardous substances or wastes, either individually or jointly with other parties. Most of the proceedings are in the preliminary stage, and a final resolution might take several years. For purposes of recording the provision, CEMEX, Inc. considers that it is probable that a liability has been incurred and the amount of the liability is reasonably estimable, whether or not claims have been asserted, and without giving effect to any possible future recoveries. The ultimate cost that might be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work, and negotiations with or litigation against potential sources of recovery have been completed.

CEMEX Construction Materials Florida, LLC f/k/a Rinker Materials of Florida, Inc., a subsidiary of CEMEX, Inc., holds one federal quarry permit and is the beneficiary of one of 10 other federal quarrying permits granted for the Lake Belt area in South Florida. The permit held by CEMEX Florida covers CEMEX Florida’s SCL and FEC quarries. CEMEX Florida’s Krome quarry is operated under one of the other federal quarry permits. The FEC quarry is the largest of CEMEX Floridas’ quarries measured by volume of aggregates mined and sold. CEMEX Florida’s Miami cement mill is located at the SCL quarry and is supplied by that quarry. A ruling was issued on March 22, 2006 by a judge of the U.S. District Court for the Southern District of Florida in connection with litigation brought by environmental groups concerning the manner in which the permits were granted. Although not named as a defendant, CEMEX Florida has intervened in the proceedings to protect its interests. The judge ruled that there were deficiencies in the procedures and analysis undertaken by the relevant governmental agencies in connection with the issuance of the permits. The judge remanded the permits to the relevant governmental agencies for further review, which review the governmental agencies have indicated in a recent announcement should take until mid February 2009 to conclude. The judge also conducted further proceedings to determine the activities to be conducted during the remand period. In July 2007, the judge issued a ruling that halted certain quarrying operations at three non-CEMEX Florida quarries. The judge left in place CEMEX Florida’s Lake Belt permits until the relevant government agencies complete their review. In a May 2008 ruling, the federal appellate court determined that the district court judge did not apply the proper standard of review to the permit issuance decision of the governmental agency, vacated the district court’s prior order, and remanded the proceeding to the district court to apply the proper standard of review; this review remains pending before the district court judge. If the Lake Belt permits are ultimately set aside or quarrying operations under them restricted, CEMEX Florida will need to source aggregates, to the extent available, from other locations in Florida or import aggregates. This would likely affect profits from our Florida operations. Any adverse impacts on the Florida economy arising from the cessation or significant restriction of quarrying operations in the Lake Belt could also have a material adverse effect on our financial results.

Schedule 5.06

Europe

In Great Britain, future expenditure on closed and current landfill sites has been assessed and quantified over the period in which the sites are considered to have the potential to cause environmental harm, generally consistent with the regulator view of up to 60 years from the date of closure. The assessed expenditure relates to the costs of monitoring the sites and the installation, repair and renewal of environmental infrastructure. The costs have been quantified on a net present value basis in the amount of approximately £122 million, and an accounting provision for this sum has been made at December 31, 2007.

In 2003, the European Union adopted a directive implementing the Kyoto Protocol on climate change and establishing a greenhouse gas emissions allowance trading scheme within the European Union. The directive requires Member States to impose binding caps on carbon dioxide emissions from installations involved in energy activities, the production and processing of ferrous metals, the mineral industry (including cement production) and the pulp, paper or board production business. Under this scheme, companies with operations in these sectors receive from the relevant Member States allowances that set limitations on the levels of greenhouse gas emissions from their installations. These allowances are tradable so as to enable companies that manage to reduce their emissions to sell their excess allowances to companies that are not reaching their emissions objectives. Companies can also use credits issued from the use of the flexibility mechanisms under the Kyoto protocol to fulfill their European obligations. These flexibility mechanisms provide that credits (equivalent to allowances) can be obtained by companies for projects that reduce greenhouse gas emissions in emerging markets. These projects are referred to as Clean Development Mechanism (“CDM”) or joint implementation projects depending on the countries where they take place. Failure to meet the emissions caps is subject to heavy penalties.

Companies can also use, up to a certain level, credits issued under the flexible mechanisms of the Kyoto protocol to fulfill their European obligations. Credits for Emission Reduction projects obtained under these mechanisms are recognized, up to a certain level, under the European emission trading scheme as allowances. To obtain these emission reduction credits, companies must comply with very specific and restrictive requirements from the United Nations Convention on Climate Change (UNFCC).

As required by directive, each of the Member States established a National Allocations Plan, or NAP, setting out the allowance allocations for each industrial facility for Phase I, from 2005 to 2007. Based on the NAPs established by the Member States of the European Union for the 2005 to 2007 period and our actual production, on a consolidated basis after trading allowances between our operations in countries with a deficit of allowances and our operations in countries with an excess of allowances, and after some external operations, Borrower’s Subsidiaries had a surplus of allowances of approximately 1,050,054 tons of carbon dioxide in this Phase I.

For Phase II, comprising 2008 through 2012, however, there has been a reduction in the allowances granted by the Member States that have already approved their NAP, which may result in a consolidated deficit in our carbon dioxide allowances during the period. We believe we may be able to reduce the impact of any deficit by either reducing carbon dioxide emissions in our facilities or by obtaining additional emission credits through the implementation of CDM projects. If we are not successful in implementing emission reductions in our facilities or obtaining credits from CDM projects, we may have to purchase a significant amount of emission credits in the market, because CEMEX has already sold a substantial amount of allowances for Phase II, the cost of which may have an impact on our operating results. As of December 1, 2008, the market value of carbon dioxide allowances for Phase II was approximately €15.45 per ton. CEMEX is taking appropriate measures to minimize our exposure to this market while assuring the supply of our products to our clients.

Schedule 5.06

The Spanish NAP has been finally approved by the Spanish Government, reflecting the conditions that were set forth by the European Commission. The allocations made to our installations allow us to foresee certain availability of allowances, nevertheless, there remains the uncertainty regarding the allocations that, against the reserve for new entrants, shall be requested for the new CEMEX cement plant in Andorra (Teruel), currently under construction, and that it is scheduled to start operating in 2010.

On May 29, 2007, the Polish government filed an appeal before the Court of First Instance in Luxemburg regarding the European Commission’s rejection of the initial version of the Polish NAP. The Court has denied Poland’s request for a quick path verdict in the case, keeping the case in the regular proceeding path, therefore, the Polish government has started to prepare Polish internal rules on division of allowance at the level already accepted by the European Commission. Seven major Polish cement producers, representing 98% of Polish cement production (including CEMEX Polska), have also filed seven separate appeals before the Court of First Instance regarding the European Commission’s rejection. On September 29, 2008 the Court of the First Instance issued an order rejecting CEMEX Polska’s appeal without going into the merit of the case. As of December 4, 2008 the final version of the Polish NAP has not been cleared by the Commission; CEMEX’s has not determined the impact this may have on CEMEX¨s position in the country.

Tax Matters

Pursuant to amendments to the Mexican income tax law (Ley del Impuesto sobre la Renta), which became effective on January 1, 2005, Mexican companies with direct or indirect investments in entities incorporated in foreign countries whose income tax liability in those countries is less than 75% of the income tax that would be payable in Mexico will be required to pay taxes in Mexico on passive income such as dividends, royalties, interest, capital gains and rental fees obtained by such foreign entities, provided that the income is not derived from entrepreneurial activities in such countries (income derived from entrepreneurial activities is not subject to tax under these amendments). We filed two motions in the Mexican federal courts challenging the constitutionality of the amendments. On June 29, 2006, we obtained a favorable ruling from the Mexican federal court stating that the amendments were unconstitutional. The Mexican tax authority appealed the ruling, and the proceeding was attracted by the Mexican Supreme Court of Justice. On September 9, 2008, the Mexican Supreme Court ruled against CEMEX’s constitutional challenge of the controlled foreign corporation tax rules in effect in Mexico for tax years 2005 to 2007. Since the Supreme Court’s decision does not pertain to an amount of taxes due or other tax obligations, CEMEX will self-assess any taxes due through the submission of amended tax returns. CEMEX has not yet determined the amount of tax or the periods affected. Based on a preliminary estimate, CEMEX believes this amount will not be material, but no assurance can be given that additional analysis will not lead to a different conclusion. If the tax authorities do not agree with CEMEX’s self-assessment of the taxes due for past periods, they may assess additional amounts of taxes past due, which may be material and may impact CEMEX cash flows.

The Mexican Congress approved several amendments to the Mexican Asset Tax Law (Ley del Impuesto al Activo) that came into effect on January 1, 2007. As a result of such amendments, all Mexican corporations, including us, are no longer allowed to deduct their liabilities from the calculation of the asset tax. We believe that the Asset Tax Law, as amended, is against the Mexican constitution. We have challenged the Asset Tax Law through appropriate judicial action (juicio de amparo).

The asset tax was imposed at a rate of 1.25% on the value of most of the assets of a Mexican corporation. The asset tax was “complementary” to the corporate income tax (impuesto sobre la renta) and, therefore, was payable only to the extent it exceeded payable income tax.

Schedule 5.06

Philippines

As of December 31, 2008, the Philippine Bureau of Internal Revenue (BIR), had assessed APO, Solid, IQAC, ALQC and CSPI, our operating subsidiaries in the Philippines, for deficiency taxes covering taxable years 1998-2005 amounting to a total of approximately 1,994 million Philippine Pesos (approximately U.S.$41.96 million as of December 31, 2008, based on an exchange rate of Philippine Pesos 47.52 to U.S.$1.00, which was the Philippine Peso/Dollar exchange rate on December 31, 2008 as published by the Bangko Sentral ng Pilipinas, the central bank of the Republic of the Philippines).

The majority of the tax assessments result primarily from the disallowance of APO’s income tax holiday incentives for taxable years 1999 to 2001 (approximately Philippine Pesos 1,078 million or U.S.$22.68 million as of December 31, 2008, based on an exchange rate of Philippine Pesos 47.52 to U.S.$1.00). We have contested the BIR’s assessment, arising from the disallowance of the ITH incentive, with the Court of Tax Appeals (CTA). The initial Division ruling of the CTA was unfavorable, but is subject to further appeal with the CTA as a whole. The assessment is now currently on appeal with the CTA En Banc. A motion was filed with the CTA, requesting the court to hold APO totally not liable for alleged income tax liabilities for all the years covered and to this end cancel and withdraw APO’s deficiency income tax assessments for taxable years 1999, 2000 and 2001 on the basis of APO’s availment of the tax amnesty described below. As of December 31, 2008, resolution on the aforementioned motion is still pending.

CEMEX Venezuelan Nationalization

In furtherance of Venezuela’s announced policy to nationalize certain sectors of the economy, on June 18, 2008, the Nationalization Decree was promulgated, mandating that the cement production industry in Venezuela be reserved for the Government of Venezuela and ordering the conversion of foreign-owned cement companies, including CEMEX Venezuela, into state-controlled companies with Venezuela holding an equity interest of at least 60%. The Nationalization Decree provided for the formation of a transition committee to be integrated with the board of directors of the relevant cement company to guaranty the transfer of control over all activities of the relevant cement company to Venezuela by December 31, 2008. The Nationalization Decree further established a deadline of August 17, 2008 for the shareholders of foreign-owned cement companies, including CEMEX Venezuela, to reach an agreement with the Government of Venezuela on the compensation for the nationalization of their assets. The Nationalization Decree also provided that this deadline may be extended by mutual agreement of the Government of Venezuela and the relevant shareholder. The transition committee, which was to be coordinated by the Ministry of Basic Industries (MIBAN), was never formally instituted and MIBAN never acted in the process, but instead Petroleos de Venezuela (PDVSA) conducted all the conversations.

CEMEX Venezuela and the Government did not reach agreement by the August 17 deadline, and on August 18 the Expropriation Decree was issued by the President of Venezuela, with PDVSA appointed to conduct the expropriation proceedings. Although these proceedings had not yet commenced, PDVSA officials headed a group of PDVSA workers, with the support of the public force, to take over all the facilities of CEMEX Venezuela on August 17. Since no agreement has been reached with the Venezuelan Government as to the compensation to be paid, the Dutch companies that control CEMEX Venezuela filed an arbitration request before the International Center for the Settlement of Investment Disputes against the Government of Venezuela, which request has been registered and the tribunal is in the process of being formed.

As of December 31, 2007, CEMEX Venezuela, S.A.C.A. was the holding entity of several of CEMEX’s investments in the region, including CEMEX’s operations in the Dominican Republic and Panama, as well as CEMEX’s minority investment in Trinidad. In the wake of statements by the Government of Venezuela about the nationalization of assets in Venezuela, in April 2008, CEMEX concluded the transfer of all material non-Venezuelan investments to CEMEX España for approximately U.S.$355 million plus U.S.$112 million of net debt, having distributed all accrued profits from the non-Venezuelan investments

Schedule 5.06

to the stockholders of CEMEX Venezuela amounting to approximately U.S.$132 million. At this time, the net impact or the outcome of the nationalization on CEMEX’s consolidated financial results cannot be reasonably estimated. As of December 31, 2008 the net assets of CEMEX’s Venezuelan operations under Mexican FRS were approximately U.S.$451.7 million. Since August 2008, CEMEX no longer consolidates the financial results of CEMEX Venezuela.

On June 13, 2008, the Venezuelan securities authority initiated an administrative proceeding against CEMEX Venezuela, claiming that the company did not sufficiently inform its shareholders and the securities authority in connection with the transfer of the non-Venezuelan assets described above. The Venezuelan authority determined that CEMEX Venezuela did not comply with its disclosure obligations and imposed fines on the company, which we do not consider material, and requested the attorney general’s office to review the case to determine if such non-disclosure also constituted criminal infringement.

Other Legal Proceedings

On August 5, 2005, a lawsuit was filed against a subsidiary of CEMEX Colombia, claiming that it was liable along with the other members of the Asociación Colombiana de Productores de Concreto, or ASOCRETO, a union formed by all the ready-mix concrete producers in Colombia, for the premature distress of the roads built for the mass public transportation system of Bogotá using ready-mix concrete supplied by CEMEX Colombia and other ASOCRETO members. The plaintiffs allege that the base material supplied for the road construction failed to meet the quality standards offered by CEMEX Colombia and the other ASOCRETO members and/or that they provided insufficient or inaccurate information in connection with the product. The plaintiffs seek the repair of the roads in a manner which guarantees their service during the 20-year period for which they were originally designed, and estimate that the cost of such repair will be approximately U.S.$45 million. The lawsuit was filed within the context of a criminal investigation of two ASOCRETO officers and other individuals, alleging that the ready-mix concrete producers were liable for damages if the ASOCRETO officers were criminally responsible. The court completed the evidentiary stage, and on August 17, 2006 dismissed the charges against the members of ASOCRETO. The other defendants (one ex-director of the Distrital Institute of Development, the legal representative of the constructor and the legal representative of the contract auditor) were formally accused. The decision was appealed, and on December 11, 2006, the decision was reversed and the two ASOCRETO officers were formally accused as participants (determiners) in the execution of a state contract without fulfilling all legal requirements thereof. The first public hearing took place on November 20, 2007. In this hearing the judge dismissed an annulment petition filed by the ASOCRETO officers. The petition was based on the fact that the officers were formally accused of a different crime than the one they were being investigated for. This decision was appealed, but the decision was confirmed by the Superior Court of Bogota. On January 21, 2008, CEMEX Colombia was subject to a judicial order, issued by the court, sequestering a quarry called El Tujuelo, as security for a possible future money judgment to be rendered against CEMEX Colombia in these proceedings. The court determined that in order to lift this attachment and prevent further attachments, CEMEX Colombia was required within a period of 10 days to deposit with the Court in cash CoP$337,800 million (approximately U.S.$195 million as of June 4, 2008, based on an exchange rate of CoP1730 to U.S.$1.00, which was the Colombian Peso/Dollar exchange rate on June 4, 2008, as published by the Banco de la República de Colombia, the central bank of Colombia), instead of being allowed to post an insurance policy to secure such recovery. CEMEX Colombia asked for reconsideration, and the court allowed CEMEX to present an insurance policy. Nevertheless, CEMEX appealed this decision, in order to reduce the amount of the insurance policy, and also requested that the guarantee be covered by all defendants in the case. The measure does not affect the normal activity of the quarry. At this stage, we are not able to assess the likelihood of an adverse result or the potential damages which could be borne by CEMEX Colombia.

Schedule 5.06

On August 5, 2005, Cartel Damages Claims, SA, or CDC, filed a lawsuit in the District Court in Düsseldorf, Germany against CEMEX Deutschland AG and other German cement companies. CDC is seeking €102 million in respect of damage claims by 28 entities relating to alleged price and quota fixing by German cement companies between 1993 and 2002, which entities had assigned their claims to CDC. CDC is a Belgian company established by two lawyers in the aftermath of the German cement cartel investigation that took place from July 2002 to April 2003 by Germany’s Federal Cartel Office with the express purpose of purchasing potential damages claims from cement consumers and pursuing those claims against the cartel participants. In January 2006, another entity assigned alleged claims to CDC, and the amount of damages being sought by CDC increased to €113.5 million plus interest. On February 21, 2007, the District Court of Düsseldorf decided to allow this lawsuit to proceed without going into the merits of this case by issuing an interlocutory judgment. All defendants appealed. The appeal hearing took place on April 22, 2008, and the appeal was dismissed on May 14, 2008. The lawsuit will proceed at the level of court of first instance. As of September 30, 2008 only one defendant has decided to file a complaint before the Federal High Court; this will delay the case from proceeding at the level of first instance to an extent we cannot assess today. In the meantime, CDC had acquired new assigners and announced an increase in the claim to €131 million. As of November 30, 2008, we had accrued liabilities regarding this matter for a total amount of approximately €20 million.

During November 4, 5 and 6, 2008, officers of the European Commission, assisted by local officials, conducted an unannounced inspection at CEMEX offices in the United Kingdom and in Germany. It is understood that Commission officials carried out unannounced inspections at the premises of other companies active in the cement and related products industry in several member states. The Commission alleges that CEMEX may have participated in anti competitive agreements and/or concerted practices in breach of Article 81of the EC Treaty and/or Article 53 of the EEA Agreement and abusive conduct in breach of Article 82 of the EC Treaty and/or Article 54 of the EEA Agreement. The allegations extend to several markets worldwide, including in particular the European Economic Area; if those allegations are substantiated, significant penalties may be imposed on the subsidiaries of CEMEX operating in such markets. CEMEX fully co-operated and will continue to co-operate with the Commission officials in connection with the inspection.

After an extended consultation period, in April 2006, the cities of Kaštela and Solin in Croatia published their respective Master (physical) Plans defining the development zones within their respective municipalities, adversely impacting the mining concession granted to Dalmacijacement, our subsidiary in Croatia, by the Government of Croatia in September 2005. During the consultation period, Dalmacijacement submitted comments and suggestions to the Master Plans, but these were not taken into account or incorporated into the Master Plan by Kaštela and Solin. Most of these comments and suggestions were intended to protect and preserve the rights of Dalmacijacement´s mining concession granted by the Government of Croatia in September 2005. Immediately after publication of the Master Plans, Dalmacijacement filed a series of lawsuits and legal actions before the local and federal courts to protect its acquired rights under the mining concessions. The legal actions taken and filed by Dalmacijacement were as follows: (i) on May 17, 2006, a constitutional appeal before the constitutional court in Zagreb, seeking a declaration by the court concerning Dalmacijacement’s constitutional claim for decrease and obstruction of rights earned by investment, and seeking prohibition of implementation of the Master Plans, the appeal is currently under review by the constitutional court in Croatia, and it is expected that this proceeding will continue for several years before resolution; (ii) on May 17, 2006, a possessory action against the cities of Kaštela and Solin seeking the enactment of interim measures prohibiting implementation of the Master Plans and including a request to implead the Republic of Croatia into the proceeding on our side. The municipal court in Solin issued a first instance judgment dismissing our possessory action. We filed an appeal against that judgment. The appeal has been resolved by the Solin County Court, affirming the judgment and rendering it final. The Municipal Court in Kaštela has issued a first instance judgment dismissing our possessory action. We filed an appeal against said judgment, which

Schedule 5.06

has since been resolved by the Kaštela Country Court, affirming the judgment and rendering it final; (iii) on May 17, 2006, an administrative proceeding before the State Lawyer, seeking a declaration from the Government of Croatia confirming that Dalmacijacement acquired rights under the mining concessions. Dalmacijacement received State Lawyer’s opinion which confirms the Dalmacijacement’s acquired rights according to the previous decisions (“old concession”). The Administrative Court in Croatia has ruled in favor of Dalmacijacement, validating the legality of the mining concession granted to Dalmacijacement by the Government of Croatia. This decision is final. Currently it is difficult for Dalmacijacement to ascertain the approximate economic impact of these measures by Kaštela and Solin.

Club of Environmental Protection, a Latvian environmental protection organization (hereinafter the “Applicant”), has initiated a court administrative proceeding against the decision made by the Environment State Bureau (hereinafter the “Defendant) in order to amend the environmental pollution permit (the “Permit”) for the Broceni Cement Plant in Latvia, owned by CEMEX SIA (the “Disputed Decision”). CEMEX SIA was invited to participate in the court proceedings as a third party, whose rights and legal interest may be infringed by the relevant administrative act. On June 5, 2008 the Court rendered its judgment, where it satisfied the Claimant’s claim and revoked the Disputed Decision stating that it is illegal because Defendant failed to perform public inquiry in accordance with legal regulations. The judgment has been appealed by both the Defendant and CEMEX SIA before the Court of Appeal and the court will hear the case in February 24, 2009. The appellate procedure will not suspend the operation of the Permit which will remain valid throughout the court proceedings, hence CEMEX SIA is allowed to continue to perform its activities. The Permit subject to this proceeding was issued for the existing cement line, which will be fully substituted in the first half of 2009 by a new cement line currently under construction.

Schedule 5.06

Schedule 5.10

Material Subsidiaries

CEMEX MEXICO, S.A. DE C.V.

CEMEX MATERIALS LLC (f/k/a Rinker Materials LLC f/k/a Rinker Material Corp.)

CEMEX EGYPTIAN INVESTMENTS B.V.

CEMEX COLOMBIA, S.A.

CEMEX ESPAÑA, S.A.

CEMEX CONCRETOS, S.A. DE C.V.

CEMEX AUSTRALIA HOLDINGS PTY LIMITED

Schedule 5.10

SCHEDULE 8.02(e)

LIEN

(Figures In Millions, USD)

Name of Cemex Subsidiary	Counterparty	Lien Concept	January-2008	Agreement Type
CEMEX, Inc.	Hampton	Land related with a Promissory Note	$0.004	Promissory Note between Mr. Paul E. Hampton, Jr. and wife and Comex, Inc., dated October 31, 1985.
RMC Beton Śląsk Sp. z o.o.	SG Equipment Leasing Polska Sp. z o.o.	Plant Equipment Lien	$1.776	Equipment Leasing Agreement by and between SG Equipment Leasing Polska Sp. z o.o. RMC Beton Śląsk Sp. z o.o. and dated June 23rd, 2006.
CEMEX BETONS CENTRE et BRETAGNE	CITICAPITAL	Plant Equipment Lien	$0.006	Leasing Agreement CITICAPITAL - BETON DE FRANCE CENTRE ET BRETAGNE dated June 30, 2002.
CEMEX GRANULATS RHONE-MEDITERRANEE	SLIBAIL IMMOBILIER	Plant Equipment Lien	$0.738	Leasing Agreement by and between “SLIBAIL IMMOBILIER” and “MORRILLON CORVOL RHONE MEDITERRANEE dated July 24, 2000.
CEMEX BETONS NORD QUEST	SLIBAIL IMMOBILIER	Plant Equipment Lien	$0.130	Leasing Agreement by and between SLIBAIL IMMOBILIER – SAS BETON DE FRANCE NORMANDIE dated June 03 2002.
ETABLISSEMENT CHARROY	BAIL ACTEA	Plant Equipment Lien	$0.028	Leasing Agreement by and between BAIL ACTEA - SA Ets CHARROY dated August 28, 2003.
Cemex Sands, s.r.o.	Impuls Leasing Austria, s.r.o.	Machinery and Equipment for Operations	$0.079	Financial Leasing between Comex Sand, s.r.o. and Impulse Leasing Austria dated March 2008.
Transbeton Lieferbeton Gesellschaft m.b.H.	Raiffeisenbank Bruck an der Mur eg. Gen.	Plant Equipment Lien	$3.392	Leasing agreement on movables entered by and between Reiffeisen-Leasing Mobilien und KFZ GmbH and Trans-Beton Ges.m.b.H. dated March 31, 2004.
CEMEX Klas Hamburg GmbH & Co. KG	Kreissparkasse Herzogfum Lauenburg	Land Lien	$0.253	Leasing Agreement Kreissparkasse Herzogfum Lauenburg – Wunder GmbH, Wunder Kiestransporte GmbH undGünter Wunder Baustoffhandel dated March 22, 1994.
Cemex UK Operations Limited	ING Lease (UK) Limited	Plant Equipment Lien	$14.879	Leasing Master Agreement by and between Kleinworth Benson Fleet Finance Limited and Rombus Materials Limited dated December 31, 1997. Assignment and Continuation Schedule dated September 30, 2005 between ING Lease Fleet Finance Limited and Cemex UK Operations Ltd.
Cemex UK Operations Limited	Lloyds TSB Asset Finance	Plant Equipment Lien	$2.792	Lease Agreement by and between The Rugby Group PLC and UDT Budget Leasing Limited dated 21 of December 1998.
RMC Beton Śląsk Sp. z o.o.	Bankowy Fundusz Leasingowy S.A.	Plant Equipment Lien	$0.016	Leasing Agreement by and between Bankowy Fundusz Leasingowy, S.A. and RMC Beton Śląsk, Sp. z o.o. dated March 11th, 2008.
Cemex S.A.B. de C.V. and Subsidiaries	Different Banks	Cash Collateral	$486.904	ISDA Agreements Different Banks Regarding Margin Calls in Derivatives Instruments.
Cemex S.A.B. de C.V. and Subsidiaries	Banco Nacional de Comercio Exterior	Cemex, S.A.B. de C.V. and Cementos Chihuahua, S.A.B. de C.V. shares	$250.000	Credit Agreement entered on October 14, 2009 Secured with a Stock Pledge.
Cemex S.A.B. de C.V. and Cemex México, S.A. de C.V.	National Financiera S.N.C.,	Cemex México’s headquarters Edificio Constitución # 444 in Monterrey, N.L.	$50.462	Credit Agreement to issue the government guaranty (aval) on Cemex’ short term Certificados Bursàtiles entered on October 22, 2008.

		TOTAL	$811.460

SCHEDULE 8.02(e)

EXHIBIT A1

FORM OF TRANCHE A NOTE

LIBOR

PROMISSORY NOTE

NON NEGOTIABLE

US$[            ]

FOR VALUE RECEIVED, the undersigned, CEMEX, S.A.B. de C.V. (the “Borrower”), by this Promissory Note unconditionally promises to pay to the order of [                    ] (the “Lender”), the principal sum of US$[                    ] ([                    ] Dollars  00/100, lawful currency of the United States of America), payable on each of the dates (each a “Principal Payment Date” and the last of such dates the “Final Payment Date”) and in the amounts set forth below:

PAGARÉ

NO NEGOCIABLE

EUA$[            ]

POR VALOR RECIBIDO, la suscrita, CEMEX, S.A.B. de C.V., (el “Deudor”), por este Pagaré promete incondicionalmente pagar a la orden de [                    ] (el “Acreedor”), la suma principal de EUA$[                    ] ([                    ] de Dólares  00/100, moneda de curso legal de los Estados Unidos de América), pagadera en las fechas (cada una, una “Fecha de Pago de Principal” y la ultima de las mismas, la “Fecha de Pago Final” ) y en las cantidades abajo señaladas:

Principal Payment Date	Amount
November 13, 2009	US$	[	]
February 26, 2010	US$	[	]
May 28, 2010	US$	[	]
August 31, 2010	US$	[	]
November 30, 2010	US$	[	]
February 28, 2011	US$	[	]

Fecha de Pago de Principal	Monto
13 de noviembre de 2009	EUA$	[	]
26 de febrero de 2010	EUA$	[	]
28 de mayo de 2010	EUA$	[	]
31 de agosto de 2010	EUA$	[	]
30 de noviembre de 2010	EUA$	[	]
28 de febrero de 2011	EUA$	[	]

The Borrower also promises to pay interest on the unpaid principal amount of this Promissory Note, from the date hereof until the Final Payment Date, for each day during each Interest Period (as defined below), at the Interest Rate (as defined below) applicable during each Interest Period. Interest shall be payable in arrears, on the Interest Payment Date (as defined below) and on the date of payment hereof in full.	El Deudor promete, asimismo, pagar intereses sobre el saldo insoluto de principal de este Pagaré, desde la fecha del presente hasta la Fecha de Pago Final, por cada día durante cada Período de Intereses (según se define más adelante), a la Tasa de Interés (según se define más adelante), aplicable durante cada Período de Intereses. Los intereses se pagarán en forma vencida, en la Fecha de Pago de Intereses (según dicho término se define más adelante) y en la fecha de pago del monto total conforme al presente.

Any principal amount and (to the extent permitted by applicable law) interest not paid when due under this Promissory Note, shall bear default interest for each day until paid, payable on demand, at a rate per annum equal to the sum of the Interest Rate applicable during each Interest Period on which the default occurs and is continuing plus 2.00%.	Cualquier monto de principal y (en la medida permitida por legislación aplicable) de intereses que no sea pagado cuando sea debido conforme a este Pagaré, devengará intereses moratorios por cada día hasta que sean pagados, pagaderos a la vista, a una tasa anual igual a la suma de la Tasa de Interés aplicable durante cada Período de Intereses en que ocurra y continúe el incumplimiento más 2.00%.

Interest hereunder shall be calculated on the basis of the actual number of days elapsed (including the first day but excluding the last day), divided by 360.	Los intereses conforme al presente serán calculados sobre la base del número de días efectivamente transcurridos (incluyendo el primer día pero excluyendo el último), divididos entre 360.

For purposes of this Promissory Note, the following terms shall have the following meanings:	Para efectos de éste Pagaré, los siguientes términos tendrán los siguientes significados:

“Administrative Agent” means BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, in its capacity as administrative agent for the lenders, and its successors in such capacity.	“Agente Administrativo” significa BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, en su función como agente administrativo en representación de los acreedores, y sus sucesores en tal carácter.

“Applicable Margin” means 3.00% per annum.	“Margen Aplicable” significa 3.00% anual.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City or Mexico City are authorized or required by law to close and on which dealings in Dollars deposits are conducted by and between banks in the London interbank market.	“Día Hábil” significa cualquier día distinto de un Sábado o Domingo o a cualquier día en que los bancos comerciales estén autorizados u obligados a cerrar en la Ciudad de Nueva York o en la Ciudad de México y, en que se conduzcan operaciones de depósito en Dólares entre los bancos en el mercado interbancario de Londres.

EXHIBIT A1

“Interest Payment Date” means the last Business Day of each February, May, August, November and the Final Payment Date.	“Fecha de Pago de Intereses” significa el último Día Hábil de cada febrero, mayo, agosto, noviembre y la Fecha de Pago Final.

“Interest Period” means, in the case of the initial Interest Period hereunder, the period commencing on the date hereof and ending on the next succeeding Interest Payment Date and in the case of each subsequent Interest Period hereunder, the period commencing on the immediately preceding Interest Payment Date and ending on the next succeeding Interest Payment Date, provided, however, that any Interest Period which would otherwise end after the Final Payment Date shall end on the Final Payment Date.	“Período de Intereses” significa, respecto del primer Periodo de Intereses, el periodo que comienza en la fecha del presente y termina en la siguiente Fecha de Pago de Intereses, y en el caso de cada Periodo de Intereses subsecuente conforme a este Pagaré, el periodo que comienza en la Fecha de Pago de Intereses inmediata anterior y termina en la Fecha de Pago de Intereses inmediata siguiente, en el entendido que cualquier Periodo de Intereses que terminaría después de la Fecha de Pago Final terminará en la Fecha de Pago Final.

“Interest Rate” means, with respect to each Interest Period, the sum of the LIBOR applicable during such Interest Period plus the Applicable Margin.	“Tasa de Interés” significa, respecto de cada Período de Intereses, la suma de la LIBOR aplicable durante dicho Período de Intereses más el Margen Aplicable.

“LIBOR” means (a) the applicable Screen Rate; or (b) (if no Screen Rate is available) the arithmetic mean of the rates (rounded upwards to four (4) decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of approximately 11:00 a.m. ( New York City time) on the Quotation Day for the offering of deposits in Dollars of the United States of America and for a period comparable to the Interest Period hereunder.	“LIBOR” significa, (a) la Tasa de Pantalla o (b) (si la Tasa de Pantalla no esta disponible), el promedio aritmético de las tasas (redondeado hacia arriba a cuatro (4) puntos decimales) reportadas al Agente Administrativo, a su solicitud, por los Bancos de Referencia como las tasas ofrecidas a los bancos lideres en el mercado interbancario de Londres, aproximadamente a las 11:00 a.m. (hora de Nueva York) en el Día de la Publicación, para depósitos en Dólares de los Estados Unidos de América, por un periodo comparable a los Periodos de Intereses conforme al presente.

“Quotation Day” means, in relation to Interest Period, two (2) Business Days before the first day of such Interest Period.	“Día de Publicación” significa, respecto de cualquier Período de Intereses, dos (2) Días Hábiles antes del primer día de dicho Período de Intereses.

“Reference Banks” means Citibank, N.A., and JPMorgan Chase Bank.	“Banco de Referencia” significa Citibank, N.A. y JPMorgan Chase Bank.

“Screen Rate” means in relation to LIBOR, the British Bankers Association Interest Settlement Rate for deposits in Dollars of the United States of America for a 3 month period, displayed on the appropriate page of the Reuters screen. If such page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lender.	“Tasa de Pantalla” significa, respecto de LIBOR, la Tasa de Interés de la Asociación Británica de Banqueros (British Bankers Association Interest Settlement Rate), publicada en la página apropiada de la pantalla de Reuters. Si dicha página es remplazada o el servicio deja de estar disponible, el Agente Administrativo podrá especificar otra página o servicio en el que se publique la tasa de interés apropiada, una vez que lo haya consultado con el Deudor y el Acreedor.

All payments to be made by the Borrower hereunder shall be made without setoff, deduction or counterclaim not later than 3:30 P.M. (New York City time), on the date due, in U.S. Dollars, in immediately available funds, to the account maintained by the Administrative Agent at [ ], and with payment instructions of [ ], Reference: [ ]. The Borrower agrees to reimburse upon demand, in like manner and funds, all out-of-pocket costs and expenses of the holder hereof, incurred in connection with the enforcement of this Promissory Note (including, without limitation, all legal fees and expenses).	Todos los pagos que el Deudor deba hacer conforme a este Pagaré serán efectuados sin compensación, deducción o defensa, antes de las 3:30 P.M. (hora de la Ciudad de Nueva York), en la fecha en que venzan en Dólares de los Estados Unidos de América, en fondos disponibles inmediatamente, a la cuenta que mantiene el Agente Administrativo en [ ], y con instrucciones de pago de [ ], Referencia:[ ]. El Deudor conviene en rembolsar a la vista, en la misma forma y fondos, todos los costos y gastos incurridos en relación con el procedimiento de cobro del presente Pagaré (incluyendo, sin limitación, todos los costos y gastos legales).

EXHIBIT A1

All payments of principal and interest by the Borrower hereunder, shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by the United Mexican States or any other jurisdiction from which any amount payable hereunder is made, or any taxing authority thereof or therein, unless required by law, excluding, (a) such taxes (including income taxes or franchise taxes) imposed on or measured by the net income or capital of the Lender by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or maintains a lending office or its principal office or as are imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having received a payment hereunder, or enforced, this Promissory Note) and (b) any taxes, levies, imposts, deductions, charges or withholdings to the extent imposed by reason of the Lender’s failure to (i) register as a foreign financial institution with the Mexican Ministry of Finance and Public Credit and (ii) be a resident (or have a principal office which is a resident) for tax purposes of a jurisdiction with which Mexico has in effect a treaty for the avoidance of double taxation (but only in respect of those taxes payable in excess of taxes that would have been payable had the Lender complied with those conditions). In the event that the Borrower shall be compelled by law to make any such deduction or withholding in respect of payments hereunder, then the Borrower shall pay such additional amounts as may be necessary so that the holder hereof receives the full amounts it would have received if such deductions or withholdings would not have been made.	Todos los pagos de principal e intereses que se efectúen por el Deudor al amparo del presente, se harán libres de y sin deducción por cualquier impuesto sobre la renta, del timbre o impuesto sobre franquicias y otros impuestos, contribuciones, derechos, retenciones u otras cargas, presentes o futuros, de cualquier naturaleza establecidos por los Estados Unidos Mexicanos o cualquier otra jurisdicción desde la que cualquier suma pagadera conforme al presente sea pagada, o por cualquier autoridad fiscal de los mismos, a menos que la ley requiera lo contrario, excluyendo (a) impuestos (incluyendo impuestos sobre la renta o de franquicia) impuestos o calculados respecto de los ingresos netos o el capital del Acreedor por el país (o subdivisión política del mismo) conforme a las leyes de su constitución o del lugar donde mantenga una oficina de préstamos u oficina principal o que se impongan al Acreedor como resultado de una relación actual o pasada entre el Acreedor y el país de la autoridad gubernamental que imponga dicho impuesto o cualquier subdivisión o autoridad fiscal del mismo (salvo que dicha relación derive exclusivamente de los pagos que el Acreedor reciba al amparo de este Pagaré o de la exigibilidad del mismo) y (b) cualesquier impuestos, cargas, deducciones, cargas o retenciones que se impongan como resultado de que el Acreedor (i) no esté registrado como una institución financiera extranjera ante la Secretaría de Hacienda y Crédito Público y (ii) no sea un residente (o tenga una oficina principal que sea residente) para efectos fiscales de un país con el que México tenga en vigor un tratado para evitar la doble tributación (pero solo con respecto a aquellos impuestos en exceso a los impuestos que hubieran sido pagaderos si el Acreedor hubiera cumplido con dichas condiciones). En caso que el Deudor esté legalmente obligado a llevar a cabo cualquier retención o deducción respecto de pagos conforme al presente, el Deudor pagará las sumas adicionales que sean necesarias para asegurar que las sumas recibidas por el tenedor del presente sean iguales a la suma que hubiera recibido si tales retenciones o deducciones no se hubieren llevado a cabo.

Solely to the extent that the law of the Unites States of Mexico applies, for purposes of Article 128 of the General Law of Negotiable Instruments and Credit Transactions of the United Mexican States, the term of presentment of this Promissory Note is hereby irrevocably extended until June 30, 2011, provided that such extension shall not be deemed to prevent presentment of this Promissory Note prior to such date.	Únicamente en los casos en que la ley de los Estados Unidos Mexicanos aplique, para los efectos del Artículo 128 de la Ley General de Títulos y Operaciones de Crédito de los Estados Unidos Mexicanos, el plazo de presentación de este Pagaré en este acto se amplía irrevocablemente hasta el 30 de junio de 2011, en el entendido que dicha extensión no impedirá la presentación de este Pagaré con anterioridad a dicha fecha.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, provided, however, that if any action or proceeding in connection with this Promissory Note were brought to any courts in the United Mexican States, this Promissory Note shall be deemed governed by the laws of the United Mexican States.	Este Pagaré se regirá e interpretará de acuerdo con las leyes del Estado de Nueva York, Estados Unidos de América; en el entendido, sin embargo, que si cualquier acción o procedimiento relacionado con este Pagaré se iniciare en los tribunales de los Estados Unidos Mexicanos, este Pagaré se considerará regido por las leyes de los Estados Unidos Mexicanos.

Any legal action or proceeding arising out of or relating to this Promissory Note may be brought to the jurisdiction of the United States District Court for the Southern District of New	Cualquier acción o procedimiento legal que derive o se relacione con este Pagaré podrá ser instituido en el tribunal de distrito de los Estados Unidos para el Distrito Sur del Estado de Nueva York, y

EXHIBIT A1

York and of any New York State court located in the Borough of Manhattan in New York City and any appellate court thereof, or any federal court sitting in Mexico City, Federal District, United Mexican States, or in the courts of the Borrower’s domicile. The Borrower waives the right to jurisdiction of any other courts.	cualquier tribunal estatal ubicado en distrito municipal de Manhattan en la Ciudad de Nueva York y cualquier tribunal de apelación de cualesquiera de los mismos, o en cualquier tribunal federal localizado en la Ciudad de México, Distrito Federal, Estados Unidos Mexicanos, o los tribunales localizados en el domicilio del Deudor. El Deudor renuncia a la jurisdicción de cualesquiera otros tribunales.

The Borrower hereby waives diligence, demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever.	El Deudor en este acto renuncia a diligencia, demanda, protesto, presentación, notificación de no aceptación y a cualquier notificación o demanda de cualquier naturaleza.

This Promissory Note is executed in both English and Spanish versions. In the case of any conflict or doubt as to the proper construction of this Promissory Note, the English version shall govern, provided, however, that in any action or proceeding brought in any court in the United Mexican States, the Spanish version shall prevail.	El presente Pagaré se suscribe en versiones en inglés y español. En caso de conflicto o duda en relación con la debida interpretación de este Pagaré, la versión en inglés prevalecerá, en el entendido, sin embargo, que en cualquier procedimiento iniciado en los Estados Unidos Mexicanos, prevalecerá la versión en español.

IN WITNESS WHEREOF, the Borrower has duly executed this Promissory Note on the date mentioned below.	EN VIRTUD DE LO CUAL, el Deudor ha firmado este Pagaré en la fecha abajo mencionada.

San Pedro Garza García, Nuevo León, Mexico, on January [ ], 2009.	San Pedro Garza García, Nuevo León, México, el [ ] de enero de 2009.

The Borrower / El Deudor

CEMEX, S.A.B. de C.V. By / Por: [ ] Name / Nombre: [ ] Title / Cargo: [ ] Address / Dirección: [ ] [ ] [ ]

Guaranteed / Por Aval

CEMEX MÉXICO, S.A. de C.V. By / Por: [ ] Name / Nombre: [ ] Title / Cargo: [ ]	CEMEX CONCRETOS, S.A. de C.V. By / Por: [ ] Name / Nombre: [ ] Title / Cargo: [ ]

EXHIBIT A1

EXHIBIT A2

FORM OF TRANCHE B NOTE

PROMISSORY NOTE

NON NEGOTIABLE

MXN$[                    ]

FOR VALUE RECEIVED, the undersigned, CEMEX, S.A.B. de C.V. (the “Borrower”), by this Promissory Note unconditionally promises to pay to the order of [                    ] (the “Lender”), the principal sum of MXN$[                    ] ([                    ] currency of the United Mexican States) payable on each of the dates (each a “Principal Payment Date”, and the last of such dates the “Final Payment Date”) and in the amounts set forth below:

PAGARÉ

NO NEGOCIABLE

$[                    ] M.N.

POR VALOR RECIBIDO, la suscrita, CEMEX, S.A.B. de C.V. (el “Deudor”), por este Pagaré promete incondicionalmente pagar a la orden de [                    ] (el “Acreedor”), la suma principal de MXN$[                    ] ([                    ] Pesos 00/100, moneda de curso legal de los Estados Unidos Mexicanos), pagadera en las fechas (cada una, una “Fecha de Pago de Principal” y la ultima de las mismas, la “Fecha de Pago Final” ) y en las cantidades abajo señaladas:

Principal Payment Date	Amount
November 13, 2009	MXN$	[	]
February 26, 2010	MXN$	[	]
May 28, 2010	MXN$	[	]
August 31, 2010	MXN$	[	]
November 30, 2010	MXN$	[	]
February 28, 2011	MXN$	[	]

Fecha de Pago de Principal	Monto
13 de noviembre de 2009	M.N.$	[	]
26 de febrero de 2010	M.N.$	[	]
28 de mayo de 2010	M.N.$	[	]
31 de agosto de 2010	M.N.$	[	]
30 de noviembre de 2010	M.N.$	[	]
28 de febrero de 2011	M.N.$	[	]

The Borrower also promises to pay interest on the unpaid principal amount of this Promissory Note, from the date hereof until the Final Payment Date, for each day during each Interest Period (as defined below), at the Interest Rate (as defined below) applicable during each Interest Period. Interest shall be payable in arrears, on the Interest Payment Date (as defined below) and on the date of payment hereof in full.	El Deudor promete, asimismo, pagar intereses sobre el saldo insoluto de principal de este Pagaré, desde la fecha del presente hasta la Fecha de Pago Final, por cada día durante cada Período de Intereses (según se define más adelante), a la Tasa de Interés (según se define más adelante), aplicable durante cada Período de Intereses. Los intereses se pagarán en forma vencida, en la Fecha de Pago de Intereses (según dicho término se define más adelante) y en la fecha de pago del monto total conforme al presente.

Any principal amount and (to the extent permitted by applicable law) interest not paid when due under this Promissory Note, shall bear default interest for each day until paid, payable on demand, at a rate per annum equal to the sum of the Interest Rate applicable during each Interest Period on which the default occurs and is continuing plus 2.00%.	Cualquier monto de principal y (en la medida permitida por legislación aplicable) de intereses que no sea pagado cuando sea debido conforme a este Pagaré, devengará intereses moratorios por cada día hasta que sean pagados, pagaderos a la vista, a una tasa anual igual a la suma de la Tasa de Interés aplicable durante cada Período de Intereses en que ocurra y continúe el incumplimiento más 2.00%.

Interest hereunder shall be calculated on the basis of the actual number of days elapsed (including the first day but excluding the last day), divided by 360.	Los intereses conforme al presente serán calculados sobre la base del número de días efectivamente transcurridos (incluyendo el primer día pero excluyendo el último), divididos entre 360.

For purposes of this Promissory Note, the following terms shall have the following meanings:	Para efectos de éste Pagaré, los siguientes términos tendrán los siguientes significados:

“Administrative Agent” means BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, in its capacity as administrative agent for the lenders, and its successors in such capacity.	“Agente Administrativo” significa BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, en su función como agente administrativo en representación de los acreedores, y sus sucesores en tal carácter.

EXHIBIT A2

“Applicable Margin” means 2.50% per annum.	“Margen Aplicable” significa 2.50% anual.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City or Mexico City are authorized or required by law to close and, any such day on which dealings in Pesos deposits are conducted by and between banks in the Mexican interbank market.	“Día Hábil” significa cualquier día distinto de un Sábado o Domingo, o distinto a cualquier día en que los bancos comerciales sean requeridos o estén autorizados a cerrar en la Ciudad de Nueva York o en la Ciudad de México y, cualquier día en que se conduzcan operaciones de depósito en Pesos entre los bancos en el mercado interbancario mexicano.

“Interest Payment Date” means the last Business Day of each month and the Final Payment Date, provided that the first Interest Payment Date shall be the last Business Day in February 2009.	“Fecha de Pago de Intereses” significa el último Día Hábil de cada mes y la Fecha de Pago Final, en el entendido que la primer Fecha de Pago de Intereses será el último Día Hábil en febrero de 2009.

“Interest Period” means, in the case of the initial Interest Period hereunder, the period commencing on the date hereof and ending on the next succeeding Interest Payment Date and in case of each subsequent Interest Period hereunder, the period commencing on the immediately preceding Interest Payment Date and ending on the next succeeding Interest Payment Date, provided, however, that any Interest Period which would otherwise end after the Final Payment Date shall end on the Final Payment Date.	“Período de Intereses” significa, respecto del primer Periodo de Intereses, el periodo que comienza en la fecha del presente y termina en la siguiente Fecha de Pago de Intereses, y en el caso de cada Periodo de Intereses subsecuente conforme a este Pagaré, el periodo que comienza en la Fecha de Pago de Intereses inmediata anterior y termina en la Fecha de Pago de Intereses inmediata siguiente, en el entendido que cualquier Periodo de Intereses que terminaría después de la Fecha de Pago Final terminará en la Fecha de Pago Final.

“Interest Rate” means, with respect to each Interest Period, the sum of the TIIE applicable during such Interest Period plus the Applicable Margin.	“Tasa de Interés” significa, respecto de cada Período de Intereses, la suma de la TIIE aplicable durante dicho Período de Intereses más el Margen Aplicable.

“TIIE” means, a periodic rate equal to the Mexican Benchmark Interbank Rate (Tasa de Interés Interbancaria de Equilibrio) (TIIE) for a period of 28 days, as quoted by the Mexican Central Bank (Banco de México) and published in the Federal Official Gazette (Diario Oficial de la Federación) on the first day of the applicable Interest Period or if such day is not a Business Day, on the immediately preceding Business Day. Interest shall be calculated on the basis of a year of 360 days for actual days elapsed.	“Tasa TIIE” significa, la tasa periódica equivalente a la Tasa de Interés Interbancaria de Equilibrio (TIIE) para un periodo de 28 días, según sea publicada por el Banco de México en el Diario Oficial de la Federación el primer día del Período de Intereses aplicable, o si dicho día no es un Día Hábil, en el Día Hábil inmediatamente siguiente. Los Intereses serán calculados por los días efectivamente transcurridos en base a un año de 360 días.

All payments to be made by the Borrower hereunder shall be made without setoff, deduction or counterclaim not later than 3:30 P.M. (Mexico City time), on the date due, in Pesos of the United Mexican States, in immediately available funds, to the account maintained by the Administrative Agent at [            ] CLABE: [            ], Attention: [            ].

The Borrower agrees to reimburse upon demand, in like manner and funds, all out-of-pocket costs and expenses of the holder hereof, incurred in connection with the enforcement of this Promissory Note (including, without limitation, all legal fees and expenses).

Todos los pagos que el Deudor deba hacer conforme a este Pagaré serán efectuados sin compensación, deducción o defensa, antes de las 3:30 P. M. (hora de la Ciudad de México), en la fecha en que venzan en Pesos de los Estados Unidos de Mexicanos, en fondos disponibles inmediatamente, a la cuenta que mantiene el Agente Administrativo en [ ], CLABE: [ ], Attention: [ ]. El Deudor conviene en rembolsar a la vista, en la misma forma y fondos, todos los costos y gastos incurridos en relación con el procedimiento de cobro del presente Pagaré (incluyendo, sin limitación, todos los costos y gastos legales).

EXHIBIT A2

All payments of principal and interest by the Borrower hereunder, shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by the United Mexican States or any other jurisdiction from which any amount payable hereunder is made, or any taxing authority thereof or therein, unless required by law, excluding, (a) such taxes (including income taxes or franchise taxes) imposed on or measured by the net income or capital of the Lender by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or maintains a lending office or its principal office or as are imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having received a payment hereunder, or enforced, this Promissory Note) and (b) any taxes, levies, imposts, deductions, charges or withholdings to the extent imposed by reason of the Lender’s failure to (i) register as a foreign financial institution with the Mexican Ministry of Finance and Public Credit and (ii) be a resident (or have a principal office which is a resident) for tax purposes of a jurisdiction with which Mexico has in effect a treaty for the avoidance of double taxation (but only in respect of those taxes payable in excess of taxes that would have been payable had the Lender complied with those conditions). In the event that the Borrower shall be compelled by law to make any such deduction or withholding in respect of payments hereunder, then the Borrower shall pay such additional amounts as may be necessary so that the holder hereof receives the full amounts it would have received if such deductions or withholdings would not have been made.	Todos los pagos de principal e intereses que se efectúen por el Deudor al amparo del presente, se harán libres de y sin deducción por cualquier impuesto sobre la renta, del timbre o impuesto sobre franquicias y otros impuestos, contribuciones, derechos, retenciones u otras cargas, presentes o futuros, de cualquier naturaleza establecidos por los Estados Unidos Mexicanos o cualquier otra jurisdicción desde la que cualquier suma pagadera conforme al presente sea pagada, o por cualquier autoridad fiscal de los mismos, a menos que la ley requiera lo contrario, excluyendo (a) impuestos (incluyendo impuestos sobre la renta o de franquicia) impuestos o calculados respecto de los ingresos netos o el capital del Acreedor por el país (o subdivisión política del mismo) conforme a las leyes de su constitución o del lugar donde mantenga una oficina de préstamos u oficina principal o que se impongan al Acreedor como resultado de una relación actual o pasada entre el Acreedor y el país de la autoridad gubernamental que imponga dicho impuesto o cualquier subdivisión o autoridad fiscal del mismo (salvo que dicha relación derive exclusivamente de los pagos que el Acreedor reciba al amparo de este Pagaré o de la exigibilidad del mismo) y (b) cualesquier impuestos, cargas, deducciones, cargas o retenciones que se impongan como resultado de que el Acreedor (i) no esté registrado como una institución financiera extranjera ante la Secretaría de Hacienda y Crédito Público y (ii) no sea un residente (o tenga una oficina principal que sea residente) para efectos fiscales de un país con el que México tenga en vigor un tratado para evitar la doble tributación (pero solo con respecto a aquellos impuestos en exceso a los impuestos que hubieran sido pagaderos si el Acreedor hubiera cumplido con dichas condiciones). En caso que el Deudor esté legalmente obligado a llevar a cabo cualquier retención o deducción respecto de pagos conforme al presente, el Deudor pagará las sumas adicionales que sean necesarias para asegurar que las sumas recibidas por el tenedor del presente sean iguales a la suma que hubiera recibido si tales retenciones o deducciones no se hubieren llevado a cabo.

Solely to the extent that the law of the Unites States of Mexico applies, for purposes of Article 128 of the General Law of Negotiable Instruments and Credit Transactions of the United Mexican States, the term of presentment of this Promissory Note is hereby irrevocably extended until June 30, 2011, provided that such extension shall not be deemed to prevent presentment of this Promissory Note prior to such date.	Únicamente en los casos en que la ley de los Estados Unidos Mexicanos aplique, para los efectos del Artículo 128 de la Ley General de Títulos y Operaciones de Crédito de los Estados Unidos Mexicanos, el plazo de presentación de este Pagaré en este acto se amplía irrevocablemente hasta el 30 de junio de 2011, en el entendido que dicha extensión no impedirá la presentación de este Pagaré con anterioridad a dicha fecha.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the United Mexican States.	Este Pagaré se regirá e interpretará de acuerdo con las leyes los Estados Unidos Mexicanos.

Any legal action or proceeding arising out of or relating to this Promissory Note may be brought to the jurisdiction of any federal court sitting in Mexico City, Federal District, United Mexican States, or in the courts of the Borrower’s domicile. The Borrower waives the right to jurisdiction of any other courts.	Cualquier acción o procedimiento legal que derive o se relacione con este Pagaré podrá ser instituido en los tribunales en cualquier tribunal federal localizado en la Ciudad de México, Distrito Federal, Estados Unidos Mexicanos, o los tribunales localizados en el domicilio del Deudor. El Deudor renuncia a la jurisdicción de cualesquiera otros tribunales.

EXHIBIT A2

The Borrower hereby waives diligence, demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever.	El Deudor en este acto renuncia a diligencia, demanda, protesto, presentación, notificación de no aceptación y a cualquier notificación o demanda de cualquier naturaleza.

This Promissory Note is executed in both English and Spanish versions. In the case of any conflict or doubt as to the proper construction of this Promissory Note, the English version shall govern, provided, however, that in any action or proceeding brought in any court in the United Mexican States, the Spanish version shall prevail.	El presente Pagaré se suscribe en versiones en inglés y español. En caso de conflicto o duda en relación con la debida interpretación de este Pagaré, la versión en inglés prevalecerá, en el entendido, sin embargo, que en cualquier procedimiento iniciado en los Estados Unidos Mexicanos, prevalecerá la versión en español.

IN WITNESS WHEREOF, the Borrower has duly executed this Promissory Note on the date mentioned below.	EN VIRTUD DE LO CUAL, el Deudor ha firmado este Pagaré en la fecha abajo mencionada.

San Pedro Garza García, Nuevo León, Mexico, on January [ ], 2009.	San Pedro Garza García, Nuevo León, México, el [ ] de enero de 2009.

The Borrower / El Deudor

CEMEX, S.A.B. de C.V. By / Por: [ ] Name / Nombre: [ ] Title / Cargo: [ ] Address / Dirección: [ ] [ ] [ ]

Guaranteed / Por Aval

CEMEX MÉXICO, S.A. de C.V. By / Por: [ ] Name / Nombre: [ ] Title / Cargo: [ ]	CEMEX CONCRETOS, S.A. de C.V. By / Por: [ ] Name / Nombre: [ ] Title / Cargo: [ ]

EXHIBIT A2

EXHIBIT B

FORM OF NOTICE OF BORROWING

BBVA BANCOMER, S.A.

INSTITUCIÓN DE BANCA MÚLTIPLE,

GRUPO FINANCIERO BBVA BANCOMER

    as Administrative Agent

[            ]

[            ]

Attention: [            ]

Facsimile number: [            ]

Reference is made to the Credit Agreement, dated as of January [            ], 2009, among CEMEX, S.A.B. de C.V., as Borrower (the “Borrower”), CEMEX México, S.A. de C.V., as Guarantor, CEMEX Concretos, S.A. de C.V., as Guarantor, the several Lenders party thereto, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Santander Investment Securities Inc., and the Royal Bank of Scotland PLC as Joint Lead Arrangers and Joint Bookrunners, and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement. To confirm the telephonic Borrowing Request made today pursuant to Section 2.01(c) of the Credit Agreement, the undersigned hereby gives notice pursuant to Section 2.01 of the Credit Agreement of its request for Loans with the following terms:

(A)	Requested Disbursement Date
(which is a Business Day)

(B)	Principal amount of
Tranche A Borrowing
(in Dollars)

	Interest rate basis	[LIBOR] [Base Rate]

(C)	Principal amount of
Tranche B Borrowing
(in Pesos)

	Interest rate basis:	Mexican-Rate

EXHIBIT B

The disbursement shall be paid to the following accounts: [Details of payments to be provided by Cemex and the Lenders]

Name of Lender	Amount	Currency	Account Information

The Borrower hereby represents and warrants that each condition specified in Section 4.02 of the Credit Agreement has been satisfied or waived.

EXHIBIT B

IN WITNESS WHEREOF, the undersigned has hereto set his name on this              day of             ,             .

CEMEX, S.A.B. de C.V., as Borrower

By:
Name:
Title:

EXHIBIT B

EXHIBIT C

FORM OF NOTICE OF EXTENSION/CONVERSION

BBVA BANCOMER,

S.A. INSTITUCIÓN DE BANCA MÚLTIPLE,

GRUPO FINANCIERO BBVA BANCOMER

    as Administrative Agent

[            ]

[            ]

Attention: [            ]

Facsimile number: [            ]

Reference is made to the Credit Agreement, dated as of January [            ], 2009, among CEMEX, S.A.B. de C.V., as Borrower (the “Borrower”), CEMEX México, S.A. de C.V., as Guarantor, CEMEX Concretos, S.A. de C.V., as Guarantor, the several Lenders party thereto, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Santander Investment Securities Inc., and the Royal Bank of Scotland PLC as Joint Lead Arrangers and Joint Bookrunners, and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement. The undersigned hereby gives notice pursuant to Section 2.01(e) of the Credit Agreement that it requests an extension or conversion of [a] Tranche A Loan[s] outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such extension or conversion is requested to be made:

(A)	Date of [Extension]/
[Conversion]
of [LIBOR Loan[s]/Base
Rate Loan[s]]

(B)	The [LIBOR Loan[s]/
Base Rate Loan [s]]
[Extended]/[Converted]
and the principal
amount thereof

(C)	Interest rate basis	[LIBOR] [Base Rate]

(D)	Currency	Dollars

The Borrower hereby represents and warrants that the elections made above are made in compliance with Section 2.01(e) of the Credit Agreement.

EXHIBIT C

IN WITNESS WHEREOF, the undersigned has hereto set his name on this             day of             ,             .

CEMEX, S.A.B. de C.V., as Borrower

By:
Name:
Title:

EXHIBIT C

EXHIBIT D

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective tranches identified below (including without limitation any guarantees) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Lender]

3.	Borrower(s):	CEMEX, S.A.B, de C.V.

4.	Administrative Agent:	BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The credit agreement dated as of , 2009 among CEMEX, S.A.B. de C.V., as Borrower (the “Borrower”), CEMEX México, S.A. de C.V., as Guarantor, CEMEX Concretos, S.A. de C.V., as Guarantor, the several Lenders party thereto, [Banks], as [Titles] and the Administrative Agent.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

EXHIBIT D

6.	Assigned Interest[s]

Assignor[s][5]	Assignee[s][6]	Tranche Assigned[7]	Aggregate Amount of [Tranche A/Tranche B-1/Tranche B-2] Commitment/Loans for all Lenders[8]	Amount of [Tranche A/Tranche B-1/Tranche B-2] Commitment/ Loans Assigned[8]	Percentage Assigned of [Tranche A/Tranche B-1/Tranche B-2] Commitment/Loans[9]
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	][10]

Effective Date:             , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of tranches under the Credit Agreement that are being assigned under this Assignment (e.g. “Tranche A Commitment/Loan,” “Tranche B-1 Commitment/Loan,” “Tranche B-2 Commitment/Loan” etc.)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

EXHIBIT D

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11] [NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE[S][12] [NAME OF ASSIGNEE]
By:
Title:

[NAME OF ASSIGNEE]
By:
Title:

[Consented to and][13]Accepted:

BBVA BANCOMER, S.A. INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER, as Administrative Agent

By:
Title:

[Consented to:][14]

CEMEX, S.A.B. de C.V.

By:
Title:

[11]	Add additional signature blocks as needed.
[12]	Add additional signature blocks as needed.
[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

EXHIBIT D

ANNEX 1

Credit agreement dated as of             , 2008 among CEMEX, S.A.B. de C.V., as Borrower, CEMEX Mexico, S.A. de C.V., as Guarantor, CEMEX Concretos, S.A. de C.V., as Guarantor, the several Lenders party thereto, [Banks], as [Titles] and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as the Administrative Agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1	Assignor[sl. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Transaction Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Transaction Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Transaction Document.

1.2.

Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.06(b)of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.06(b)of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Financial Institution, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and

EXHIBIT D – Annex 1

executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Transaction Documents are required to be performed by it as a Lender.

2.

Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. [15]

3.	General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[15]	The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate: “From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

EXHIBIT D – Annex 1

Exhibit E

January 27, 2009

To the parties listed on Schedule I hereto

Re:	CEMEX, S.A.B. de C.V. US$ 437,500,000 and MXP4,773,282,950 Credit Agreement

Ladies and Gentlemen:

We have acted as New York counsel to CEMEX, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing pursuant to the laws of the United Mexican States (the “Borrower”), CEMEX México, S.A. de C.V., a sociedad anónima de capital variable organized and existing pursuant to the laws of the United Mexican States and CEMEX Concretos, S.A. de C.V., a sociedad anónima de capital variable organized and existing pursuant to the laws of the United Mexican States (each, a “Guarantor” and together, the “Guarantors”), in connection with the preparation, execution and delivery of the Credit Agreement, dated as of January 27, 2009 (the “Credit Agreement”), by and among the Borrower, each Guarantor, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as administrative agent, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Santander Investment Securities Inc. and The Royal Bank of Scotland PLC as Joint Arrangers and Joint Bookrunners and the several Lenders party thereto, and certain other agreements, instruments and documents related to the Credit Agreement. This opinion is being delivered pursuant to Section 4.01(b)(i) of the Credit Agreement. For purposes of this opinion, the Borrower and the Guarantors are also referred to individually as a “Credit Party” and collectively as the “Credit Parties.”

In rendering the opinions set forth herein, we have examined originals or copies of the following:

(a) the Credit Agreement;

(b) the forms of Tranche A Note attached as Exhibit A1 to the Credit Agreement (the “Tranche A Notes”);

Exhibit E

January 27, 2009

(c) the certificates of Humberto Francisco Lozano Vargas, Corporate Financing Director of the Borrower and principal financial officer of each Guarantor, attached as Exhibit A hereto, and Lic. Ramiro G. Villarreal Morales, General Counsel to each Credit Party, attached as Exhibit B hereto (together, the “CEMEX Certificates”); and

(d) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Credit Parties and their officers and other representatives and of public officials, including the facts and factual conclusions set forth in the CEMEX Certificates.

We do not express any opinion as to the laws of any jurisdiction other than (i) the Applicable Laws of the State of New York, (ii) the Applicable Laws of the United States of America (including, without limitation, Regulations T, U and X of the Federal Reserve Board), and (iii) solely, for purposes of our opinion in paragraph 6 herein, the Investment Company Act of 1940, as amended. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we do not express any opinion as to the effect of such laws or as to the effect thereof on the opinions herein stated.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Credit Agreement. The Credit Agreement and the Tranche A Notes shall hereinafter be referred to collectively as the “Transaction Agreements.” “Applicable Laws” shall mean those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Credit Agreement (other than the United States federal securities laws, state securities or blue sky laws, antifraud laws and the rules and regulations of the Financial Industry Regulatory Authority), without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws. “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority pursuant to the Applicable Laws of the State of New York or the Applicable Laws of the United States of America. “Applicable Orders” means those orders or decrees of governmental authorities identified in the certificate attached as Exhibit B hereto. “Applicable Contracts” mean those agreements or instruments listed on Schedule II hereto. “Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York (without regard to laws referenced in Section 9-201 thereof).

Exhibit E

January 27, 2009

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Credit Agreement constitutes the valid and binding obligation of each Credit Party enforceable against such Credit Party in accordance with its terms under the Applicable Laws of the State of New York and the Applicable Laws of the United States of America.

2. The Tranche A Notes, when duly executed and delivered, will constitute the valid and binding obligations of each Credit Party enforceable against each Credit Party in accordance with their terms under the Applicable Laws of the State of New York and the Applicable Laws of the United States of America.

3. The execution and delivery by each Credit Party of each Transaction Agreement and the performance by each Credit Party of its respective obligations thereunder, in accordance with its terms, do not (i) constitute a violation of, or a default under, any Applicable Contract or (ii) cause or require the creation of any security interest upon any property of the Credit Parties pursuant to the Applicable Contracts. We do not express any opinion, however, as to whether the execution, delivery or performance by the Credit Parties of the Transaction Agreements will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the respective Credit Party. We call to your attention that certain of the Applicable Contracts are governed by laws other than those as to which we express our opinion. We do not express any opinion as to the effect of such other laws on the opinions herein stated.

4. Neither the execution, delivery nor performance by a Credit Party of the Transaction Agreements nor the compliance by such Credit Party with the terms and provisions thereof will contravene any provision of any Applicable Law of the State of New York or any Applicable Law of the United States of America.

5. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution, delivery or performance of any Transaction Agreement by each Credit Party or the enforceability of any Transaction Agreement against the Credit Party.

6. Neither the execution, delivery nor performance by each Credit Party of its respective obligations under the Transaction Agreements nor compliance by such Credit Party with the terms thereof will contravene any Applicable Order to which such Credit Party is subject.

7. Each Credit Party is not, and solely after giving effect to the loans made pursuant to the Transaction Agreement and the application of the loan proceeds thereof will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Exhibit E

January 27, 2009

Our opinions are subject to the following assumptions and qualifications:

(a) the Tranche A Notes will be executed in the form attached as Exhibit A1 to the Credit Agreement;

(b) we do not express any opinion with respect to the enforceability of any provision of the Tranche A Notes governed by the laws of the United Mexican States or of the enforceability of paragraph 16 of each Tranche A Note (relating to Article 128 of the General Law of Negotiable Instruments and Credit Transactions of the United Mexican States) or the effect thereof on the opinions contained herein;

(c) we do not express any opinion with respect to the enforceability of the form of Tranche B Note attached as Exhibit A2 to the Credit Agreement (the “Tranche B Notes”), nor as to whether the Tranche B Notes will constitute the valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms;

(d) enforcement may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, or other laws, regulations and administrative orders affecting the rights of creditors of the Credit Parties and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(e) we have assumed that each Transaction Agreement constitutes the valid and binding obligation of each party to such Transaction Agreement (other than the Credit Parties to the extent expressly set forth herein) enforceable against such other party in accordance with its terms;

(f) we do not express any opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party (other than the Credit Parties to the extent expressly set forth herein) to the Transaction Agreements with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Credit Parties to the extent expressly set forth herein);

(g) our opinion is subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights;

(h) we do not express any opinion as to the enforceability of any rights to contribution or indemnification provided for in the Transaction Agreements which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

(i) we do not express any opinion with respect to any provision of the Transaction Agreements to the extent it authorizes or permits any purchaser of a participation interest or any branch or agency of a Lender to set-off or apply any deposit, property or indebtedness or the effect thereof on the opinions contained herein;

Exhibit E

January 27, 2009

(j) we do not express any opinion on the enforceability of any provision in the Transaction Agreements purporting to prohibit, restrict or condition the assignment of rights under such Transaction Agreement to the extent such restriction on assignability is ineffective pursuant to the Uniform Commercial Code;

(k) in the case of the guaranty contained in Article IX of the Credit Agreement (the “Guaranty”), certain of the provisions, including waivers, with respect to the Guaranty are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Guaranty, taken as a whole;

(l) we do not express any opinion as to the enforceability of Section 9.03(b) of the Credit Agreement to the extent that the same provides that the obligations of a Guarantor are absolute and unconditional irrespective of the invalidity or enforceability of the Credit Agreement against such Guarantor, but the existence of such provisions does not affect the validity of the Guaranty;

(m) with respect to the enforceability of all obligations under the Transaction Agreements, we note that a U.S. federal court would award a judgment only in U.S. dollars and that a judgment of a court in the State of New York rendered in a currency other than the U.S. dollar would be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of such judgment; further, we do not express any opinion as to the enforceability of the provisions of the Transaction Agreements providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under the Transaction Agreements from a court judgment in a currency other than the U.S. dollar;

(n) we do not express any opinion as to the enforceability of any section of the Transaction Agreements to the extent it purports to waive any objection a person may have that a suit, action or proceeding has been brought in an inconvenient forum or a forum lacking subject matter jurisdiction;

(o) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Transaction Agreements, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. CPLR 327(b) (McKinney 2001) and is subject to the qualifications that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought;

(p) in rendering the opinions expressed above we have also assumed, without independent investigation or verification of any kind, that the choice of New York law to govern the Transaction Agreements, which is stated therein to be governed thereby, is legal and valid under the laws of other applicable jurisdictions and that insofar as any obligation under the Transaction Agreements is to be performed in any jurisdiction outside the United States of America its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

Exhibit E

January 27, 2009

(q) we call to your attention that federal courts of the United States of America located in New York could decline to hear a case on grounds of forum non-conveniens or any other doctrine limiting the availability of such courts in New York as a forum for the resolution of disputes not having a sufficient nexus to New York, irrespective of any agreement between the parties;

(r) we do not express any opinion as to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to the Transaction Agreements;

(s) in rendering the opinions expressed above, we note that the various obligations of the Credit Parties in respect of the Transaction Agreements implicate the laws of the United Mexican States and, accordingly, such obligations may be affected by such laws, as to which we do not express any opinion; and

(t) in rendering the opinion expressed in paragraph 4 herein, we assume that any issuance and resale of securities in satisfaction of the obligation set forth in Section 2.01(h)(ii) of the Credit Agreement will be structured so as to be exempt from registration under United States federal and state securities law.

In rendering the foregoing opinions, we have assumed, with your consent, that:

(a) the Borrower is validly existing and in good standing as a sociedad anónima bursátil de capital variable under the laws of the United Mexican States; and each Guarantor is validly existing and in good standing as a sociedad anónima de capital variable under the laws of the United Mexican States;

(b) each Credit Party has the power and authority to execute, deliver and perform all obligations under each Transaction Agreement, and the execution and delivery of each Transaction Agreement and the consummation by such Credit Party of the transactions contemplated thereby have been duly authorized by all requisite action on the part of such Credit Party, and each Transaction Agreement has been duly executed and delivered by each Credit Party party thereto;

(c) the execution, delivery and performance by each Credit Party of any such Credit Party’s obligations under each Transaction Agreement do not and will not conflict with, contravene, violate or constitute a default under (i) the organizational documents of such Credit Party, (ii) any lease, indenture, instrument or other agreement to which such Credit Party or such Credit Party’s property is subject (other than the Applicable Contracts as to which we express our opinion in paragraph 3 herein), (iii) any rule, law or regulation to which such Credit Party is subject (other than Applicable Laws of the State of New York and Applicable Laws of the United States of America as to which we express our opinion in paragraph 4 herein) or (iv) any judicial or administrative order or decree of any governmental authority (other than Applicable Orders as to which we express our opinion in paragraph 6 herein); and

Exhibit E

January 27, 2009

(d) no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than Governmental Approvals as to which we express our opinion in paragraph 5 herein) is required to authorize or is required in connection with the execution and delivery by or enforceability against each Credit Party of any Transaction Agreement or the transactions contemplated thereby.

We understand that you are separately receiving opinions, with respect to certain of the foregoing assumptions from Lic. Ramiro G. Villarreal Morales, General Counsel of each Credit Party, and we are advised that such opinions contain qualifications. Our opinions herein stated are based on the assumptions specified above, and we do not express any opinion as to the effect on the opinions herein stated of the qualifications contained in such other opinions.

This opinion is being furnished only to you in connection with the Transaction Agreements and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without our prior written consent; provided that (i) Lic. Ramiro G. Villarreal Morales may rely upon this opinion as to matters of the laws of the State of New York and of the United States of America and in rendering his opinions in connection with the Transaction Agreements; (ii) any Person who becomes a Lender under Section 13.06(b) of the Credit Agreement after the date hereof may rely on this opinion as if it were originally addressed to such Lender and delivered on the date hereof; and (iii) this opinion may be disclosed by a Lender to any Person that is a potential transferee or assignee of such Lender, but such Person shall not rely upon this opinion unless and until it becomes a Lender under Section 13.06(b) of the Credit Agreement and in such case clause (ii) above shall apply. We do not assume any obligation to revise or supplement this opinion letter should any factual matters change or other transactions occur or should any laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.

Very truly yours,

Exhibit E

Schedule I to the

Opinion of Special Counsel

The following parties:

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO

BBVA BANCOMER, as Administrative Agent;

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO

FINANCIERO BBVA BANCOMER, as Joint Arranger and Joint Bookrunner;

CITIGROUP GLOBAL MARKETS INC., as Joint Arranger and Joint Bookrunner;

HSBC SECURITIES (USA) INC., as Joint Arranger and Joint Bookrunner;

SANTANDER INVESTMENT SECURITIES INC., as Joint Arranger and Joint Bookrunner;

THE ROYAL BANK OF SCOTLAND PLC, as Joint Arranger and Joint Bookrunner; and

EACH LENDER as of the date hereof.

Exhibit E - Sched. I-1

Schedule II to the

Opinion of Special Counsel

Applicable Contracts

(1)	Indenture, dated as of October 1, 1999, among CEMEX, S.A.B. de C.V. (formerly, CEMEX, S.A. de C.V.) (“CEMEX”), as issuer, CEMEX México, S.A. de C.V. (formerly, Serto Construcciones, S.A. de C.V. and successor guarantor to TOLMEX, S.A. de C.V., Cemento Portland Nacional, S.A. de C.V., and Cementos Mexicanos, S.A. de C.V.) (“CEMEX México”) and Empresas Tolteca de México, S.A. de C.V. (“Empresas Tolteca”), as guarantors, and U.S. Bank Trust National Association, as trustee, relating to U.S.$200,000,000 original aggregate principal amount of 9.625% Notes due 2009 of CEMEX, as amended by the First Supplemental Indenture, dated as of April 17, 2002, the Second Supplemental Indenture, dated as of October 4, 2004, and the Third Supplemental Indenture, dated as of October 20, 2006.

(2)	Credit Agreement, dated as of May 31, 2005, by and among CEMEX, as borrower, CEMEX México and Empresas Tolteca, as guarantors, the several lenders party thereto, Barclays Bank PLC, New York Branch, as administrative agent, Barclays Capital, The Investment Banking Division of Barclays Bank PLC, as joint lead arranger and joint bookrunner, and Citigroup Global Markets Inc., as documentation agent, joint lead arranger and joint bookrunner, for an aggregate principal amount of U.S.$1,200,000,000, as amended by Amendment No. 1 thereto, dated as of June 19, 2006, the Amendment and Waiver Agreement, dated as of November 30, 2006, the Third Amendment to Credit Agreement, dated as of May 9, 2007, the Limited Waiver Agreement, dated as of November 30, 2007, the Fourth Amendment to Credit Agreement, dated as of December 19, 2008 and the Fifth Amendment to Credit Agreement, dated as of January 22, 2009.

(3)	Amended and Restated Credit Agreement, dated as of June 6, 2005, by and among CEMEX, as borrower, CEMEX México and Empresas Tolteca, as guarantors, Barclays Bank PLC, New York Branch, as issuing bank and documentation agent, ING Bank N.V., as issuing bank, the several lenders party thereto, and Barclays Capital, The Investment Banking Division of Barclays Bank PLC, as joint bookrunner, Citigroup Global Markets Inc., as joint bookrunner and syndication agent, and ING Capital LLC, as joint bookrunner and administrative agent, for an aggregate principal amount of U.S.$700,000,000, as amended by Amendment No. 1. dated as of June 21, 2006, the Amendment and Waiver Agreement, dated as of December 1, 2006, the Third Amendment to Credit Agreement, dated as of May 9, 2007, the Waiver Agreement, dated as of November 30, 2007, the Fourth Amendment to Credit Agreement, dated as of December 19, 2008 and the Fifth Amendment to Credit Agreement, dated as of January 22, 2009.

(4)	U.S.$700,000,000 Amended and Restated Facilities Agreement, dated as of December 19, 2008, for New Sunward Holding B.V. (“NSH”) as borrower, CEMEX, CEMEX Mexico and Empresas Tolteca as guarantors and Citibank, N.A. as agent, and the Amendment dated as of January 23, 2009.

(5)	Note Indenture, dated as of December 18, 2006, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX México and NSH with respect to the issuance of U.S. $900,000,000 Callable Perpetual Dual-Currency Notes, with The Bank of New York as Trustee.

A-1

January 27, 2009

(6)	Note Indenture, dated as of December 18, 2006, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX México and NSH with respect to the issuance of U.S. $350,000,000 Callable Perpetual Dual-Currency Notes, with The Bank of New York as Trustee.

(7)	Note Indenture, dated as of February 12, 2007, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX México and NSH with respect to the issuance of U.S. $750,000,000 Callable Perpetual Dual-Currency Notes, with The Bank of New York as Trustee.

(8)	Note Indenture, dated as of May 9, 2007, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX México and NSH with respect to the issuance of €730,000,000 Callable Perpetual Dual-Currency Notes, with The Bank of New York as Trustee.

(9)	Senior Unsecured Maturity Loan “A” Agreement, dated as of December 19, 2008, by and among NSH, CEMEX, CEMEX México, HSBC Securities (USA) Inc., as sole structuring agent, HSBC Securities (USA) Inc., Banco Santander, S.A., and The Royal Bank of Scotland Plc, each as joint lead arranger and joint bookrunner, ING Capital LLC, as administrative agent, and the several lenders party thereto for an aggregate principal amount of U.S. $525,000,000, and the First Amendment to Maturity Loan “A” Agreement, dated as of January 22, 2009.

(10)	Senior Unsecured Maturity Loan “B” Agreement, dated as of December 19, 2008, by and among NSH, CEMEX, CEMEX México, HSBC Securities (USA) Inc., as sole structuring agent, HSBC Securities (USA) Inc., Banco Santander, S.A., and The Royal Bank of Scotland Plc, each as joint lead arranger and joint bookrunner, ING Capital LLC, as administrative agent, and the several lenders party thereto for an aggregate principal amount of U.S. $525,000,000, and the First Amendment to Maturity Loan “B” Agreement, dated as of January 22, 2009.

(11)	Credit Agreement, dated as of June 25, 2008, among CEMEX, as borrower, CEMEX México, as guarantor, and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch as lender for an aggregate principal amount of US $500,000,000 as amended by First Amendment to Credit Agreement, dated as of December 19, 2008 and Second Amendment to Credit Agreement, dated as of January 22, 2009.

Sched. II - 2

Exhibit A to the

Opinion of New York Counsel

[ATTACHED SEPARATELY]

A-1

Exhibit B to the

Opinion of New York Counsel

[ATTACHED SEPARATELY]

B-1

Exhibit F to the

Opinion of Special Counsel

CEMEX, S.A.B. de C.V.

Officer’s Certificate

January 27, 2009

I, Humberto Francisco Lozano Vargas, am the duly elected, qualified and acting Corporate Financing Director of CEMEX, S.A.B. de C.V. (“CEMEX”), a sociedad anónima bursátil de capital variable organized and existing pursuant to the laws of the United Mexican States (“Mexico”), and the principal financial officer (referred to herein as the “Chief Financial Officer”) of its subsidiaries CEMEX México, S.A. de C.V. (“CEMEX México”), a sociedad anonima de capital variable organized and existing pursuant to the laws of Mexico and CEMEX Concretos S.A. de C.V. (“CEMEX Concretos”), a sociedad anonima de capital variable organized and existing pursuant to the laws of Mexico. I understand that pursuant to Section 4.01(b)(i) of the Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among CEMEX as borrower, CEMEX Mexico and CEMEX Concretos, as guarantors, the several Lenders party thereto, as lenders, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as administrative agent, and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as administrative agent, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Santander Investment Securities Inc. and The Royal Bank of Scotland PLC as Joint Arrangers and Joint Bookrunners, that Skadden, Arps, Slate, Meagher & Flom LLP (“SASM&F”) is rendering an opinion (the “Opinion”) to the Administrative Agent and the Lenders listed on Schedule I to the Opinion. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to those terms in the Opinion. I further understand that SASM&F is relying on this officer’s certificate and the statements made herein in rendering such Opinion.

With regard to the foregoing, on behalf of the Credit Parties, I hereby certify that:

(a) I am familiar with the business of the Credit Parties and their subsidiaries, and due inquiry has been made of all persons, including persons in the office of the General Counsel, deemed necessary or appropriate to verify or confirm the statements contained herein.

(b) SASM&F may rely on the respective representations and warranties that the Credit Parties have made in the Credit Agreement, each other Transaction Document and each of the certificates delivered pursuant thereto. I have made a careful review of each of such representations and warranties and hereby confirm, to the best of my knowledge and belief, that such representations and warranties are true, correct and complete on and as of the date of this certificate.

(c) The execution and delivery by each Credit Party of the Transaction Documents to which it is a party and the performance by each Credit Party of their respective obligations thereunder, each in accordance with its terms, do not (i) constitute a violation of, or a default under, any agreement or instrument to which any Credit Party is a party or by which any Credit Party is bound or (ii) cause the creation of any security interest upon any property of the Credit Parties pursuant to any agreement or instrument to which any Credit Party is a party or by which any Credit Party is bound.

Exhibit F

(d) Less than twenty-five percent (25%) of the assets of each Credit Party and its subsidiaries on a consolidated basis and on an unconsolidated basis consist of Margin Stock.

(e) Each Credit Party is primarily engaged directly, or indirectly through Majority-Owned Subsidiaries, in the business of producing, distributing, marketing and selling cement, ready-mix concrete and/or clinker; and each Credit Party (i) is not and does not hold itself out as being engaged primarily, nor does it propose to engage primarily, in the business of investing, reinvesting or trading in Securities, (ii) has not and is not engaged in, and does not propose to engage in, the business of issuing Face-Amount Certificates of the Installment Type and has no such certificate outstanding and (iii) does not own or propose to acquire Investment Securities having a Value exceeding forty percent (40%) of the Value of the total assets of the respective Credit Party (exclusive of Government Securities and cash items) on an unconsolidated basis.

(f) Each Credit Party does not own or operate facilities used for the generation, transmission, or distribution of electric energy for sale (“Electric Utility Facilities”).

(g) Each Credit Party does not own or operate facilities used for the distribution of natural or manufactured gas for heat, light, or power (“Gas Utility Facilities”).

(h) None of the Credit Parties or any of their subsidiaries, directly or indirectly, or through one or more intermediary Companies, owns, controls, or holds with power to vote (a) ten percent (10%) or more of the outstanding Voting Securities of any Company that owns or operates any Electric Utility Facilities or Gas Utility Facilities, or (b) any other interest, directly or indirectly, or through one or more intermediary entities, in (i) any Company that owns or operates any Electric Utility Facilities or Gas Utility Facilities, or (ii) any of the foregoing types of entities that have received notice of the sort described in paragraph 9 below.

(i) As used in paragraph (d) of this certificate, the following terms shall have the following meanings:

“Margin Stock” means: (i) any equity security registered or having unlisted trading privileges on a national securities exchange; (ii) any OTC security designated as qualified for trading in the National Market System under a designation plan approved by the Securities and Exchange Commission; (iii) any debt security convertible into a margin stock or carrying a warrant or right to subscribe to or purchase a margin stock; (iv) any warrant or right to subscribe to or purchase a margin stock; or (v) any security issued by an investment company registered under Section 8 of the Investment Company Act of 1940.

Exhibit F

(j) As used in paragraphs (e) and (j) of this certificate, the following term shall have the following meaning:

“Exempt Fund” means a company that is excluded from treatment as an investment company solely by section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940 (applicable to certain privately offered investment funds).

“Face-Amount Certificate of the Installment Type” means any certificate, investment contract, or other Security that represents an obligation on the part of its issuer to pay a stated or determinable sum or sums at a fixed or determinable date or dates more than 24 months after the date of issuance, in consideration of the payment of periodic installments of a stated or determinable amount.

“Government Securities” means all Securities issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

“Investment Securities” includes all Securities except (A) Government Securities, (B) Securities issued by companies the only shareholders in which are employees and former employees of a company and its subsidiaries, members of the families of such persons and the company and its subsidiaries and (C) Securities issued by Majority-Owned Subsidiaries of the respective Credit Party which are not engaged and do not propose to be engaged in activities within the scope of clause (i), (ii) or (iii) of paragraph (e) of this Certificate or which are exempted or excepted from treatment as an investment company by statute, rule or governmental order (other than Exempt Funds).

“Majority-Owned Subsidiary” of a person means a company 50% or more of the outstanding Voting Securities of which are owned by such person, or by a company which, within the meaning of this paragraph, is a Majority-Owned Subsidiary of such person.

“Security” or “Securities” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferrable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Value” means (i) with respect to Securities owned at the end of the last preceding fiscal quarter for which market quotations are readily available, the market value at the end of such quarter; (ii) with respect to other Securities and assets owned at the end of the last preceding fiscal quarter, fair value at the end of such quarter, as determined in good faith by or under the direction of the board of directors; and (iii) with respect to securities and other assets acquired after the end of the last preceding fiscal quarter, the cost thereof.

Exhibit F

“Voting Security” means any security presently entitling the owner or holder thereof to vote for the election of directors of a company (or its equivalent, e.g., general partner, manager of a limited liability company, etc.).

(k) As used in paragraphs (h) and (k) of this certificate, the following terms shall have the following meanings:

“Company” or “Companies” means a corporation, limited liability company, partnership, association, joint-stock company, joint venture, trust, or any receiver, trustee, or other liquidating agent of any of the foregoing in its capacity as such.

“Security” or “Securities” means any note, draft, stock, treasury stock, bond, debenture, limited liability company interest, certificate of interest or participation in any profit-sharing agreement or in any oil, gas, other mineral royalty or lease, any collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, receiver’s or trustee’s certificate, or, in general, any instrument commonly known as a “security”; or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, assumption of liability on, or warrant or right to subscribe to or purchase, any of the foregoing.

“Voting Security” or “Voting Securities” means any Security presently entitling the owner or holder thereof to vote in the direction or management of the affairs of a Company, or any Security issued under or pursuant to any trust, agreement, or arrangement whereby a trustee or trustees or agent or agents for the owner or holder of such Security are presently entitled to vote in the direction or management of the affairs of a Company; and a specified per centum of the outstanding Voting Securities of a Company means such amount of the outstanding Voting Securities of such Company as entitles the holder or holders thereof to cast said specified per centum of the aggregate votes which the holders of all the outstanding Voting Securities of such Company are entitled to cast in the direction or management of the affairs of such Company.

(l) No Credit Party is organized and existing under the laws of the United States of America.

(m) Reference is hereby made to Section 8.07 of the U.S.$ 1,200,000,000 Credit Agreement, Section 9.07 of the U.S.$ 700,000,000 Credit Agreement, Section 21.26(a) of the NSH U.S.$ 700,000,000 Credit Agreement, Section 8.07 of each of the Maturity Loan “A” Agreement and the Maturity Loan “B” Agreement and Section 8.07 of the BBVA (PEZ) Agreement. The weighted average life to maturity of the Loans under the Credit Agreement will not be less than the remaining weighted average life to maturity of the Debt under the Existing Bilateral Facilities (as defined in the Credit Agreement) and the Borrower will apply the proceeds of the Loans to the repayment, prepayment or other discharge of the Existing Bilateral Facilities within fifteen days of the Incurrence of the Debt constituting the Loans.

Exhibit F

IN WITNESS THEREOF, I have executed this certificate on the date first mentioned above.

By:
Name:	Humberto Francisco Lozano Vargas
Title:	Corporate Financing Director

[SIGNATURE PAGE – CFD OPINION CERTIFICATE TO

SASMF OPINION TO JOINT BILATERAL FACILITY AGREEMENT]

Exhibit B to the

Opinion of Special Counsel

CEMEX, S.A.B. de C.V.

Officer’s Certificate

January 27, 2009

I, Ramiro G. Villarreal Morales, am the duly elected, qualified and acting General Counsel of CEMEX, S.A.B. de C.V. (“CEMEX”), a sociedad anónima bursátil de capital variable organized and existing pursuant to the laws of the United Mexican States (“Mexico”), and of its subsidiaries CEMEX México, S.A. de C.V. (“CEMEX México”), a sociedad anonima de capital variable organized and existing pursuant to the laws of Mexico and CEMEX Concretos S.A. de C.V. (“CEMEX Concretos”), a sociedad anonima de capital variable organized and existing pursuant to the laws of Mexico. I understand that pursuant to Section 4.01(b)(i) of the Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among CEMEX as borrower, CEMEX Mexico and CEMEX Concretos as guarantors, the several Lenders party thereto, as lenders, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as administrative agent, and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as administrative agent, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Santander Investment Securities Inc. and The Royal Bank of Scotland PLC as Joint Arrangers and Joint Bookrunners, that Skadden, Arps, Slate, Meagher & Flom LLP (“SASM&F”) is rendering an opinion (the “Opinion”) to the Administrative Agent and the Lenders listed on Schedule I to the Opinion. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to those terms in the Opinion. I further understand that SASM&F is relying on this officer’s certificate and the statements made herein in rendering such Opinion.

With regard to the foregoing, on behalf of the Credit Parties, I hereby certify that:

(a) There is no order of any court or governmental agency or body of the United States of America or the State of New York, in any such case, having jurisdiction over any Credit Party, any of its Subsidiaries or any of its properties that is material to the business or financial condition of such Credit Party and its Subsidiaries, taken as a whole, or that is relevant to the transactions contemplated by the Transaction Documents.

(b) No Governmental Approvals are applicable to any Credit Party that are material to the business or financial condition of the Credit Parties, taken as a whole, or that are relevant to the transactions contemplated by the Transaction Documents.

(c) The agreements listed on Schedule I hereto constitute, on and as of the date of this Certificate, all the material agreements to which the Borrower or either Guarantor is a party or which are binding on the Borrower or either Guarantor that are applicable to transactions of the type contemplated by the Credit Agreement. Except as set forth on Schedule I, such agreements have not been amended, supplemented, or otherwise modified as of the date of this Certificate, except for amendments, supplements or other modifications that are not material. In those cases where an execution version or an agreement has not been provided to you, the version listed is in exactly the same format as the execution version.

IN WITNESS THEREOF, I have executed this certificate on the date first mentioned above.

By:
Name:	Ramiro G. Villarreal Morales
Title:	General Counsel

[SIGNATURE PAGE – GENERAL COUNSEL OPINION CERTIFICATE TO

SASMF OPINION TO JOINT BILATERAL FACILITY AGREEMENT]

Applicable Contracts

(12)	Indenture, dated as of October 1, 1999, among CEMEX, S.A.B. de C.V. (formerly, CEMEX, S.A. de C.V.) (“CEMEX”), as issuer, CEMEX México, S.A. de C.V. (formerly, Serto Construcciones, S.A. de C.V. and successor guarantor to TOLMEX, S.A. de C.V., Cemento Portland Nacional, S.A. de C.V., and Cementos Mexicanos, S.A. de C.V.) (“CEMEX México”) and Empresas Tolteca de México, S.A. de C.V. (“Empresas Tolteca”), as guarantors, and U.S. Bank Trust National Association, as trustee, relating to U.S.$200,000,000 original aggregate principal amount of 9.625% Notes due 2009 of CEMEX, as amended by the First Supplemental Indenture, dated as of April 17, 2002, the Second Supplemental Indenture, dated as of October 4, 2004, and the Third Supplemental Indenture, dated as of October 20, 2006.

(13)	Credit Agreement, dated as of May 31, 2005, by and among CEMEX, as borrower, CEMEX México and Empresas Tolteca, as guarantors, the several lenders party thereto, Barclays Bank PLC, New York Branch, as administrative agent, Barclays Capital, The Investment Banking Division of Barclays Bank PLC, as joint lead arranger and joint bookrunner, and Citigroup Global Markets Inc., as documentation agent, joint lead arranger and joint bookrunner, for an aggregate principal amount of U.S.$1,200,000,000, as amended by Amendment No. 1 thereto, dated as of June 19, 2006, the Amendment and Waiver Agreement, dated as of November 30, 2006, the Third Amendment to Credit Agreement, dated as of May 9, 2007, the Limited Waiver Agreement, dated as of November 30, 2007, the Fourth Amendment to Credit Agreement, dated as of December 19, 2008 and the Fifth Amendment to Credit Agreement, dated as of January 22, 2009 (as so amended, the “U.S.$ 1,200,000,000 Credit Agreement”).

(14)	Amended and Restated Credit Agreement, dated as of June 6, 2005, by and among CEMEX, as borrower, CEMEX México and Empresas Tolteca, as guarantors, Barclays Bank PLC, New York Branch, as issuing bank and documentation agent, ING Bank N.V., as issuing bank, the several lenders party thereto, and Barclays Capital, The Investment Banking Division of Barclays Bank PLC, as joint bookrunner, Citigroup Global Markets Inc., as joint bookrunner and syndication agent, and ING Capital LLC, as joint bookrunner and administrative agent, for an aggregate principal amount of U.S.$700,000,000, as amended by Amendment No. 1 thereto, dated as of June 21, 2006, the Amendment and Waiver Agreement, dated as of December 1, 2006, the Third Amendment to Credit Agreement, dated as of May 9, 2007, the Waiver Agreement, dated as of November 30, 2007, the Fourth Amendment to Credit Agreement, dated as of December 19, 2008 and the Fifth Amendment to Credit Agreement, dated as of January 22, 2009 (as so amended, the “U.S.$ 700,000,000 Credit Agreement”).

(15)	U.S.$700,000,000 Amended and Restated Facilities Agreement*, dated as of December 19, 2008, for New Sunward Holding B.V. (“NSH”) as borrower, CEMEX, CEMEX Mexico and Empresas Tolteca as guarantors and Citibank, N.A. as agent, and the Amendment Agreement dated as of January 23, 2009 (as so amended, the “NSH U.S.$ 700,000,000 Credit Agreement”).

(16)	Note Indenture, dated as of December 18, 2006, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX México and NSH with respect to the issuance of U.S. $900,000,000 Callable Perpetual Dual-Currency Notes, with The Bank of New York as Trustee.

[SIGNATURE PAGE – GENERAL COUNSEL OPINION CERTIFICATE TO

SASMF OPINION TO JOINT BILATERAL FACILITY AGREEMENT]

(17)	Note Indenture, dated as of December 18, 2006, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX México and NSH with respect to the issuance of U.S. $350,000,000 Callable Perpetual Dual-Currency Notes, with The Bank of New York as Trustee.

(18)	Note Indenture, dated as of February 12, 2007, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX México and NSH with respect to the issuance of U.S. $750,000,000 Callable Perpetual Dual-Currency Notes, with The Bank of New York as Trustee.

(19)	Note Indenture, dated as of May 9, 2007, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX México and NSH with respect to the issuance of €730,000,000 Callable Perpetual Dual-Currency Notes, with The Bank of New York as Trustee.

(20)	Senior Unsecured Maturity Loan “A” Agreement, dated as of December 19, 2008, by and among NSH, CEMEX, CEMEX México, HSBC Securities (USA) Inc., as sole structuring agent, HSBC Securities (USA) Inc., Banco Santander, S.A., and The Royal Bank of Scotland Plc, each as joint lead arranger and joint bookrunner, ING Capital LLC, as administrative agent, and the several lenders party thereto for an aggregate principal amount of U.S. $525,000,000, and the First Amendment to Maturity Loan “A” Agreement, dated as of January 22, 2009 (as so amended, the “Maturity Loan “A” Agreement”).

(21)	Senior Unsecured Maturity Loan “B” Agreement, dated as of December 19, 2008, by and among NSH, CEMEX, CEMEX México, HSBC Securities (USA) Inc., as sole structuring agent, HSBC Securities (USA) Inc., Banco Santander, S.A., and The Royal Bank of Scotland Plc, each as joint lead arranger and joint bookrunner, ING Capital LLC, as administrative agent, and the several lenders party thereto for an aggregate principal amount of U.S. $525,000,000, and the First Amendment to Maturity Loan “B” Agreement, dated as of January 22, 2009 (as so amended, the “Maturity Loan “B” Agreement”).

(22)	Credit Agreement, dated as of June 25, 2008, among CEMEX, as borrower, CEMEX México, as guarantor, and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch as lender for an aggregate principal amount of US $500,000,000 as amended by First Amendment to Credit Agreement, dated as of December 19, 2008 and Second Amendment to Credit Agreement, dated as of January 22, 2009 (as so amended, the “BBVA (PEZ) Agreement”).

*	The Facilities Agreement referred to in Item 4 is governed by English law.

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